UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ADESA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, $0.01 par value per share of ADESA, Inc.
	(2)	Aggregate number of securities to which transaction applies:

94,597,180 shares of ADESA common stock comprised of (a) 90,136,438 shares of ADESA common stock; (b) options to purchase 4,060,239 shares of ADESA common stock assumed to be outstanding as of the effective time of the merger; and (c) 400,503 restricted stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Each outstanding share of ADESA common stock will be converted into the right to receive $27.85 as a result of the merger described in this proxy statement. For purposes of calculating the filing fee, each outstanding option to acquire ADESA common stock is deemed exercised and the per share merger consideration deemed received is determined by subtracting the weighted-average exercise price of $22.42 from $27.85. Also, for purposes of calculating the filing fee, each outstanding restricted stock unit is deemed converted into one share of ADESA common stock.

	(4)	Proposed maximum aggregate value of transaction:
$2,543,499,687.
	(5)	Total fee paid:
$272,155.
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
N/A
	(2)	Form, Schedule or Registration Statement No.:
N/A
	(3)	Filing Party:
N/A
	(4)	Date Filed:
N/A
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

[              ], 2007

Dear Fellow Stockholders:

On behalf of our board of directors and management, we cordially invite you to attend a special meeting of stockholders to be held on [            ], 2007, at 10:00 a.m., local time, at our executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve an agreement and plan of merger providing for the acquisition of ADESA by KAR Holdings, Inc., a wholly-owned subsidiary of KAR Holdings II, LLC, an entity controlled by a group of private equity funds consisting of Kelso & Company, GS Capital Partners VI, L.P., an affiliate of Goldman Sachs, ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. If the merger is completed, you will have the right to receive $27.85 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

At the special meeting you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Our board of directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) determined that the merger and the merger agreement are advisable, fair to and in the best interests of the company and our stockholders, and has unanimously (excluding the recused directors Messrs. Gartzke and Sales) adopted and approved the merger agreement. Accordingly, our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR’’ the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Your vote is important. We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock entitled to vote adopt and approve the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card, or submit your proxy or instructions by phone or the Internet to ensure that your shares will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

In the materials accompanying this letter, you will find a notice of the special meeting, a proxy statement that provides you with more detailed information about the proposed merger and a proxy card or voting instruction card. We encourage you to read the entire document, including the annexes, carefully.

Sincerely,

David G. Gartzke
Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                  ], 2007, and is first being mailed to our stockholders on or about [              ], 2007.

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [        ], 2007

Dear Stockholders:

PLEASE TAKE NOTICE that a special meeting of stockholders of ADESA, Inc., a Delaware corporation (the “Company”), will be held on [       ], 2007, at 10:00 a.m., local time, at the Company’s executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032, for the following purposes:

1.     To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 22, 2006, by and among the Company, KAR Holdings II, LLC, a Delaware limited liability company (“Buyer”), KAR Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”), and KAR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”) (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Holdings (the “Merger”);

2.     To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

3.     To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is [        ], 2007. Only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

We urge you to read the accompanying proxy statement and the referenced annexes carefully as they set forth details of the Merger and other important information related to the Merger.

Your vote is important, regardless of the number of shares of our common stock you own. The adoption and approval of the Merger Agreement requires the affirmative approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The proposal relating to the adjournment and postponement of the special meeting requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or voting instruction card or submit your proxy or instructions by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or voting instruction card or fail to submit your proxy or instructions by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption and approval of the Merger Agreement, but will not affect the outcome of the vote regarding the proposal to adjourn or postpone the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at 9:30 a.m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders who do not vote in favor of the adoption and approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of the Delaware General Corporation Law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY OR INSTRUCTIONS BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

George J. Lawrence
Executive Vice President,
General Counsel and Corporate Secretary
[ ], 2007
Carmel, Indiana

i

ii

ANNEX B-3: LIMITED GUARANTEE OF PARTHENON INVESTORS II, L.P. AND INSURANCE AUTO AUCTIONS, INC.
ANNEX B-4: LIMITED GUARANTEE OF VALUEACT CAPITAL MASTER FUND, L.P.
ANNEX C: OPINION OF CREDIT SUISSE SECURITIES (USA) LLC
ANNEX D: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS

iii

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF ADESA, INC.
TO BE HELD [                 ], 2007

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information contained elsewhere in this proxy statement and the attached annexes. This summary does not purport to contain a complete statement of all material information relating to the merger agreement, the merger, and the other matters discussed herein, and is subject to, and is qualified in its entirety by, the more detailed information contained in or attached to this proxy statement. Where appropriate, items in this summary contain a cross reference directing you to a more complete description included elsewhere in this proxy statement. Our stockholders should carefully read this proxy statement in its entirety, as well as all annexes attached to this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us,” “ADESA,” the “Company” and similar words in this proxy statement refer to ADESA, Inc. In addition, we refer to KAR Holdings II, LLC as “Buyer,” KAR Holdings, Inc. as “Holdings,” KAR Acquisition, Inc. as “Merger Sub,” and Buyer, Holdings and Merger Sub collectively as “Buyer Parties.” Furthermore, we refer to Kelso & Company and Kelso Investment Associates VII, L.P. collectively as “Kelso;” GS Capital Partners VI, L.P. together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG as “GSCP;” Parthenon Investors II, L.P. as “Parthenon;” ValueAct Capital Master Fund, L.P. as “ValueAct;” and Kelso, GSCP, Parthenon and ValueAct collectively, with their permitted assigns, as the “Equity Sponsors.” Finally, we refer to Insurance Auto Auctions, Inc. as “IAAI.”

The Merger Agreement

The Parties to the Merger (page 24)

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032
(800) 923-3725

We are North America’s largest publicly-traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing.

KAR Holdings II, LLC
KAR Holdings, Inc.
KAR Acquisition, Inc.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
(212) 751-3939

Buyer is a newly formed Delaware limited liability company. Holdings is a newly organized Delaware corporation and a wholly-owned subsidiary of Buyer. Merger Sub is a newly organized Delaware corporation, a wholly-owned subsidiary of Holdings and an indirect wholly-owned subsidiary of Buyer. Buyer Parties were organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions, and have not engaged in any business except activities incidental to their formation and in connection with the transactions contemplated by the merger agreement, including the financing thereof. Buyer is controlled by the Equity Sponsors.

The Merger (page 26)

You are being asked to vote for the adoption and approval of the merger agreement that we entered into with Buyer Parties on December 22, 2006. As a result of the merger, we will cease to be an independent, publicly-traded company, and will instead continue as a wholly-owned subsidiary of Holdings.

Effective Time of the Merger; Marketing Period (page 68)

The merger will become effective at the time we, Holdings and Merger Sub file the certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). In order to consummate the merger, we must obtain stockholder approval and the other closing conditions described under “Conditions to the Merger” on page 82, must be satisfied or waived; except that Buyer Parties will not be required to effect the closing until the earlier to occur of a date during the “marketing period” (as defined under “The Merger Agreement—Effective Time of the Merger; Marketing Period” on page 68) specified by Buyer on not less than two business days’ notice to us and the final day of the marketing period. The marketing period under the merger agreement commences after we have obtained stockholder approval and the required regulatory approvals, satisfied the other closing conditions under the merger agreement and provided Buyer with certain required financial information in connection with the high-yield debt offering contemplated by Buyer’s debt commitment letters. The merger agreement provides that the marketing period will commence no earlier than March 30, 2007 and will last 30 consecutive days, but may be extended or terminated under certain circumstances. To the extent that Buyer does not need the benefit of the marketing period to market and place the high-yield debt, it may, in its sole discretion, close the merger prior to the expiration of the marketing period if all of the closing conditions under the merger agreement are otherwise satisfied or waived.

Payment for the Shares (page 69)

If the merger is completed, at the effective time of the merger, each share of our common stock (other than shares owned by us, Buyer Parties, any of our direct or indirect wholly-owned subsidiaries, and any direct or indirect wholly-owned subsidiary of Buyer Parties, and other than shares of common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive $27.85 in cash, without interest and less any applicable withholding taxes.

Stock Options; Restricted Stock Units (page 69)

Upon consummation of the merger, all outstanding options to acquire our common stock will be accelerated and fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $27.85 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, all restricted stock units will be accelerated and fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $27.85, without interest and less any applicable withholding taxes. See “The Merger Agreement—Stock Options” and “The Merger Agreement—Restricted Stock Units” on page 69 and page 70, respectively.

No Solicitation of Transactions (page 77)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries. However, under certain limited circumstances, our board of directors may take certain actions with respect to an unsolicited bona fide written proposal relating to an “alternative transaction” (as defined under “The Merger Agreement—No Solicitation of Transactions” on page 77) if (i) our board of directors determines that such proposal constitutes or could be reasonably expected to lead to a “superior proposal” (as defined under The Merger Agreement—Recommendation Withdrawal; Termination in Connection with a Superior Proposal” on page 78), (ii) our board of directors determines in good faith that it must respond to such proposal in order to comply with its fiduciary duties to our stockholders, and (iii) the receipt of such proposal did not result from a breach of our non-solicitation obligations under the merger agreement. See “The Merger Agreement—No Solicitation of Transactions” on page 77.

Conditions to the Merger (page 82)

The consummation of the merger depends on the satisfaction or waiver of the following conditions:

•       the merger agreement and the merger must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•       no temporary restraining order, injunction, or other legal restraint or prohibition that prevents the merger, or any statute, rule, regulation or order that makes the consummation of the merger illegal, shall be in effect;

•       the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), or any other foreign antitrust or combination law and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a governmental authority to consummate the merger shall have expired, been terminated, made or obtained, as applicable;

•       the total number of shares held by stockholders who have demanded and validly perfected appraisal rights for such shares under the DGCL shall not exceed 20% of the issued and outstanding shares of our common stock as of the effective time of the merger;

•       the representations and warranties made by Buyer Parties and by us in the merger agreement must be true and correct, subject to certain materiality qualifications, as described under “The Merger Agreement—Conditions to the Merger,” beginning on page 82; and

•       we and Buyer Parties must have performed in all material respects all obligations that each of us is required to perform under the merger agreement.

Termination of the Merger Agreement (page 83)

The merger agreement may be terminated:

•       by our and Buyer’s mutual written consent;

•       by either Buyer or us if:

•        the merger is not completed on or before June 21, 2007, or (if the marketing period has started but has not ended on or prior to June 21, 2007) the earlier of the end of the marketing period and July 20, 2007, which we refer to in this proxy as the “final date,” or (if the marketing period has commenced but not ended on or prior to July 20, 2007 but could end on or prior to July 30, 2007), we have the sole right to extend the final date until the end of the marketing period, but in no event may the final date be extended beyond July 30, 2007 for any reason;

•        any court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling that effectively permanently restrains, enjoins or otherwise prohibits the merger; or

•        at the special meeting (including any adjournment or postponement thereof), our stockholders do not approve the merger (except we may not terminate the merger agreement based on this reason if the failure to obtain such approval is caused by or related to our material breach of the merger agreement);

•       by Buyer if:

•        our board amends, modifies or withdraws its recommendation in favor of the merger, as further described in  “The Merger Agreement—Recommendation Withdrawal; Termination in Connection with a Superior Proposal” on page 78;

•        our board adopts a formal resolution approving or recommends to our stockholders an alternative transaction, or publicly announces that it has received a superior proposal;

•        prior to the date of the special meeting, we provide Buyer with notice of our intention to terminate the merger agreement based upon our board’s good faith determination that it has received a superior proposal;

•        we fail to include our board’s recommendation of the merger in this proxy statement;

•        our board fails to recommend against a third party tender or exchange offer relating to our common stock that, if consummated, would constitute an alternative transaction within ten business days of the commencement of such tender or exchange offer;

•        our board publicly announces that it has received a proposal (other than a tender offer or exchange offer described above) relating to an alternative transaction and has determined that such proposal constitutes or could reasonably be expected to lead to a superior proposal and, within ten business days of such public announcement (or a longer period of time, if deemed necessary by our board to comply with its fiduciary duties, but no later than five business days prior to the date the stockholder vote is held at the special meeting), our board has not made a further public announcement stating that it both recommends against the third party proposal (or indicated that such proposal has been withdrawn and negotiations terminated) and reconfirms its recommendation of the merger; or

•        we materially and intentionally breach any of our obligations under the merger agreement to:

•       not (and cause each of our subsidiaries not to) authorize or permit any of our or our subsidiaries’ representatives to, directly or indirectly:

•       initiate, solicit, knowingly encourage (including by way of furnishing non-public information) or take any action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an alternative transaction;

•       enter into any discussions or negotiate with (or provide non-public information to or otherwise afford access to our or our subsidiaries’ properties, books or records) any third party in connection with any proposal relating to an alternative transaction;

•       agree to enter into any letter of intent or similar agreement in principle or other contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an alternative transaction; or

•       grant any waiver or release to any person under any standstill or similar agreement to which we are a party;

•       cease (and cause our subsidiaries and our respective representatives to cease) immediately and cause to be terminated any discussions or negotiations with third parties relating to any alternative transaction that were conducted prior to our signing the merger agreement;

•       promptly notify Buyer orally and in writing of the material terms (including the identity of the third party) of any proposals received relating to any alternative transaction, any material changes relating thereto or any other requests for information, discussions or negotiations relating thereto;

•       notify our representatives of the non-solicitation restrictions contained in the merger agreement and use our reasonable best efforts to ensure our and our subsidiaries’ representatives do not violate any such restrictions;

•       prior to furnishing information to or entering into discussions with a third party in connection with a proposal relating to an alternative transaction, provide written notice to Buyer of our actions; provide to Buyer any non-public information concerning us or our subsidiaries that is provided to the third party and was not previously provided to Buyer; and execute a confidentiality agreement with the third party on terms that are comparable to and no less restrictive than the confidentiality agreement between us and Kelso;

•       not (i) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar contract relating to any alternative transaction or (ii) approve or recommend or publicly propose to approve or recommend any alternative transaction; provided, that if, prior to the receipt of stockholder approval, our board determines in good faith, after consultation with its outside legal counsel and financial advisor, that a superior proposal has been made, our board may (A) approve or recommend such superior proposal, (B) cause us to enter into a binding definitive agreement with respect to such superior proposal, or (C) terminate the merger agreement prior to the special meeting; provided, further that prior to taking any of the foregoing actions, we (x) provide Buyer with at least five business days prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (y) cooperate and negotiate with Buyer during such five business day period (or any extension for an additional five business days if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (z) consider any revised proposal made by Buyer before determining in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal; or

•       our board formally resolves to take, or publicly announces an intention to take, any of the foregoing actions;

•       by Buyer, if Buyer is not in material breach of the merger agreement, if we materially breach any of our representations, warranties, covenants or agreements set forth in the merger agreement that would cause the closing conditions specific to us to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured); or

•       by us, if:

•        prior to the special meeting, our board determines in good faith, after consultation with its outside legal counsel and financial advisor, that a superior proposal has been made (subject to the requirement that we have (A) provided Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (B) cooperated and negotiated with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (C) considered any revised proposal made by Buyer before determining in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal);

•        Buyer materially breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement that would cause the closing conditions specific to Buyer Parties to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured), except that we may not terminate the merger agreement based on this reason if:

•       we are in material breach of the merger agreement; or

•       if Buyer Parties’ material breach is with respect to the financing representation or financing covenant, if (i) the marketing period either has not commenced or ended at the time we would have a right to terminate for such material breach, and (ii) Buyer Parties are using their reasonable best efforts to obtain the financing and the financing is reasonably likely to be obtained prior to the end of the marketing period; or

•        the mutual conditions and the conditions to Buyer Parties’ obligation to close have been satisfied (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger) and on the last day of the marketing period, none of Buyer Parties have received sufficient financing to consummate the merger and our failure to fulfill any of our obligations under the merger agreement has not been a principal cause of or reasonably resulted in the failure of Buyer Parties to have received such financing by the last day of the marketing period.

Termination Fee Payable to Us (page 86)

The merger agreement provides that Buyer will pay to us a termination fee of $40 million if all of the conditions to Buyer’s obligation to consummate the merger have been satisfied (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required be satisfied at the effective time of the merger), and the merger agreement is terminated:

•       by us or Buyer if the merger is not consummated by the final date as a result of Buyer Parties’ failure to obtain sufficient financing to consummate the merger and the other transactions contemplated by the merger agreement by the end of the marketing period;

•       by us (if we are not in material breach of the merger agreement at the time of termination) in connection with a material breach by Buyer related to Buyer Parties’ failure to obtain sufficient financing by the end of the marketing period, or Buyer Parties’ material and intentional breach of their financing representations or financing covenants under the merger agreement, and in either case, such breach would cause the closing conditions specific to Buyer Parties to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured), unless, if Buyer Parties’ material breach is with respect to the financing representation or financing covenant, if:

•        the marketing period either has not commenced or ended at the time we would have a right to terminate the merger agreement for such material breach; and

•        Buyer Parties are using their reasonable best efforts to obtain the financing and the financing is reasonably likely to be obtained prior to the end of the marketing period; or

•       by us, if, on the last day of the marketing period, none of Buyer Parties have received sufficient financing to consummate the merger and our failure to fulfill any of our obligations under the merger agreement has not been a principal cause of or reasonably resulted in the failure of Buyer Parties to have received such financing by the last day of the marketing period.

Termination Fee Payable to Buyer (page 87)

The merger agreement provides that we will pay Buyer a termination fee of $40 million if the merger agreement is terminated (i) by us, prior to the special meeting, in connection with a superior proposal (subject to the requirement, among others, that we provide Buyer with notice of our intent to terminate the merger agreement based upon our receipt of a superior proposal and a five business day period to match the material terms of the superior proposal); or (ii) by Buyer if:

•       our board amends, modifies or withdraws its recommendation in favor of the merger;

•       our board approves or recommends an alternative transaction or publicly announces that it has received a superior proposal;

•       prior to the date of the special meeting, we provide Buyer with notice of our intention to terminate the merger agreement based upon our receipt of a superior proposal;

•       we fail to include our board’s recommendation of the merger in this proxy statement;

•       our board fails to recommend against a third party tender or exchange offer relating to our common stock that, if consummated, would constitute an alternative transaction, within ten business days of the commencement of such tender or exchange offer;

•       our board publicly announces that it has received a proposal (other than a tender offer or exchange offer described above) relating to an alternative transaction and has determined that such proposal constitutes or could reasonably be expected to lead to a superior proposal and, within ten business days of such public announcement (or a longer period of time, if deemed necessary by our board to comply with its fiduciary duties, but no later than five business days prior to the date the stockholder vote is held at the special meeting), our board has not made a further public announcement stating that it both recommends against the third party proposal (or indicated that such proposal has been withdrawn and negotiations terminated) and reconfirms its recommendation of the merger; or

•       we materially and intentionally breach any of our obligations under the merger agreement to:

•        not solicit an alternative transaction, cease all negotiations or communications that could reasonably be expected to lead to an alternative transaction, and notify Buyer of all material terms of any proposals received by us or our subsidiaries relating to any alternative transaction, as described under “The Merger Agreement—No Solicitation of Transactions” on page 77;

•        provide written notice to Buyer of our actions prior to furnishing information to or entering into discussions with a third party in connection with a proposal relating to an alternative transaction, provide to Buyer any non-public information concerning us or our subsidiaries that is provided to the third party and was not previously provided to Buyer, and execute a confidentiality agreement with the third party on terms that are comparable to and no less restrictive than the confidentiality agreement between us and Kelso; or

•        provide Buyer with at least five business days’ prior notice of our intention to terminate the merger agreement based upon our receipt of a superior proposal, negotiate with Buyer during this five business day period (or any extension thereof) and consider any revised proposal made by Buyer, as described under “The Merger Agreement—Recommendation Withdrawal; Termination in Connection with a Superior Proposal” on page 78.

The merger agreement also provides that, unless we are otherwise obligated to pay Buyer a termination fee of $40 million due to any breach described above, we will pay to Buyer 25% of the $40 million termination fee, or $10 million, if the merger agreement is terminated because (i) the merger is not consummated by the final date, (ii) our stockholders fail to approve the merger at the special meeting (including any adjournment or postponement thereof), or (iii) we materially breach the merger agreement; and prior to such termination, an alternative transaction shall have been publicly announced, disclosed or otherwise communicated to our board. We will pay to Buyer the remainder of the termination fee, or $30 million, if, within twelve months of such termination, we recommend to our stockholders, enter into an agreement with respect to, or consummate an alternative transaction. We are not obligated to pay a termination fee of $40 million more than once under any circumstances.

Expenses (page 90)

Our Transaction Expenses (page 90).   If we are not otherwise in material breach of the merger agreement or entitled to a termination fee, Buyer will pay to us our transaction expenses, up to $8 million, if the merger agreement is terminated based upon (i) Buyer’s material breach of any representation, warranty, covenant or agreement in the merger agreement (subject to a 30-day cure period for breaches that, by their nature, may be cured) or (ii) a failure to consummate the merger by the final date following a material breach of the merger agreement by Buyer Parties.

Buyer Transaction Expenses (page 90).   If Buyer Parties are not otherwise in material breach of the merger agreement or entitled to a termination fee, we will pay to Buyer its transaction expenses, up to $8 million, if the merger agreement is terminated (i) because the merger is not consummated by the final date following a material breach of the merger agreement by us or because we failed to hold the special meeting due to a risk of not obtaining stockholder approval, (ii) due to a failure to obtain stockholder approval of the merger, or (iii) based upon our material breach of any representation, warranty, covenant or agreement in the merger agreement (subject to a 30-day cure period for breaches that, by their nature, may be cured).

Recommendation of Our Board of Directors (page 40)

Our board of directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the company and our stockholders. Accordingly, our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the adoption and approval of the merger agreement. Our board of directors also unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Opinion of Credit Suisse Securities (USA) LLC (page 40)

In connection with the proposed merger, our board of directors received and considered the written opinion, dated December 21, 2006, of Credit Suisse Securities (USA) LLC, referred to in this proxy statement as Credit Suisse, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration of $27.85 per share. The full text of Credit Suisse’s written opinion is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse. We engaged Credit Suisse solely to provide an opinion in connection with the merger. Credit Suisse’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration, relates only to the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Financing for the Merger (page 51)

The merger agreement does not contain any condition relating to the receipt of financing by Buyer. We and Buyer Parties estimate that the total amount of funds necessary to consummate the merger and related transactions, the repayment or refinancing of certain existing indebtedness and the payment of customary transaction fees and expenses will be approximately $[   ] billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “The Merger—Financing for the Merger,” beginning on page 51.

The following arrangements are in place for the financing of the merger, including the payment of a portion of the merger consideration and related expenses pursuant to and in accordance with the merger agreement:

Equity Financing.   Buyer has received equity commitment letters from each Equity Sponsor, pursuant to which, subject to the conditions contained therein, the Equity Sponsors have collectively agreed to make or cause to be made cash capital contributions to Buyer of up to $[   ] million. Pursuant to ValueAct’s equity commitment letter, at its election, ValueAct may satisfy a portion of its cash equity commitment through the contribution of shares of our common stock held by ValueAct to Buyer immediately prior to the effective time of the merger.

Debt Financing.   Holdings has received debt commitment letters from Bear Stearns Corporate Lending Inc., UBS Loan Finance LLC, UBS Securities LLC, Goldman Sachs Credit Partners L.P., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively the “Lenders”) to provide (i) up to $[   ] of term loan and revolving credit loans under senior secured credit facilities, (ii) up to $[   ] of senior unsecured loans under a bridge facility and (iii) up to $[   ] of senior subordinated loans under a bridge facility.

Limited Guarantees (page 92)

In connection with the merger agreement, each of the Equity Sponsors entered into a limited guarantee with us under which, among other things, each of the Equity Sponsors has agreed to, severally and not jointly, guarantee the payment, if and when due under the merger agreement, of a pro rata percentage of Buyer Parties’ obligation (i) to pay us a termination fee of $40 million if the merger agreement is terminated under certain circumstances and (ii) to reimburse our transaction expenses, up to $8 million, if the merger agreement is terminated under certain circumstances. The limited guarantees are our sole and exclusive recourse against the Equity Sponsors arising from or related to the merger agreement and transactions contemplated thereby. Copies of the limited guarantees entered into with each of the Equity Sponsors are attached to this proxy statement as Annexes B-1, B-2, B-3 and B-4.

Interests of Our Directors and Executive Officers in the Merger (page 53)

In considering our board’s recommendation of the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Appraisal Rights (page 64)

Under the DGCL, holders of our common stock who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements under the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption and approval of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “The Merger—Appraisal Rights,” beginning on page 64, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Regulatory Approvals (page 67)

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, both Buyer and we have filed notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The merger may not be completed until the applicable waiting period under the HSR Act has expired or been terminated. On January 24, 2007, the parties obtained the required approval under the HSR Act to complete the merger. We are not aware of any approvals that are necessary under foreign antitrust laws.

Material U.S. Federal Income Tax Consequences (page 62)

If you are a U.S. Holder (as defined below in “The Merger—Material U.S. Federal Income Tax Consequences” on page 62), the merger will be treated for U.S. federal income tax purposes as a fully taxable sale of stock by you. Your surrender of shares of our common stock for cash in the merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined below in “The Merger—Material U.S. Federal Income Tax Consequences” on page 62), you generally will not be subject to U.S. federal income tax (including withholding tax) on any gain recognized upon your surrender of shares of our common stock for cash in the merger, unless you have certain connections to the United States. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal tax consequences to you of the merger, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should also consult your own tax advisor regarding the exercise of appraisal rights, the receipt of cash in connection with the cancellation of restricted stock units or stock options, or any other matters relating to equity compensation or benefit plans.

The Special Meeting (page 20)

General (page 20)

The special meeting will be held on [    ], 2007, at 10:00 a.m., local time, at our executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032.

At the special meeting, stockholders will consider and vote on a proposal to adopt and approve the merger agreement, pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into us. The adoption and approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

At the special meeting, you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Record Date (page 20)

Our board of directors has fixed the close of business on [       ], 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Vote Required for a Quorum and Adoption and Approval of the Proposals, Effect of Abstentions and Broker “Non-Votes” (page 20)

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Delisting and Deregistration of Our Common Stock (page 62)

If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

Market Price and Dividend Data for Common Stock (page 93)

Our common stock is listed on the New York Stock Exchange under the symbol “KAR.” On July 26, 2006, the trading date when the board of directors authorized the exploring of possible strategic alternatives for us to enhance stockholder value, our common stock closed at $20.31 per share. On December 21, 2006, the last trading day before we announced that our board of directors approved the merger agreement, our common stock closed at $25.45 per share. On [      ], the last trading day before this proxy statement was printed, our common stock closed at [$   ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The merger agreement provides that, unless consented to in writing by Buyer, after execution of the merger agreement and prior to the effective time of the merger or termination of the merger agreement in accordance with its terms, we will not declare, set aside or pay any dividend or make any other distribution in respect of our or our subsidiaries’ capital stock.

QUESTIONS & ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:             Why am I receiving these materials?

A:               We are providing these proxy materials to you in connection with the solicitation, by our board of directors, of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements thereof. Stockholders are invited to attend the special meeting to be held on [           ] at 10:00 a.m., local time, at our executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032. Our proxy materials are being mailed to stockholders of record on or about [           ], 2007.

Q:             What am I voting for?

A:               We are asking you to vote for the adoption and approval of the merger agreement that we entered into with Buyer Parties on December 22, 2006. As a result of the merger, we will cease to be an independent, publicly-traded company, and will instead continue as a private company and be a wholly-owned subsidiary of Holdings. The adoption and approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. Furthermore, you are being asked to vote to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Q:             What constitutes a quorum at the special meeting?

A:               The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the special meeting. Both votes cast as “ABSTAIN” and broker non-votes are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:             Does the board of directors of ADESA recommend voting in favor of the merger?

A:               Yes. Our board of directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the company and our stockholders. Accordingly, our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the adoption and approval of the merger agreement. Our board of directors also unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. Members of our board of directors considered many factors in reaching this recommendation. See “The Merger—Reasons for the Merger,” beginning on page 36.

Q:             What stockholder approval is required?

A:               Adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of a majority of the outstanding shares of our common stock held by stockholders entitled to vote on [           ], 2007, the record date for the special meeting. The proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote.

Q:             When do you expect the merger to be completed? What is the “marketing period”?

A:               We are working toward completing the merger as quickly as possible and we hope to complete the merger during the second quarter of 2007. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, Buyer Parties are not obligated to complete the merger until the expiration of a 30-consecutive day “marketing period” that Buyer Parties may use to complete their financing for the merger. The marketing period commences after we have obtained our stockholder approval and the required regulatory approvals, satisfied the other closing conditions under the merger agreement and provided Buyer with certain required financial information in connection with the high-yield debt offering contemplated by Buyer’s debt commitment letters. The merger agreement provides that the marketing period will commence no earlier than March 30, 2007 and will last 30 consecutive days, but may be extended or terminated under certain circumstances. To the extent that Buyer does not need the benefit of the marketing period to market and place the high yield debt, it may, in its sole discretion, close the merger prior to the expiration of the marketing period if all of the closing conditions are otherwise satisfied or waived. See “The Merger Agreement—Effective Time of the Merger; Marketing Period,” beginning on page 68.

Q:             What interests do our directors and executive officers have in recommending adoption and approval of the merger agreement?

A:               Our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our other stockholders. These interests may include, among other things, the following: (i) receipt of change in control payments and benefits pursuant to change in control agreements if certain executive officers are terminated by us without cause or they resign for good reason within a specified period of time following the consummation of the merger (except with respect to Messrs. Beaver, Lawrence and Sales, who have elected under their respective change in control agreements to terminate employment and receive a lesser amount of the change in control payment, subject only to the consummation of the merger); (ii) severance agreements with certain executive officers so that if their employment is terminated without cause or they resign for good reason before or after the merger, they would be entitled to severance payments and benefits (but if an executive officer elects to receive change in control payments and benefits pursuant to his or her change in control agreement, such executive officer would not be entitled to receive any severance payments and benefits under his or her severance agreement); (iii) payment of a transaction bonus to our interim Chief Financial Officer in connection with the completion of the merger; and (iv) continuation of certain indemnification arrangements for our directors and executive officers. For additional details, including the amounts that may be received by each of our directors and executive officers, see “The Merger—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 53.

Q:             What will I receive in the merger?

A:               If we complete the merger, you will have the right to receive $27.85 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own unless you properly demand and perfect your appraisal rights as described below under “The Merger—Appraisal Rights,” beginning on page 64.

Q:             If the merger is completed, when can I expect to receive the merger consideration for my shares of ADESA common stock?

A:               Promptly after the completion of the merger, you will receive a letter of transmittal from the paying agent describing how you may exchange your shares of common stock for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions. If you hold your shares in book-entry form (that is, without a stock certificate) the paying agent will automatically send you the merger consideration in exchange for the cancellation of your shares of common stock after the consummation of the merger. If your shares of common stock are held in “street name” by your broker or nominee, you will receive instructions from your broker or nominee as to how to surrender your “street name” shares and receive the merger consideration for those shares.

Q:             Will I receive dividends before the effective time of the merger?

A:               No. The merger agreement provides that prior to the effective time of the merger, except as contemplated by the merger agreement or consented to in writing by Buyer, we will not pay any dividend or make any other distribution in respect of our or our subsidiaries’ capital stock.

Q:             Do I have dissenters’ or appraisal rights?

A:               Yes. Under the DGCL, stockholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully below under “The Merger—Appraisal Rights,” beginning on page 64. Appraisal rights entitle dissenting stockholders, if such rights are perfected, to receive payment in cash for the fair value of their shares of our common stock. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption and approval of the merger agreement and you must follow specific procedures. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. See Annex D for a reproduction of Section 262 of the DGCL, which relates to the appraisal rights of dissenting stockholders. Because of the complexity of law relating to appraisal rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and should consult their own legal advisors.

Q:             What happens if I sell my shares of ADESA common stock before the special meeting?

A:               The record date for the special meeting is earlier than the expected completion date of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transferred your shares.

Q:             Will the merger be taxable to me?

A:               Generally, yes. For U.S. federal income tax purposes, if you are a U.S. Holder your surrender of shares of our common stock for cash in the merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax (including withholding tax) on any gain recognized upon your surrender of shares of our common stock for cash in the merger, unless you have certain connections to the United States. However, we urge you to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 62.

Q:             What regulatory approvals are required?

A:               The consummation of the merger requires that the waiting period, and any extension thereof, under the HSR Act will have been terminated or will have expired and that all material filings and authorizations legally required to be made or obtained with or from a governmental authority to consummate the merger shall have been made or obtained. On January 24, 2007, the parties obtained the required approval under the HSR Act to complete the merger. We are not aware of any approvals that are necessary under foreign antitrust laws.

Q:             Who is and how many shares are entitled to vote?

A:               Any person who held at least one share of our common stock as of the record date, which is the close of business on [      ], 2007, may vote and all shares of our common stock so held on such date may be voted. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are:

•       held directly in your name as the stockholder of record; and

•       held for you as the beneficial owner through a stockbroker, bank or other nominee.

On the record date, we had approximately [           ] shares of common stock issued and outstanding.

Q:             What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:               Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, referred to in this proxy statement as Mellon, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the special meeting?”

Beneficial Owner.   If your shares are held by a broker, dealer, bank or other financial institution that serves as your nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the special meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under the heading “How can I vote my shares without attending the special meeting?”

Q:             How can I vote my shares in person at the special meeting?

A:               Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring photo identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:             How can I vote my shares without attending the special meeting?

A:               Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the special meeting by voting in one of the following manners:

•       on the Internet;

•       by telephone; or

•       by completing and mailing your proxy card or voting instruction card in the enclosed, pre-paid envelope.

Please refer to the proxy card or voting instruction card for more detailed instructions.

If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day through 11:59 p.m., Eastern Time, on the day prior to the day of the special meeting.

Q.              If I am an employee holding shares pursuant to our employee stock purchase plan, how will my shares be voted?

A:               If you are an employee holding stock acquired through our employee stock purchase plan, you will receive a voting instruction card covering all shares held in your individual account. The employee stock purchase plan will vote your shares (i) in accordance with the instructions on your returned instruction card; or (ii) in its discretion on the adoption and approval of the merger agreement and the adjournment or postponement of the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement, if you do not return an instruction card or if you return an instruction card with no instructions.

Q:             Should I send in my stock certificates now?

A:               No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for cash. Please do not send in your stock certificates with your proxy. If you do not hold a physical certificate evidencing your ownership of our common stock, you will receive the merger consideration after consummation of the merger in accordance with the procedures of the paying agent.

Q:             What do I need to do now?

A:               After carefully reading and considering the information contained in this proxy statement, including the annexes, please complete, date and sign your proxy card or voting instruction card and return it in the enclosed return envelope or use the telephone number or Internet voting instructions printed on your proxy card or voting instruction card to vote as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy card or voting instruction card but do not indicate how you want to vote, we will count your proxy card or voting instruction card in favor of adoption and approval of the merger agreement and in favor of adjourning or postponing the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. You can also attend the special meeting and vote, or change your prior vote, in person.

Q:             What if I don’t vote?

A:               If you do not vote, you abstain from voting, or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in “street name,” it will have the same effect as a vote against the adoption and approval of the merger agreement. Therefore, we urge you to vote.

If you do not vote, you abstain from voting, or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in “street name,” it will not affect the outcome of the vote on the proposal regarding the adjournment or postponement of the special meeting.

However, abstention from voting or failure to execute a proxy with respect to adoption and approval of the merger agreement will not be sufficient to constitute a vote against the merger for the purpose of asserting appraisal rights. See Annex D for a reproduction of Section 262 of the DGCL, which relates to the appraisal rights of dissenting stockholders.

Q:             Can I revoke my proxy?

A:               Yes, you can revoke your proxy at any time before it is voted at the special meeting. If you are a record holder of our common stock, you may revoke your proxy before it is voted by:

•        giving notice of revocation to our Corporate Secretary in writing which is dated a later date than your proxy;

•        submitting a duly executed proxy bearing a later date;

•        submitting a new proxy by telephone or through the Internet at a later time, but not later than [        ] or the business day before the meeting date, if the special meeting is adjourned or postponed; or

•        attending the special meeting and voting in person.

If your shares are held in “street name,” you should follow the instructions of your broker, dealer, bank or other financial institution that serves as your nominee regarding revocation of proxies. Simply attending the special meeting without voting will not constitute revocation of a duly executed proxy. See “The Special Meeting—Revocation of Proxies” on page 22.

Q:             How can I obtain admission to the special meeting?

A:               You are entitled to attend the special meeting only if you were one of our stockholders as of the close of business on [           ], 2007, the record date for the special meeting, or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in “street name,” you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:             What does it mean if I receive more than one proxy card or voting instruction card?

A:               It means your shares are registered differently or are in more than one account. To make sure all of your shares of our common stock are voted, please provide voting instructions for all proxy cards and voting instruction cards you receive.

Q:             Who will bear the cost of soliciting votes for the special meeting?

A:               We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have hired Georgeson Inc., referred to in this proxy statement as Georgeson, to assist in the solicitation and distribution of proxies. Georgeson will receive a fee of $8,500, plus reasonable expenses and charges, for these services. In addition, we may reimburse brokerage firms, including Georgeson, and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:             Who will count the vote?

A:               A representative of Mellon will tabulate the votes and act as the inspector of election.

Q:             Who can help answer my questions?

A:               If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our solicitation agent, Georgeson, or our Investor Relations Department:

Georgeson Inc.
17 State Street, 10th Floor
New York, New York 10004
(866) 425-8154
(212) 440-9800 (for brokers or nominees)

Investor Relations
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032
(800) 923-3725

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward-looking” statements based on estimates and assumptions. There are “forward-looking” statements throughout this proxy statement. These statements may include statements regarding the expected timetable for completing the merger, the benefits of the proposed merger and any other statements about future expectations, benefits, goals, plans or prospects.

Words such as “may,” “could,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

•       our financial performance through the date of the completion of the merger;

•       the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letters received in connection with the merger;

•       the satisfaction of the closing conditions set forth in the merger agreement, including our stockholders’ approval of the merger and regulatory approvals of the merger;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $40 million termination fee;

•       the outcome of any legal proceeding instituted against us and/or others in connection with the merger;

•       the loss of key customers and strategic partners as a result of our announcement of the proposed merger;

•       the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•       business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•       any significant delay in the expected completion of the merger;

•       the amount of the costs, fees, expenses and charges related to the merger and the final terms of the financing that will be obtained in connection with the merger;

•       the diversion of management’s attention from ongoing business concerns;

and other risks set forth in our current filings with the SEC, including our most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. See “Where You Can Find More Information” on page 98. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this proxy statement. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING

General

This proxy statement is being delivered to you in connection with a special meeting of stockholders to be held on [                 ], 2007, at 10:00 a.m., local time, at our executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt and approve the merger agreement we entered into with Buyer Parties on December 22, 2006. At the special meeting you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Our board of directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the company and our stockholders. Accordingly, our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the adoption and approval of the merger agreement. Our board of directors also unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. See “The Merger—Recommendation of Our Board of Directors” on page 40.

Record Date

Our board of directors has fixed the close of business on [               ], 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. As of the record date, there were [         ] shares of our common shares outstanding. There were approximately [        ] record holders of our common stock as of the record date, although we believe there are a greater number of beneficial holders.

Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. If your shares are held by a broker, dealer, bank or other financial institution that serves as your nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the special meeting. See “—Method of Voting” on page 21, and “—Special Meeting Admission Procedures” on page 23.

Vote Required for a Quorum and Adoption and Approval of the Proposals, Effect of Abstentions and Broker “Non-Votes”

A quorum is required for our stockholders to conduct business at the special meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Under the DGCL, abstaining votes and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present for the merger proposal and the proposal relating to adjournment or postponement of the special meeting.

Under the DGCL, the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the record date is required to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a “no” vote on the merger proposal. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker “non-vote” also will have the same effect as a “no” vote on the merger proposal.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Abstentions and broker “non-votes” will not count as shares present and entitled to vote on the proposal to adjourn or postpone the special meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the special meeting.

Method of Voting

Our stockholders are being asked to vote the shares held directly in their name as stockholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held by a broker, dealer, bank or other financial institution that serves as a stockholder’s nominee.

The method of voting differs for the shares held by a record holder and the shares held in “street name.” Record holders will receive proxy cards. Holders of shares in “street name” will receive voting instruction cards in order to instruct their nominees on how to vote.

Our stockholders may also vote by proxy by using the telephone or the Internet. For specific instructions on how to use the telephone or the Internet to vote by proxy, please refer to the instructions on your proxy card or voting instruction card.

If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in “street name,” you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “—Special Meeting Admission Procedures” on page 23.

Stockholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card.

Stockholders should not forward any stock certificates with their proxy cards or voting instruction cards. In the event the merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to stockholders by the paying agent promptly after the effective time of the merger.

Read the proxy card(s) and voting instruction card(s) carefully. A stockholder should execute all the proxy card(s) and voting instruction card(s) received in order to make sure all of your shares are voted.

Grant of Proxies

All shares of our common stock represented by properly executed proxy cards or voting instruction cards received before or at the special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards.

You are urged to mark the boxes on the proxy card or the voting instruction card, as the case may be, to indicate how to vote your shares. If no instructions are indicated on a properly executed proxy card or voting instruction card, the shares will be voted “FOR” the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

We are not aware of any matter other than (i) the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and (ii) the approval of the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement, that will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless their authority to do so is specifically withheld on the proxy card or the voting instruction card, as the case may be.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by:

•       if you are a record holder of our common stock:

•        giving notice of revocation in writing to our Corporate Secretary at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032 dated a later date than your proxy;

•        submitting a duly executed proxy card bearing a later date by mail to our Corporate Secretary or Georgeson, our solicitation agent;

•        submitting a new proxy by telephone or through the Internet at a later time, but not later than [        ] or the business day before the meeting date, if the special meeting is adjourned or postponed; or

•        attending the special meeting and voting in person; or

•       if you hold shares of our common stock in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as your nominee, follow the instructions from such nominee on how to revoke or modify your voting instructions.

Please note that your attendance at the special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Solicitation of Proxies

We will pay the expenses incurred in connection with the printing and mailing of this proxy statement. We also have retained Georgeson to assist in the solicitation of proxies at an estimated cost of $8,500 plus reasonable expenses and charges. We will also request brokers, dealers, banks and other financial institutions holding shares of our common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners, and will reimburse the holders for their reasonable expenses. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation.

Adjournment or Postponement of Meeting

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement. Our bylaws permit any adjournments or postponements to be made to a date not more than 30 days after the original meeting date without notice, other than by an announcement at the special meeting, by the affirmative vote of a majority of the votes cast on the proposal, whether or not a quorum exists. If the adjournment or postponement is for more than 30 days, or if after the adjournment or postponement a new record date is fixed for the adjourned or postponed meeting, notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to notice of and to vote at the meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their exercise.

Special Meeting Admission Procedures

You should be prepared to present photo identification for admittance at the special meeting. In addition, if you are a record holder of our common stock, your name is subject to verification against the list of record holders of our common stock on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

THE PARTIES TO THE MERGER

ADESA, Inc.

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032
(800) 923-3725

We are North America’s largest publicly-traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. Our operations span North America with 54 used vehicle auction sites, 42 impact salvage vehicle auction sites and 85 Automotive Finance Corporation loan production offices. We are the second largest used vehicle auction network in North America, based upon the number of used vehicles passing through auctions annually. In addition, through our wholly-owned subsidiary Automotive Finance Corporation, we provide short-term inventory-secured financing, known as “floorplan financing,” primarily to used vehicle dealers. We are able to serve the diverse and multi-faceted needs of our customers through the wide range of services offered at our facilities.

KAR Holdings II, LLC

KAR Holdings II, LLC
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
(212) 751-3939

KAR Holdings II, LLC, which we refer to as Buyer, is a newly formed Delaware limited liability company. Buyer was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions. Buyer has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the financing thereof. Buyer is an entity controlled by the Equity Sponsors. It is anticipated that concurrently with the consummation of the merger, Kelso and Parthenon will cause Axle Holdings II, LLC, a Delaware limited liability company, to contribute, directly or indirectly, all of the stock it owns in Axle Holdings, Inc., a Delaware corporation, to Buyer. As a result of this contribution and related transactions, Buyer will own, directly or indirectly, all of the outstanding capital stock of IAAI, a leader in automotive total loss and specialty salvage services in the United States that provides insurance companies with cost-effective, turn-key solutions to process and sell total-loss and recovered-theft vehicles. IAAI currently has 95 sites across the United States.

KAR Holdings, Inc.

KAR Holdings, Inc.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
(212) 751-3939

KAR Holdings, Inc., which we refer to as Holdings, is a newly organized Delaware corporation and a wholly-owned subsidiary of Buyer. Holdings was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions. Holdings has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the financing thereof.

KAR Acquisition, Inc.

KAR Acquisition, Inc.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
(212) 751-3939

KAR Acquisition, Inc., which we refer to as Merger Sub, is a newly organized Delaware corporation and an indirect wholly-owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the financing thereof. Upon completion of the merger, Merger Sub will cease to exist and we will continue as the surviving corporation.

THE MERGER

Background of the Merger

As part of our ongoing strategic planning process, our board and management have regularly evaluated our business and operations, competitive position, long-term strategic goals and alternatives with a goal of enhancing stockholder value. Although we have achieved many financial performance goals since our initial public offering in June 2004, certain initiatives that management considers important to our long-term success, including substantial capital investment in e-business, information technology, facility relocations and expansions, as well as operating initiatives designed to enhance overall efficiencies through centralization and standardization, have significant risks associated with their execution, could take several years to yield any direct monetary benefits to our stockholders and may depress the market price of our common stock in the interim.

In March 2005, the Chief Executive Officer of one of our competitors, referred to in this proxy statement as the Strategic Buyer, contacted David G. Gartzke, our Chairman of the Board and Chief Executive Officer, expressing his company’s interest in exploring strategic opportunities with us. The Strategic Buyer is not affiliated with any of the Equity Sponsors.

During the spring of 2005, Mr. Gartzke had preliminary exploratory conversations with the Chief Executive Officer of the Strategic Buyer about various strategic opportunities. During the course of these preliminary conversations, discussions evolved into a consideration of a potential business combination of the two companies. We retained UBS Securities LLC, referred to in this proxy statement as UBS, to advise us in connection with a potential business combination with the Strategic Buyer.

In May 2005, members of our executive management and the executive management of the Strategic Buyer, and representatives of UBS and the financial advisor of the Strategic Buyer met to discuss the preliminary terms of a business combination, including structure and purchase price. Preliminary discussions between representatives from UBS and the Strategic Buyer’s financial advisor continued throughout May and June 2005.

On June 24, 2005, we entered into a formal agreement with UBS to act as our financial advisor in connection with a potential business combination with the Strategic Buyer.

On June 24, 2005, our board met with representatives from UBS to review the preliminary terms of the business combination communicated to UBS by representatives from the Strategic Buyer’s financial advisor, which contemplated an exchange of stock, no cash consideration and little or no premium over the then market price of our common stock. Mr. Gartzke also provided the board with a summary of the chronology of events that led to preliminary discussions with the Strategic Buyer. Representatives from UBS discussed the strategic rationale for contemplating a business combination. Our board reviewed with executive management and UBS our future growth rates and projected valuations and discussed the fair value of our assets and operations. Our board analyzed the potential benefits and risks of such a business combination, reviewed the technology platforms of both companies and considered the relative valuations of each company and the accretion and dilution impact of the business combination. After further discussion, our board determined that, based upon the information available at the time, including the terms of the preliminary indication of interest communicated to representatives from UBS, and the analysis provided by UBS and executive management, it did not believe it was in our or our stockholders’ best interests to pursue a potential combination with the Strategic Buyer at the time. Our board then requested that representatives from UBS communicate its position to representatives from the Strategic Buyer’s financial advisor. Subsequently, representatives from UBS communicated our board’s position to representatives from the Strategic Buyer’s financial advisor. Following such communications, there were no further substantive discussions between the parties regarding a potential business combination.

On July 27, 2005, at a regularly scheduled meeting of our board of directors, executive management reviewed for the board the interests of third parties in our salvage auction business and informed the board that a meeting would be held on August 23, 2005 with representatives from IAAI and Kelso to discuss the potential combination of IAAI and our salvage auction business.

On August 18, 2005, we executed a confidentiality agreement with Kelso to enable us to explore potential business opportunities between IAAI and our salvage auction business.

On August 23, 2005, members of our executive management and representatives from Kelso and IAAI met to discuss a potential joint venture or business combination of IAAI and our salvage auction business.

UBS continued its role as our financial advisor in connection with the business opportunities presented by IAAI and Kelso. In that regard, during late 2005 through early 2006, representatives from UBS met with representatives from Kelso and IAAI on two occasions to preliminarily discuss the structure of a joint venture or business combination of the respective salvage auction businesses and high-level matters associated with operations and valuation of the respective salvage auction businesses. At various times during late 2005 through early 2006, we exchanged limited high-level, non-public information about each other’s salvage auction business. Discussions between representatives from UBS and representatives from Kelso and IAAI terminated in May 2006 without reaching any agreement about a potential joint venture or business combination of the respective salvage auction businesses. In late July 2006, we executed an updated confidentiality agreement with Kelso, and IAAI subsequently provided certain high-level pro forma financial information about its salvage auction business to us, but no further substantive discussions ensued.

In early 2006, we also requested that UBS prepare a preliminary assessment of the strategic alternatives available to us.

On April 28, 2006, our board met with representatives from UBS to review various strategic alternatives available to us, including a possible sale of the company. At the meeting our board assessed the opportunities, risks and challenges presented by each alternative.

In July 2006, our board met for two days to assess our business plan, long-term growth and the various strategic opportunities available to us. On July 25, 2006, the first day of the two-day board meeting, our board engaged in a customary review of our business operations, results of operations and financial performance. In addition, Ron Beaver, our Chief Information Officer, provided an overview of our current information technology infrastructure, proposed initiatives relating to the same and discussed the impact of such initiatives on our business plan and long-term growth.

On July 26, 2006, the board meeting continued, and Mr. Gartzke, A. R. Sales, our President and Chief Operating Officer and Timothy C. Clayton, our Chief Financial Officer, reviewed our five-year plan with our board. Messrs. Gartzke, Sales and Clayton discussed, among other things, the risks and challenges associated with our existing business plan and prospects, as well as the opportunities that such plans presented to us. They discussed the fact that our financial projections contemplate significant capital investments, which include, among other things, substantial capital investment in e-business, information technology and facility relocations, expansions and other strategic initiatives. They also discussed the inherent risk that we would not be able to successfully complete all or a portion of the planned capital investments, which could adversely impact our future financial condition and depress the future market price of our common stock. Representatives from UBS reviewed various strategic opportunities available to us, in a presentation similar to the one it reviewed with our board during the April 28, 2006 meeting. In reviewing these opportunities, our board considered, among other things, the potential price of our common stock in the future, assuming the successful completion of our planned investments, discounted to present value. After reviewing the broad range of alternatives in detail, our board concluded that a sale process could result in a value-maximizing alternative to our stockholders and authorized UBS to explore the potential sale of the company and initiate contact with potential buyers to solicit their interest in a prospective business combination with us. During this meeting, George J. Lawrence, our General Counsel, discussed with our board the potential conflicts of interest inherent in having UBS provide potential bidders with financing commitments in connection with a possible sale of the company, as it had expressed an interest in doing so. In light of the potential conflict, the board authorized executive management to explore the engagement of a separate financial advisor to provide an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders in a possible business combination.

On July 31, 2006, we engaged Morrison & Foerster LLP, referred to in this proxy statement as Morrison & Foerster, to act as our legal advisor in connection with the sale process.

During the month of August 2006, members of our executive management and representatives from UBS worked to prepare marketing materials for the sale process, including a summary overview of the business, a detailed Confidential Information Memorandum and a management presentation.

On August 30, 2006, our board held a telephonic meeting during which our board discussed the negotiated terms of engagement and formally approved the engagement of UBS as our financial advisor in connection with the sale process.

On August 31, 2006, we entered into a formal agreement with UBS to act as our financial advisor in connection with the sale process.

From September 5, 2006 through September 18, 2006, representatives from UBS contacted, on a confidential basis, 17 private equity firms in the first phase of the bidding process to solicit interest in a possible acquisition of us. Three of the 17 potential bidders had contacted UBS prior to any solicitation by UBS to express their interest in a potential acquisition of our company. Each potential bidder was provided with a form of confidentiality agreement that contained a customary “standstill” provision which, among other things, prevented the bidder and its representatives from acquiring our common stock or participating in a proxy solicitation regarding us without our consent.

On September 11, 2006, UBS distributed an initial bid package to ten of the 17 potential bidders (including Kelso and GSCP), each of which had executed a confidentiality agreement. Over the next several weeks, each of the remaining seven potential bidders executed a confidentiality agreement and received the initial bid package. The initial bid package included the Confidential Information Memorandum and a process letter that requested that bidders submit an initial indication of interest by September 25, 2006.

During September 2006, we also attempted, with assistance from representatives from UBS and Morrison & Foerster, to negotiate confidentiality agreements with two additional potential bidders, one of whom was a strategic buyer. However, we were unsuccessful in finalizing the confidentiality agreements with them and, therefore, they did not receive an initial bid package or participate in the bidding process.

During the week of September 18, 2006, at our request, representatives from UBS orally provided to all of the potential bidders, for purposes of submitting a preliminary bid, the indicative total size and key terms of the financing package UBS was preparing at the request of our board.

On September 25, 2006, we received nine preliminary bids. Eight of the 17 potential bidders initially contacted by representatives from UBS declined to submit a preliminary bid. The eight bidders cited various reasons, including the inability to invest without a strategic partner, the inability to pay an appropriate premium and a relative lack of experience in the industry, among other things, as reasons for their withdrawal.

On September 26, 2006, our board held a telephonic meeting to review the initial indications of interest received by us and to determine whether to continue the sale process, and if so, when it would invite bidders to participate in the next round of bidding. After discussion and consultation with representatives from UBS and Morrison & Foerster and in consideration of the terms and the range of valuations proposed in the preliminary bids, our board decided to invite five of the nine bidders that submitted a preliminary bid to participate in the second phase of the process. Following the meeting, representatives from UBS had several conversations with Kelso, which initially was not selected by our board to remain in the process, which led Kelso to substantially revise upward its preliminary bid. As a result, Kelso also was permitted to participate in the second phase of the process. During such follow-up conversations, Kelso also communicated to UBS that it would need to partner with a few additional private equity funds to submit a final bid and disclosed GSCP as a potential partner. At our instruction, UBS authorized Kelso to have discussions with GSCP about the potential transaction and provided Kelso with the names of a few additional private equity funds that communicated to UBS that they respectively needed additional partners to submit a final bid.

Commencing in late September 2006 and after receipt of the initial indications of interest, in accordance with the terms of the confidentiality agreement, we made certain non-public information available to the potential bidders participating in the second phase through an on-line data room in order to facilitate each bidder’s valuation analysis. We supplemented the information available in the on-line data room from time to time during the bidding process.

In October 2006, a representative from UBS received a telephone call from a representative from the Strategic Buyer’s financial advisor. This representative inquired about a rumor regarding a potential sale of the company. The UBS representative did not deny or affirm the rumor and told the representative from the Strategic Buyer’s financial advisor to call him back if the Strategic Buyer had a desire to make a new proposal to our board for a potential business combination. The representative from the Strategic Buyer’s financial advisor said he would communicate this message to the Strategic Buyer. UBS did not hear anything further from the Strategic Buyer’s financial advisor or the Strategic Buyer.

On October 2, 2006, ValueAct contacted UBS expressing its interest in a potential acquisition of our company. We executed a confidentiality agreement with ValueAct on October 4, 2006 and it subsequently was provided with an initial bid package.

On October 6, 2006, at our request, representatives from UBS provided additional terms of its prospective financing commitment to the six bidders in the second phase of the process.

On October 9, 2006, representatives from UBS were notified that Kelso and GSCP had partnered with each other in contemplation of submitting a final bid.

On October 12, 2006, ValueAct submitted a preliminary bid, which was within the range of the six bids initially selected by our board to continue in the process, and ValueAct was invited to participate in the second phase of the bidding process. The submission of ValueAct’s bid concluded the first phase of the bidding process and raised the total number of potential bidders in the first phase of the bidding process to 18 and raised the total number of potential bidders in the second phase to seven.

On October 19, 2006, UBS provided the seven bidders with a final bid instruction letter, which included the draft merger agreement and form of limited guarantee prepared by Morrison & Foerster. The letter stated that final bids would be due on November 8, 2006.

During the remainder of October 2006, our executive management met with representatives of six bidders, including Kelso, GSCP and ValueAct, to discuss our business, operations, plans, budgets and forecasts, and to answer questions regarding these matters. During this time, representatives from two of the bidders, who did not ultimately submit a final bid, visited our operations in Framingham, Massachusetts. In addition, representatives of two of the bidders, including Kelso, reviewed certain of our material contracts at Morrison & Foerster’s New York office. Further, six of the bidders held follow-up phone calls with us with respect to their business, legal, accounting and financing diligence.

Representatives from two of the bidders, including Kelso, also visited the offices of PriceWaterhouseCoopers, our former independent auditors, to review workpapers relating to the audit of our 2005 consolidated financial statements included in our 2005 Annual Report on Form 10-K.

On October 24, 2006, Deborah L. Weinstein, our lead director, Messrs. Gartzke, Clayton and Lawrence, and a representative from Morrison & Foerster interviewed three leading financial advisory firms to select an independent financial advisor for purposes of advising our board on the fairness, from a financial point of view, of the consideration to be received by our stockholders in any transaction.

On October 26, 2006, our board held a meeting to discuss the status of the second phase of the process. Representatives from UBS informed the board that three of the seven bidders invited to participate in the second phase had withdrawn from the process. The reasons provided by the three withdrawing bidders included uncertainty about the risks associated with our projected growth, the inability to meet the range of valuation set forth in their preliminary bid and the preference to act as a supporting partner in a potential business combination. Representatives from UBS also noted that Kelso had requested permission to partner with ValueAct and Parthenon, and UBS, at our instruction, had authorized Kelso to have discussions with ValueAct and Parthenon, in addition to GSCP, about the potential transaction in submitting a final bid. In connection with the discussion about the status of the second phase of the process, a member of executive management inquired about the merits of soliciting the Strategic Buyer for inclusion in the process. Our board then considered the explanation of the UBS representatives to the effect that, based on UBS’ discussions with the Strategic Buyer in the summer of 2005, the Strategic Buyer’s firm position against any leveraged transaction, a review of the Strategic Buyer’s publicly available balance sheet information and the proposed valuation of our company indicated in the preliminary bids, UBS did not believe that soliciting the Strategic Buyer for inclusion in the sale process would productively enhance stockholder value. Also at this meeting, members of executive management and a representative of Morrison & Foerster summarized for our board their discussions with the three leading financial advisory firms regarding their possible engagement by us for purposes of advising our board on the fairness, from a financial point of view, of the consideration to be received by our stockholders in any transaction. After further discussion, in light of the potential conflicts of interest in having UBS provide potential bidders with financial commitments, our board determined that it was in our and our stockholders’ best interests to engage a second financial advisor to undertake an analysis of and render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with a possible business combination. As a result, our board instructed our executive management to negotiate the terms on which Credit Suisse would be engaged by us.

Subsequent to our October 26, 2006 board meeting, another bidder withdrew from the process, citing reasons relating to valuation, resulting in the withdrawal in total of four out of the seven bidders invited to participate in the second phase.

On October 27, 2006, representatives from UBS were notified that Kelso, GSCP, ValueAct and Parthenon had partnered with each other in contemplation of submitting a final bid.

On November 1, 2006, we engaged Credit Suisse to analyze and render to our board an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in any possible business combination. Following this engagement, management kept Credit Suisse informed of all material aspects of the process relating to the proposed merger and provided Credit Suisse with access to the information, materials and personnel requested by Credit Suisse to undertake its financial analysis. Between the date of their engagement and December 22, 2006, Credit Suisse had various discussions with our management and participated in certain meetings of our board in connection with the proposed merger.

On November 2, 2006, Mr. Gartzke and representatives from UBS met with representatives from Kelso and GSCP at Kelso’s offices in New York City to discuss our operations and the strategic direction of our business.

On November 3, 2006, Mergermarket, a subscription-only financial publication, posted a story on its website stating that, according to anonymous sources, ADESA was having informal discussions with several private equity firms about potentially taking the company private and that the company was for sale. We did not publicly respond to or comment on this press release given the then uncertain status of the bidding process.

We did not receive any bids on November 8, 2006, the deadline for the submission of final bids noted in the final process letter that UBS distributed to the remaining second phase bidders.

On November 8, 2006, UBS received a letter from one of the two remaining bidders stating that it was withdrawing from the process because it was unable to consummate the proposed transaction in the range of valuation proposed in its preliminary bid letter.

In the early morning of November 10, 2006, we received a bid from Kelso on behalf of the Equity Sponsors. The bid contemplated the acquisition of our company for $27.00 in cash per share of our common stock. The bid contemplated a suspension of our dividend after the signing of a definitive merger agreement and anticipated lower than projected capital expenditures in the fourth quarter of 2006. The bid further contemplated that following the merger, we would be combined with IAAI, which is owned by two of the Equity Sponsors (Kelso and Parthenon), members of IAAI’s senior management and other third party investors. The bid letter stated that Kelso had received debt and equity financing commitments sufficient to fund the contemplated business combination and that the offer contained in the letter would expire on November 30, 2006. A mark-up of the merger agreement accompanied the bid letter.

On November 10, 2006, our board held a meeting to evaluate the bid and invited our executive management and representatives from Morrison & Foerster, UBS and Credit Suisse to participate. A representative from Morrison & Foerster reviewed a memorandum the firm prepared discussing our board’s fiduciary duties. At the outset of the meeting, Mr. Gartzke informed our board that, based upon the advice of counsel, he and Mr. Sales were recusing themselves from the meeting and any other board deliberations with respect to any potential acquisition, except and to the extent that they would be available on an ongoing basis in their roles as executive officers of the company to respond to board inquiries for information regarding company operations and strategy. During this meeting, representatives from Credit Suisse reviewed with our board an overview of the methodologies typically used by Credit Suisse in its analysis of the fairness, from a financial point of view, of the consideration to be received by stockholders in a business combination transaction. Our board then discussed with representatives from Morrison & Foerster and UBS the Equity Sponsor’s proposed acquisition of our company at $27.00 per share of common stock. Based upon this discussion, our board instructed UBS to communicate to Kelso that an offer price of $27.00 per share was inadequate.

On November 10, 2006, in consideration of the recusal of Messrs. Gartzke and Sales from any future board deliberations and negotiations with respect to any potential acquisitions and upon instruction from our board, a representative from Morrison & Foerster instructed UBS in writing to communicate to Kelso as the representative of the Equity Sponsors that future communications regarding the sale process with us should be addressed to Messrs. Clayton and Lawrence. UBS communicated these instructions to Kelso accordingly.

On November 12, 2006, Mr. Lawrence, Rebecca C. Polak, our Associate General Counsel, Mr. Clayton and representatives from Morrison & Foerster and UBS reviewed the Equity Sponsors’ mark-up of the merger agreement and discussed among themselves the material aspects of their bid, including the structure of the transaction as a combination with IAAI (including the impact of the combination on the timing and certainty of the closing of the transaction), merger consideration, equity and debt financing commitments, the conditionality of the bid (including the financing condition to closing, the requirement that certain representations and warranties be true and correct in all respects as of the closing and the ability of Buyer Parties to walk away from the transaction if more than 10% of our stockholders dissent and seek appraisal remedies), the absence of a guarantee from the Equity Sponsors (which would significantly limit our ability to recover damages from any of Buyer Parties, each of which is a shell entity formed solely for the purpose of completing the proposed business combination), termination provisions, covenants of the parties, conduct of our business pending the closing of the transaction and the representations and warranties that we were requested to provide.

On November 14, 2006, representatives from UBS were contacted by representatives from Kelso, who indicated that they, on behalf of the other Equity Sponsors, were not prepared to increase their original offer price by more than $0.25 per share. During this conversation, at our request, representatives from UBS had further discussions with Kelso regarding certain key issues relating to the mark-up of the merger agreement provided by the Equity Sponsors in an effort to improve the transaction terms.

On November 15, 2006, after further discussions with UBS in which UBS requested that Kelso submit its best and final offer, the Equity Sponsors increased their offer price from $27.00 to $27.75 per share of common stock.

On November 16, 2006, our board held a telephonic meeting with executive management, representatives from Morrison & Foerster and UBS to discuss the status of the negotiations with the Equity Sponsors. Messrs. Gartzke and Sales recused themselves from the substantive discussions about the status of the negotiations with the Equity Sponsors. Representatives from Morrison & Foerster informed our board that, as instructed by our board, they had contacted Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this proxy statement as SASM&F, outside legal counsel to Kelso and the other Equity Sponsors, to negotiate the terms of a definitive merger agreement, but that certain fundamental business issues remained unresolved, including the uncertainty of the combination with IAAI and the impact of the combination on the timing and certainty of the closing of the transaction, the absence of a guarantee from the Equity Sponsors and the proposed financing condition to closing. Representatives from Morrison & Foerster further informed our board that the offer price was not discussed during any of their communications with SASM&F. Our board next discussed the likelihood of obtaining a higher offer price from the Equity Sponsors or another potential acquirer. As a result of this discussion and upon consultation with representatives from UBS, our board instructed UBS to contact, for a second time, a prominent publicly-traded third-party investment firm that earlier had elected not to participate in the bid process, to solicit such third-party’s interest in engaging in a business combination with us.

Later that same day, representatives from UBS contacted the third-party investment firm and inquired as to whether it would be interested in pursuing an acquisition of our company and if so, on what terms. The third party subsequently responded that it was not interested in pursuing a business combination with us at such time because it would be unable to make an offer at the then current market price of our common stock of $26.40, let alone at a premium above that share price. Representatives from UBS also contacted representatives from Kelso, who agreed to discuss certain of the outstanding terms of the draft merger agreement with our executive management and representatives from Morrison & Foerster.

On November 17, 2006, members of our executive management and representatives from each of Morrison & Foerster; UBS; Kelso; SASM&F; GSCP; Fried, Frank, Harris, Shriver & Jacobson, LLP, outside legal counsel to GSCP; ValueAct; and Dechert LLP, outside legal counsel to ValueAct, convened on a telephone call to discuss certain aspects of the bid. Among other things, the parties discussed the fact that IAAI was late in filing its Quarterly Report on Form 10-Q for the third quarter of 2006 and such delay was due, in part, to a change in IAAI’s accountants and the impact this delay would have on the timing of the closing of the proposed merger and the likelihood that the closing would occur. Kelso’s representatives stressed that the combination of our company with IAAI was a fundamental component of the bid and that the offer price incorporated the anticipated synergies that would be generated by the combined entity.

On November 22, 2006, representatives from UBS received revised debt commitment letters from SASM&F on behalf of the Equity Sponsors, which UBS distributed to us and our advisors.

On November 28, 2006, representatives from UBS and Kelso had a telephone call to discuss certain issues associated with the Equity Sponsors’ mark-up of the merger agreement, including matters relating to the financing condition to closing, the absence of a guarantee from the Equity Sponsors, the impact of the combination with IAAI on the timing and the length of the marketing period.

On November 29, 2006, representatives from Morrison & Foerster and SASM&F had a telephone call to discuss similar issues raised during the call between UBS and Kelso on the prior day.

On December 1, 2006, our board held a telephonic meeting with our executive management, representatives from Morrison & Foerster and UBS to discuss the status of negotiations with the Equity Sponsors. A representative from Morrison & Foerster began the meeting by outlining the board’s fiduciary duties. Pursuant to our board’s request, representatives from UBS discussed our financial position and the Equity Sponsors’ proposal relative to comparable companies and transactions. Mr. Lawrence provided our board with a summary of the initial and current positions of the Equity Sponsors on significant issues relating to the structure of the draft merger agreement. Representatives from Morrison & Foerster noted that significant progress had been made with respect to the terms and conditions of the draft merger agreement, including the removal or modification of several of the proposed conditions to closing, including the financing contingency, and that each Equity Sponsor had agreed to provide a limited guarantee in our favor.

Immediately following this meeting, our board held a second telephonic meeting with representatives from Morrison & Foerster, which did not include representatives from UBS, to discuss the revised proposal. Our board invited Messrs. Lawrence and Clayton and Ms. Polak to participate in this meeting. Messrs. Gartzke and Sales also were invited to participate in the discussion portion of the meeting, but recused themselves prior to the board’s deliberation. Messrs. Sales and Clayton provided an update of Mr. Sales’ presentation to our board on July 26, 2006, that discussed the risks and challenges associated with our existing business plans and prospects. After Messrs. Gartzke and Sales recused themselves, our board discussed that, due to the time value of money, a potentially higher acquisition price in the future based on a successful execution of our existing business plans would not necessarily yield a higher price to our stockholders than the price proposed by the Equity Sponsors. Our board also discussed the overall bidding process and the directors concluded that UBS, through the bidding process and its solicitation of the additional third party outside of the bidding process, conducted a thorough and complete process. Based upon the foregoing discussion, and as described more fully below in “—Reasons for the Merger,” beginning on page 36, our board decided to continue negotiations with the Equity Sponsors, including seeking an increase in the offer price.

On December 1, 2006, following the board meetings and at the instruction of our board, representatives from UBS contacted representatives from Kelso to discuss certain outstanding issues relating to the draft merger agreement and whether the Equity Sponsors would be amenable to increasing the offer price to $28.00 per share of common stock. Representatives from Kelso responded that the Equity Sponsors would not agree to a valuation of $28.00 per share, but agreed to communicate to the other Equity Sponsors that we were seeking an increase in valuation above $27.75 per share.

On December 2, 2006, representatives from UBS called Michael Goldberg from Kelso to further discuss an increase in the Equity Sponsors’ offer price. Mr. Goldberg, on behalf of the Equity Sponsors, agreed to increase their price from $27.75 to $27.85 per share of common stock.

On December 5, 2006, SASM&F, on behalf of the Equity Sponsors, distributed a mark-up of the limited guarantee.

On December 5, 2006, representatives from the Equity Sponsors visited our Framingham, Massachusetts and Montreal, Canada facilities accompanied by representatives from UBS and members of our executive management.

On December 7, 2006, our representatives and representatives from Morrison & Foerster and SASM&F discussed the Equity Sponsors’ mark-up of the merger agreement and the significant issues that remained unresolved, including the circumstances under which we would be entitled to a termination fee and reimbursement of transaction expenses, whether the obligations of the Equity Sponsors under the limited guarantee would be joint and several, the terms of the marketing period, and the carve-out from our representations and warranties for materials disclosed in our SEC reports.

On December 7, 2006, representatives of the Equity Sponsors and our management team met in Indianapolis, Indiana to discuss various diligence matters, segments of our business, our financial performance and other business matters relating to our operations.

On December 8, 2006, our representatives and representatives from Morrison & Foerster; UBS; Kelso; SASM&F; IAAI; Deloitte & Touche USA LLP; Fried, Frank, Harris, Shriver & Jacobson, LLP; and Latham & Watkins LLP discussed the mechanics of the proposed combination of our company and IAAI following the completion of the merger and the status of IAAI’s delayed filing of its Quarterly Report on Form 10-Q. Our representatives and representatives from Morrison & Foerster, Kelso and SASM&F reconvened on a telephone call later that day to negotiate provisions of the draft merger agreement impacted by this discussion.

Later in the day on December 8, 2006, our board held a telephonic meeting during which Morrison & Foerster updated the directors on the status of its negotiations with SASM&F. Messrs. Gartzke and Sales recused themselves from the substantive discussions about the status of the negotiations with SASM&F. Our management provided our board with a summary overview of management’s updated financial projections, which were updated from those previously provided to the potential bidders in the Confidential Information Memorandum prepared in August 2006 and distributed to potential bidders in early September 2006 (see “—Projected Financial Information,” beginning on page 48). The updates to the earlier financial projections incorporated management’s assessment of the risks associated with executing various strategic initiatives assumed in the financial projections, management’s updated estimates resulting from the budgeting process then being finalized by management, and the discussions that had occurred between management and various potential bidders. The updated financial projections were lower than the projections previously included in the Confidential Information Memorandum. Following this discussion our board concurred with management that the revised projections reflected the then best available estimates and judgments of management and our board as to our future financial performance and approved providing the revised projections to Credit Suisse as the financial projections to be used by it for purposes of its financial analyses (see “—Opinion of Credit Suisse Securities (USA) LLC,” beginning on page 40). On December 19, 2006 a copy of the updated financial projections was provided to the Equity Sponsors.

Over the next few weeks representatives from Morrison & Foerster and SASM&F exchanged several drafts of the merger agreement and form of the limited guarantee and held numerous telephonic meetings, which included certain of our employees and representatives from Kelso and the other Equity Sponsors, to negotiate the merger agreement and form of the limited guarantee. During this time, the Equity Sponsors conducted additional due diligence.

On December 15, 2006, Michael Goldberg of Kelso contacted Mr. Gartzke and stated that, based upon additional diligence, including review of a preliminary set of financial information being used in the preparation of our 2007 budget, the Equity Sponsors were reducing their offer price from $27.85 to $27.00 per share of common stock.

Mr. Gartzke immediately conveyed this information to Messrs. Lawrence and Clayton as the representatives of the company to whom communications regarding the sale process were to be directed. Messrs. Lawrence and Clayton then conveyed this information to Ms. Weinstein. In discussions with Ms. Weinstein, and later the entire board, our management dismissed the basis asserted by the Equity Sponsors for reducing their offer price because the diligence matters cited were previously disclosed to the Equity Sponsors and because the 2007 financial information presented to the Equity Sponsors represented only the results of the initial stages of our budgeting process and did not reflect final estimates for the 2007 fiscal year.

On December 16, 2006, our board held a telephonic meeting to discuss the reduced offer price proposed by the Equity Sponsors with representatives from Morrison & Foerster and UBS.

Immediately following this meeting, our board held a second telephonic meeting with members of executive management and representatives from Morrison & Foerster, but did not include representatives from UBS. Messrs. Gartzke and Sales recused themselves from the substantive discussions about the status of the negotiations with the Equity Sponsors. After discussing and considering advice from representatives from both Morrison & Foerster and UBS, our board decided to reject the Equity Sponsors’ reduced offer price. Our board determined that it would not approve a transaction with an acquisition price below $27.85 per share of common stock. In light of the recusal of Messrs. Gartzke and Sales from board deliberations and negotiations regarding the sale process, our board instructed Ms. Weinstein and Donald C. Wegmiller, one of our other board members, to firmly convey our board’s position to Mr. Goldberg. Immediately following the meeting, Ms. Weinstein and Mr. Wegmiller communicated our board’s position to Mr. Goldberg, to which Mr. Goldberg indicated that the Equity Sponsors’ offer was firm at $27.00 per share of common stock. As a result, we instructed Morrison & Foerster, UBS and Credit Suisse to cease performing any further work in connection with the potential acquisition. We terminated each Equity Sponsor’s access to the on-line data room and Morrison & Foerster provided each of Kelso, GSCP and ValueAct with a written request to return or destroy all confidential information provided to or created by each of them in connection with the potential business combination.

On December 19, 2006, Mr. Goldberg contacted Ms. Weinstein and informed her that the Equity Sponsors would agree to a transaction with the prior acquisition price of $27.85 per share of common stock. As a result, we rescinded each of our letters dated December 16, 2006 to Kelso, GSCP and ValueAct pertaining to the return or destruction of confidential information, and representatives from Morrison & Foerster resumed finalizing the merger agreement and form of the limited guarantee with representatives from SASM&F.

On December 21, 2006, our board held a telephonic meeting to discuss, among other things, the Equity Sponsors’ proposal to acquire us at an offer price of $27.85 per share of common stock. During the course of the meeting, Messrs. Gartzke and Sales participated in the discussion portions of the meeting, but recused themselves prior to the board’s deliberation. The meeting began with representatives from UBS, our executive management and Ms. Weinstein updating our board on developments since the last meeting. At that point the representatives from UBS were excused from the meeting. Following this discussion, representatives from Credit Suisse reviewed with our board Credit Suisse’s financial analysis of the Equity Sponsors’ proposal, and the board asked questions and engaged in a discussion of the matters reviewed by Credit Suisse. Credit Suisse then rendered to our board its oral opinion, which opinion was confirmed by delivery of a written opinion dated December 21, 2006, that, as of such date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the consideration of $27.85 to be received by each holder of our common stock (other than Buyer and its affiliates) in the proposed merger was fair to such stockholders, from a financial point of view. The full text of Credit Suisse’s opinion is attached as Annex C (see “—Opinion of Credit Suisse Securities (USA) LLC,”

beginning on page 40). Our board next received a presentation from a representative of Morrison & Foerster on our board’s fiduciary duties in considering the proposed business combination. Our board next discussed certain compensation matters, including agreements with certain of our executive officers that provide for change in control payments and benefits under certain circumstances (see “—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 53). Thereafter, our board unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the change in control agreements and certain other compensation matters. Our board also discussed and subsequently approved unanimously (excluding the recused directors Messrs. Gartzke and Sales) a transaction bonus agreement with Mr. Clayton, pursuant to which we would pay to Mr. Clayton a lump sum transaction bonus upon the closing of the merger and the confirmation by us of certain retiree health benefits to Brenda J. Flayton in certain circumstances (see “—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 53).

The board meeting continued through the night until the morning of December 22, 2006, at which time a representative from Morrison & Foerster provided our board with summaries of the definitive merger agreement and form of the limited guarantee and reviewed the material terms of each agreement, including, with respect to the merger agreement, the structure of the transaction, equity and debt financing commitments, closing conditions, termination provisions, covenants of the parties, conduct of our business pending the closing of the transaction and certain representations and warranties made by us. Following further deliberation, and based upon the discussions our board had with executive management, representatives from Morrison & Foerster, UBS and Credit Suisse, and the factors set forth below under “—Reasons for the Merger,” our board unanimously (excluding the recused directors Messrs. Gartzke and Sales) passed the resolutions approving the definitive merger agreement and form of the limited guarantee, as well as resolutions terminating the ADESA, Inc. 2004 Equity and Incentive Plan (the “2004 Equity Plan”), the ADESA, Inc. Employee Stock Purchase Plan (the “ESPP”), and amending and terminating the ADESA, Inc. Director Compensation Deferral Plan (the “Director Deferral Plan”) and the ADESA, Inc. 2005 Supplemental Executive Retirement Plan (the “SERP”), in each case in connection with and as contemplated by the definitive merger agreement.

In the early morning of December 22, 2006, we executed the definitive merger agreement with Buyer Parties and a limited guarantee with each Equity Sponsor. We subsequently issued a joint press release with IAAI announcing the transaction. We also filed a Current Report on Form 8-K with the SEC describing the transaction.

Reasons for the Merger

Our board of directors, at a meeting described above on December 22, 2006 and with the recusal of Messrs. Gartzke and Sales (see “—Background of the Merger,” beginning on page 26), (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the company and our stockholders, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) resolved to recommend that our stockholders approve the adoption of the merger agreement and directed that such matter be submitted for consideration of our stockholders at the special meeting and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL do not apply to the execution and delivery of the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the foregoing to our stockholders, our board consulted its legal and financial advisors and other experts and considered a number of factors, including the following material factors, each of which the members of our board believed supported its decision:

•       the board’s familiarity with our business, operations, properties and assets, financial condition, business strategy and prospects, including the risks involved in achieving those prospects, the nature of the industries in which we compete, industry trends, and economic and market conditions, both on a historical and prospective basis;

•       the fact that we, with the assistance of representatives from UBS, conducted a wide-ranging process to solicit indications of interest for a business combination involving our company and that this bid process afforded us a market check that revealed, among other things, that no other party indicated a willingness to bid at a per share price higher than the final per share price proposed by the Equity Sponsors (see “—Background of the Merger,” beginning on page 26);

•       the potential stockholder value that could be expected to be generated from remaining as a public company and pursuing other strategic alternatives, as well as the risks and uncertainties associated therewith, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty to our stockholders of realizing in cash a fair value for their investment under the merger;

•       the fact that our long-term business plan includes projections for a number of variables, including trends in new and retail used vehicle sales and incentives, including wholesale used vehicle pricing; economic conditions, including fuel prices, weather, Canadian exchange rate and interest rate fluctuations; competition; trends in the vehicle redistribution industry; capital investment in information technology; operating initiatives designed to enhance overall efficiencies through centralization and standardization; acquisitions and investments in “greenfield” sites; and site relocations and associated expenses; each of which is difficult to project and is subject to risks and uncertainty associated with execution;

•       due to the time value of money, a potentially higher acquisition price in the future (which assumes, among other things, the successful implementation of our planned initiatives), when discounted to present value, may not yield a higher price to our stockholders than the price proposed by the Equity Sponsors;

•       the current and historical market prices of our common stock, and the fact that the $27.85 per share to be paid for each share of common stock in the merger is a price higher than any market price achieved by our common stock prior to the public announcement of the merger, and represents a premium of approximately 9.6% to the closing price of our common stock on December 21, 2006 and a premium of approximately 37.1% to the closing price of our common stock on July 26, 2006, the date our board authorized the initiation of a sale process;

•       the fact that the price proposed by the Equity Sponsors reflected extensive negotiations among the parties, including the fact that the price per share of common stock agreed to in the merger agreement is $0.85 per share higher than the original offer price contained in the Equity Sponsors’ final bid letter;

•       the fact that we are the only publicly-traded integrated provider of vehicle auction, salvage auction and dealer financing services, and, because no other company has a directly comparable business model, the investment community has had difficulty accurately evaluating our financial condition, business strategy and prospects;

•       the fact that, given the very limited number of large companies engaged in the same business as us and the regulatory risks associated with a business combination between our company and any of those companies, our board thought it was unlikely that there would be a strategic buyer for our company;

•       the financial analyses of Credit Suisse and its written opinion that, as of December 21, 2006, and based upon and subject to certain assumptions, factors and qualifications set forth therein, the consideration to be paid to the holders of our common stock (other than Buyer and its affiliates) in the merger is fair to such stockholders, from a financial point of view (see “—Opinion of Credit Suisse Securities (USA) LLC,” beginning on page 40);

•       the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•       the availability of appraisal rights to our stockholders who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “—Appraisal Rights,” beginning on page 64);

•       the provisions of the merger agreement that allow our board, under certain circumstances, and subject to certain conditions, to change its recommendation that our stockholders vote in favor of the adoption and approval of the merger agreement (subject to our obligation to pay Buyer a $40 million termination fee);

•       the provisions of the merger agreement which provide that, under certain circumstances and subject to certain conditions, we may furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal (subject to our obligation to pay Buyer a $40 million termination fee);

•       the fact that the merger is not conditioned on the ability of Buyer Parties to obtain financing, as well as the provision by the Equity Sponsors to Buyer of certain executed equity commitment letters; the provision by Holdings of certain debt commitment letters and the limited number and nature of the conditions to funding set forth in the debt financing commitment letter; and the obligation of Buyer to pay us a $40 million termination fee if it fails to consummate the merger because of a failure to obtain financing, subject to certain conditions and qualifications;

•       the belief of our board that the $40 million termination fee that would be payable by us under certain circumstances in connection with the termination of the merger agreement is reasonable in light of the benefits of the merger and commercial practice;

•       the fact that, unlike certain business combinations involving financial buyers, no member of our management has entered into any arrangements with any of Buyer Parties regarding voting arrangements or potential employment opportunities, which may make it more likely that a competitive bid for our company may arise;

•       the assessment of our board that the terms of the merger agreement reflected extensive negotiations among the parties and were fair to our stockholders;

•       the receipt of an executed limited guarantee from each Equity Sponsor and IAAI providing for the pro rata guarantee of Buyer Parties’ observance of their respective obligations to pay the termination fee and transaction expenses if such obligations are required to be satisfied by Buyer under the merger agreement up to a maximum cap of $40 million;

•       the experience of the Equity Sponsors in completing significant acquisitions, including the experience of Kelso and Parthenon of acquiring IAAI; and

•       the limited number of potential purchasers with the financial ability to acquire us.

Our board also considered potential drawbacks or risks relating to the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, including the following material drawbacks or risks:

•       the fact that the all-cash price would not allow our stockholders to participate in any future growth of the combined entity, including any potential synergies associated with the combination with IAAI;

•       the fact that gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes (see “—Material U.S. Federal Income Tax Consequences,” beginning on page 62);

•       the possibility that an antitrust authority may seek to impose conditions on or enjoin or otherwise prevent or delay the merger;

•       our inability to take action to cause specific performance or require Buyer Parties to consummate the merger and our sole and exclusive remedy against Buyer Parties with respect to any breach or termination of the merger agreement is our right to recover a termination fee of $40 million, or have our transaction expenses, up to $8 million, reimbursed, in each case, if the merger agreement is terminated under specified circumstances;

•       the risks and costs to us if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•       the potential interests of our officers and directors in the merger described under “—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 53;

•       the restrictions on the conduct of our business prior to the consummation of the merger, including the requirement that we must conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending consummation of the merger;

•       the fact that we are entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that the $40 million termination fee payable by Buyer to us under certain circumstances serves as a contractual limitation on the maximum amount that we would be able to recover in damages from Buyer Parties in connection with certain breaches or termination of the merger agreement (see “The Merger Agreement—Termination Fee Payable to Us,” beginning on page 86);

•       the risk that, while we expect that the merger will be consummated, we have no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if it is approved by our stockholders;

•       the inclusion in the merger agreement of a closing condition that holders of no more than 20% of the outstanding shares of our common stock exercise (and do not withdraw or lose) appraisal rights in connection with Section 262 of the DGCL; and

•       the possibility that the $40 million termination fee payable by us under specified circumstances may discourage another party from making a competing and more favorable proposal to acquire us.

The foregoing discussion of the factors, drawbacks or risks considered by our board, while not exhaustive, includes the material information considered by our board in its consideration of the merger. After considering these factors, our board concluded that the positive factors relating to the merger outweighed the potential negative factors. In view of the variety of factors and the amount of information considered, our board did not find it practicable to quantify, and did not make specific assessments of, or otherwise assign relative weights to, the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of our board who approved the transaction may have given different weights to different factors.

Recommendation of Our Board of Directors

Our board of directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the company and our stockholders. Accordingly, our board of directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the adoption and approval of the merger agreement. Our board of directors also unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Opinion of Credit Suisse Securities (USA) LLC

We retained Credit Suisse solely to provide an opinion in connection with the merger. In connection with Credit Suisse’s engagement, we requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration to be received by such stockholders in the merger. On December 21, 2006, at a meeting of our board of directors held to evaluate the merger, Credit Suisse rendered to our board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated December 21, 2006, that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration to be received by the holders of our common stock, other than Buyer and its affiliates, was fair to such stockholders, from a financial point of view.

The full text of Credit Suisse’s written opinion, dated December 21, 2006, to our board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C and is incorporated into this proxy statement by reference in its entirety. Holders of our common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration, relates only to the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed a draft of the merger agreement received by it on December 21, 2006, as well as certain publicly available business and financial information relating to ADESA. Credit Suisse also reviewed certain other information relating to ADESA, including financial forecasts, provided to or discussed with Credit Suisse by ADESA, and met with our management to discuss our business and prospects. Credit Suisse also considered certain financial and stock market data of ADESA, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of ADESA, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for ADESA which Credit Suisse used for purposes of its analysis, our management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management and our board of directors as to our future financial performance. Credit Suisse also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on ADESA or the merger, that the merger agreement when signed would conform to the draft merger agreement reviewed by Credit Suisse in all respects material to its analyses, and that the merger would be consummated in accordance with the terms of the merger agreement reviewed by Credit Suisse without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and Credit Suisse did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) and Credit Suisse was not furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock, other than Buyer and its affiliates, of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ADESA, nor did it address the underlying business decision of ADESA to proceed with the merger. Credit Suisse was not involved in any of the determinations of our board of directors or our management to pursue strategic alternatives for ADESA, including the merger, in the negotiation of any of the terms of the merger, or in the solicitation of third party indications of interest in acquiring all or any part of ADESA.

In preparing its opinion to our board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ADESA’s control. No asset, company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to ADESA’s assets, ADESA or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with our board of directors in connection with Credit Suisse’s opinion dated December 21, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Sum of the Parts Analyses of ADESA

Credit Suisse performed three separate “sum of the parts” analyses of ADESA using the following financial analyses: (i) selected companies analysis, (ii) selected transactions analysis and (iii) discounted cash flow analysis. Using the foregoing financial analyses, Credit Suisse derived three reference ranges for the implied enterprise value of our Auction Services Group (ASG) and our Dealer Services Group (DSG). Credit Suisse then derived three reference ranges for the total implied enterprise value of ADESA by adding (i) the applicable reference range of the implied enterprise value of our Auction Services Group, (ii) the applicable reference range of the implied enterprise value of our Dealer Services Group, and (iii) a range of implied present values of our corporate expenses. The results of these analyses are set forth in the following table:

Ranges of Implied Enterprise Values of ADESA (in millions)
	Selected Companies Analysis	Selected Transactions Analysis	Discounted Cash Flow Analysis
ASG Implied Enterprise Value	$1,750 – $2,200	$1,825 – $2,350	$1,844 – $2,319
DSG Implied Enterprise Value	$600 – $750	$700 – $1,000	$698 – $878
Corporate Expense Implied Enterprise Value	$(110) – $(140)	$(110) – $(140)	$(110) – $(140)
Total Implied Enterprise Value of ADESA	$2,240 – $2,810	$2,415 – $3,210	$2,432 – $3,057

Using each of the above reference ranges of our total implied enterprise value, Credit Suisse derived reference ranges for the total implied equity value of ADESA by subtracting our estimated net debt as of December 31, 2006 from, and adding the value of certain estimated corporate adjustments as of December 31, 2006 to, the reference ranges of our total implied enterprise value. The results of these analyses are set forth in the following table:

	Ranges of Implied Equity Values of ADESA (in millions)
	Selected Companies Analysis	Selected Transactions Analysis	Discounted Cash Flow Analysis
Total Implied Enterprise Value of ADESA	$2,240 – $2,810	$2,415 – $3,210	$2,432 – $3,057
Less Estimated Net Debt	$120	$120	$120
Plus Estimated Corporate Adjustments	$38	$38	$38
Total Implied Equity Value of ADESA	$2,158 – $2,728	$2,333 – $3,128	$2,350 – $2,975

A description of the material analyses performed by Credit Suisse in determining the values set forth in the foregoing tables, including descriptions of the selected companies, selected transactions and discounted cash flow analyses performed by Credit Suisse in its analyses of our Auction Services Group and our Dealer Services Group, is set forth below under Financial Analyses Used in the Sum of the Parts Analyses.

Using each of the above reference ranges of our total implied equity value, Credit Suisse derived ranges of implied prices per share of our common stock using the following estimates of the number of fully diluted shares of our common stock that would be outstanding as of December 31, 2006, calculated, based on the treasury method, for the applicable low and high implied equity values of ADESA: (i) 90.6 million and 91.4 million, for the selected companies financial analysis, (ii) 90.8 million and 91.7 million, for the selected transactions analysis, and (iii) 90.9 million and 91.6 million, for the discounted cash flow analysis. Based on the foregoing, Credit Suisse derived the following ranges of implied prices per share of our common stock, which Credit Suisse then compared against the per share merger consideration:

Sum of the Parts Analysis	Implied Price Per ADESA Share		Merger Consideration Per ADESA Share
Selected Companies Analysis	$23.83—$29.8	6	$27.85
Selected Transactions Analysis	$25.68—$34.1	0	$27.85
Discounted Cash Flow Analysis	$25.86—$32.4	8	$27.85

Financial Analyses Used in the Sum of the Parts Analyses

Auction Services Group—Financial Analyses

Credit Suisse used a selected companies analysis, a selected transactions analysis and a discounted cash flow analysis to derive the ranges of implied enterprise values of our Auction Services Group used by Credit Suisse in the three sum of the parts analyses described above.

Auction Services Group—Selected Companies Analysis

Credit Suisse compared certain financial information of our Auction Services Group with publicly available financial information of other companies in the salvage and related services, aftermarket automobile parts and industrial distribution sectors, including:

Salvage and Related Services	Aftermarket Automobile Parts	Industrial Distribution
LKQ Corporation	O’Reilly Automotive, Inc	MSC Industrial Direct Co., Inc.
Ritchie Bros. Auctioneers Incorporated	The Pep Boys—Manny, Moe & Jack	Genuine Parts Company
Copart, Inc.	AutoZone, Inc.	Barnes Group Inc.
Keystone Automotive Industries, Inc.	Advance Auto Parts, Inc.	Uni-Select USA, Inc.

Such information included, among other things, observed trading multiples of (i) enterprise value (calculated as equity value plus debt, less cash and cash equivalents) as a multiple of estimated earnings before interest, taxes, depreciation and amortization (EBITDA) for calendar years 2006 and 2007 and (ii) estimated earnings before interest and taxes (EBIT) for calendar years 2006 and 2007. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on December 20, 2006. From the observed trading multiples for the selected companies, Credit Suisse derived, with respect to our Auction Services Group, (i) a range of multiples of enterprise value to estimated EBITDA for calendar years 2006 and 2007 and (ii) a range of multiples of enterprise value to estimated EBIT for calendar years 2006 and 2007. Credit Suisse then used these derived ranges of multiples to calculate ranges of implied enterprise values of our Auction Services Group using financial data prepared by our management (we refer to financial data, including estimates of our future financial performance, prepared by our management as the ADESA management case). Based on the foregoing, Credit Suisse selected the following reference range of implied enterprise values for our Auction Services Group for use in its selected companies sum of the parts analysis:

Auction Services Group Implied Enterprise Value	$1,750 million—$2,200 million

No company used as a comparison in the selected companies analysis is identical to our Auction Services Group.

Auction Services Group—Selected Transactions Analysis

Using publicly available information, Credit Suisse reviewed several financial metrics from the following 10 selected transactions in sectors deemed by Credit Suisse to be similar to the auction and related services sector:

Acquiror	Target
CSK Auto Corporation	PACCAR Inc.’s aftermarket parts business
Kelso & Company	Insurance Auto Auctions, Inc.
O’Reilly Automotive, Inc.	Hi-Lo Automotive, Inc.
Sumitomo Corporation of America	TBC Corporation
Minnesota Power & Light Company	ADESA, Inc.
Investcorp	American Tire Distributors, Inc.
GTCR Golder Rauner LLC	ADP Claims Services Group
Bain Capital LLC	Keystone Automotive, Inc.
Advance Auto Parts, Inc.	Discount Auto Parts, Inc.
ALLETE, Inc.	ADESA, Inc. (Spin-Off)

For those selected transactions for which sufficient financial information was publicly available, Credit Suisse calculated the enterprise value of the target company as a multiple of its last twelve months (LTM) EBITDA. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for the selected transactions, Credit Suisse derived, with respect to our Auction Services Group, (i) a range of multiples of enterprise value to LTM EBITDA for the period ending September 30, 2006 and (ii) a range of multiples of enterprise value to estimated calendar year 2006 EBITDA. Credit Suisse then used these derived ranges of multiples to calculate ranges of implied enterprise values of our Auction Services Group using financial data from the ADESA management case. Based on the foregoing, Credit Suisse selected the following reference range of implied enterprise values for our Auction Services Group for use in its selected transactions sum of the parts analysis:

Auction Services Group Implied Enterprise Value	$1,825 million—$2,350 million

No company or transaction utilized as a comparison in this analysis is identical to our Auction Services Group or the contemplated merger.

Auction Services Group—Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of our Auction Services Group to calculate the estimated present value of the unlevered, after-tax free cash flows that could be generated by our Auction Services Group over calendar years 2007 through 2011 based on the ADESA management case. Credit Suisse then calculated a range of estimated terminal values by multiplying the calendar year 2011 estimated EBITDA by selected terminal multiples ranging from 8.0x to 10.0x. The estimated after-tax cash flows and the terminal values were then discounted to present values using discount rates ranging from 12.0% to 13.0% to calculate a range of implied enterprise values for our Auction Services Group. This analysis indicated the following range of implied enterprise values of our Auction Services Group:

Auction Services Group Implied Enterprise Value	$ 1,844 million—$ 2,319 million

Dealer Services Group—Financial Analyses

Credit Suisse used a selected companies analysis, a selected transactions analysis and a discounted cash flow analysis to derive the ranges of implied enterprise values of our Dealer Services Group used by Credit Suisse in the three sum of the parts analyses described above.

Dealer Services Group—Selected Companies Analysis

Credit Suisse compared certain financial information of our Dealer Services Group with publicly available financial information of other companies in the automobile finance, commercial finance and other finance sectors, including:

Automobile Finance	Commercial Finance	Other Finance
Credit Acceptance Corporation	Financial Federal Corporation	Advanta Corp.
AmeriCredit Corp.	CapitalSource Inc.	CompuCredit Corporation
United PanAm Financial Corp.	Marlin Business Services Corp.
CIT Group Inc.

Such information included, among other things, observed trading multiples of (i) price per share to LTM earnings per share (ii) price per share to estimated earnings per share for calendar years 2006 and 2007 and (iii) equity value to tangible book value for the most recent actual date available. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on December 20, 2006. From the observed trading multiples for the selected companies, Credit Suisse derived, with respect to our Dealer Services Group, (i) a range of multiples of equity value to LTM net income for the period ending September 30, 2006, (ii) a range of multiples of equity value to estimated net income for calendar years 2006 and 2007 and (iii) a range of equity value to tangible book equity as of September 30, 2006. Credit Suisse then used these derived ranges of multiples to calculate ranges of the implied equity value of our Dealer Services Group using financial data from the ADESA management case. Since no estimated net debt as of December 31, 2006 was allocated to the Dealer Services Group in the ADESA management case, the enterprise value of the Dealer Services Group is equal to the equity value of the Dealer Services Group. Based on the foregoing, Credit Suisse selected the following reference range of implied enterprise values of our Dealer Services Group for use in its selected companies sum of the parts analysis:

Dealer Services Group Implied Enterprise Value	$600 million—$750 million

No company used as a comparison in the selected companies analysis is identical to our Dealer Services Group.

Dealer Services Group—Selected Transactions Analysis

Using publicly available information, Credit Suisse reviewed several financial metrics from the following 13 selected transactions in the automotive finance services industry:

Acquiror	Target
General Electric Company	Commercial Lending Business of Transamerica
Heller Financial, Inc.	Healthcare Financial Partners, Inc.
GE Capital Solutions	Trustreet Properties, Inc.
General Electric Company	Heller Financial, Inc.
Textron Financial Corporation	Litchfield Financial Corporation
Tyco International Ltd.	CIT Group Inc.
Wachovia Corporation	Westcorp
Bay View Capital Corporation	Franchise Mortgage Acceptance Company
CIT Croup Inc.	NewCourt Credit Group, Inc.
GE Capital Commercial Equipment Leasing	SAFECO Corporation
Penske Truck Leasing	Rollins Truck Leasing Corp.
GE Capital Corporation	Franchise Finance Corporation of America
iStar Financial Inc.	Falcon Financial Investment Trust

For those selected transactions for which sufficient financial information was publicly available, Credit Suisse calculated (i) the equity value of the target company as a multiple of its LTM net income, (ii) the equity value of the target company as a multiple of its estimated next twelve months (NTM) net income and (iii) the equity value of the target company as a multiple of its tangible book equity. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for the selected transactions, Credit Suisse derived, with respect to our Dealer Services Group, (i) a range of multiples of equity value to LTM net income, (ii) a range of multiples of equity value to estimated NTM net income, (iii) a range of multiples of equity value to estimated net income for calendar years 2006 and 2007 and (iv) a range of multiples of equity value to tangible book equity as of September 30, 2006. Credit Suisse then used these derived ranges of multiples to calculate ranges of implied equity values of our Dealer Services Group using financial data from the ADESA management case. Since no estimated net debt as of December 31, 2006 was allocated to the Dealer Services Group in the ADESA management case, the enterprise value of the Dealer Services Group is equal to the equity value of the Dealer Services Group. Based on the foregoing, Credit Suisse selected the following reference range of implied enterprise values of our Dealer Services Group for use in its selected transactions sum of the parts analysis:

Dealer Services Group Implied Enterprise Value	$700 million—$1,000 million

No company or transaction utilized as a comparison in this analysis is identical to our Dealer Services Group or the contemplated merger.

Dealer Services Group—Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of our Dealer Services Group to calculate the estimated present value of the after-tax free cash flows that could be generated by our Dealer Services Group over calendar years 2007 through 2011 based on the ADESA management case and a target tangible equity to tangible managed assets of 28.2%. Credit Suisse then calculated a range of estimated terminal values by multiplying the calendar year 2011 estimated net income of our Dealer Services Group by selected terminal multiples of 11.0x to 13.5x. The estimated after-tax cash flows and the terminal values were then discounted to present values using discount rates ranging from 11.5% to 13.5% to calculate a range of implied equity values for our Dealer Services Group. Since no estimated net debt as of December 31, 2006 was allocated to the Dealer Services Group in the ADESA management case, the enterprise value of the Dealer Services Group is equal to the equity value of the Dealer Services Group. This analysis indicated the following range of implied enterprise values of our Dealer Services Group:

Dealer Services Group Implied Enterprise Value	$698 million—$878 million

Corporate Expense

Credit Suisse calculated the estimated present value of our after-tax corporate expenses over calendar years 2007 through 2011 based on the ADESA management case. Credit Suisse then calculated a range of estimated terminal values by multiplying the calendar year 2011 unlevered, after-tax free cash flow of our estimated corporate expenses by selected fractions, the numerators of which were equal to one plus the selected implied perpetuity growth rate and the denominators of which were equal to the selected discount rate less the selected implied perpetuity growth rate. The implied perpetuity growth rates and the discount rates used by Credit Suisse ranged from 2.0% to 4.0% and 12.0% to 13.0%, respectively. The estimated after-tax cash flows and the terminal values were then discounted to present values to calculate a range of implied enterprise values for our corporate expenses. This analysis indicated the following range of implied enterprise values of our corporate expenses:

Corporate Expenses Implied Enterprise Value	($110) million—($140) million

Net Debt

In performing its sum of the parts analyses, Credit Suisse used the estimated net debt of ADESA as of December 31, 2006, which consisted of approximately $353 million in debt less cash and cash equivalents (including cash deposits in transit) of approximately $233 million.

Corporate Adjustments

In performing its sum of the parts analyses, Credit Suisse relied upon adjustments to our financial results included in the ADESA management case. These adjustments, which were estimated as of December 31, 2006 by our management, were used by Credit Suisse to reflect material assets and liabilities not captured in the other valuation methodologies, including long-term liabilities resulting from litigation liabilities, long-term supplemental executive retirement plan liabilities and environmental remediation costs and long-term assets including minority equity investments, investment assets and long-term supplemental executive retirement plan assets. The adjustments totaled $38 million, which is the amount that Credit Suisse used in deriving the implied equity values of ADESA pursuant to its three different sum of the parts analyses.

Miscellaneous

We selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse and its affiliates have in the past provided, currently are providing, and in the future may provide, investment banking and other financial services to ADESA, its affiliates and, affiliates of Buyer, unrelated to the merger for which services Credit Suisse received, and would expect to receive, compensation. Credit Suisse and certain of its affiliates and certain of Credit Suisse’s and its affiliates’ respective employees and certain private investment funds affiliated or associated with Credit Suisse have invested in affiliates of Buyer. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ADESA, its affiliates and affiliates of Buyer and any other entities involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Under the terms of Credit Suisse’s engagement, we have agreed to pay Credit Suisse a customary fee in connection with its services, a significant portion of which was payable upon the rendering by Credit Suisse of its opinion. In addition, we have agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

Projected Financial Information

We, as a matter of course, do not make public projections as to future performance or earnings beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, our management did prepare an initial set of financial projections solely for the purpose of soliciting potential bids to acquire our company which were included in the Confidential Information Memorandum prepared in August 2006 and distributed to potential bidders, including the Equity Sponsors, in early September 2006. As previously discussed on page 34 under “—Background of the Merger,” our management also prepared an updated final set of financial projections which were provided to our board on December 8, 2006 and shortly thereafter to Credit Suisse to be used by it for purposes of its financial analyses (see “—Opinion of Credit Suisse Securities (USA) LLC” beginning on page 40). In addition, on December 19, 2006, a copy of the December final financial projections was provided to the Equity Sponsors. We have included below a summary of the December final financial projections to give our stockholders access to certain non-public information reviewed by our board and the Equity Sponsors for purposes of considering and evaluating the proposed merger. We also have included below a summary of the earlier, initial financial projections included in the Confidential Information Memorandum to give our stockholders access to certain non-public information reviewed by the Equity Sponsors and other potential bidders at an early point in the process leading up to our execution of the merger agreement with Buyer Parties. The inclusion of this information should not be regarded as an indication that our board, Credit Suisse or the Equity Sponsors considered, or now considers, this information to be a reliable prediction of future results.

The financial projections below reflect numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The financial projections below also reflect numerous estimates and assumptions related to our business that are inherently subject to factors such as significant economic, political and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, including the factors described under “Cautionary Statements Regarding Forward-Looking Information” beginning on page 19, which factors may cause the financial projections described below or the underlying assumptions to be inaccurate. You also should review the risk factors set forth in our current filings with the SEC, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for a discussion of the various risks and assumptions. As a result, there can be no assurance that the projected results described in the below financial projections will be realized or that actual results will not be significantly higher or lower than projected. In addition, the financial projections below do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may also cause actual results to differ materially.

The December final financial projections were prepared by our management for internal use and, subject to authorization by our board, to be used by Credit Suisse for purposes of its financial analyses (see “—Opinion of Credit Suisse Securities (USA) LLC,” beginning on page 40). The earlier, initial financial projections were prepared for use in the Confidential Information Memorandum and related process and were not reviewed by our board prior to distribution of the Confidential Information Memorandum to the potential bidders. Neither set of financial projections were prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections below do not take into account any circumstances or events occurring after the date they were prepared. Since the financial projections below cover multiple years, such information by its nature becomes less reliable with each successive year. HOWEVER, WE CANNOT ASSURE YOU THAT THE ACTUAL RESULTS OR DEVELOPMENTS WE ANTICIPATE WILL BE REALIZED OR, IF REALIZED, THAT THEY WILL HAVE THE EXPECTED EFFECTS ON OUR BUSINESS OR OPERATIONS.

You are cautioned not to place undue reliance on the financial projections set forth below. We have not made and do not make any representation to the Equity Sponsors or to any stockholder regarding the information included in these financial projections. We do not intend to update or otherwise revise the financial projections below to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.

We first present below a summary of the December final financial projections and provide certain underlying assumptions because the December final financial projections are the most recent and up-to-date projections prepared by our management during the process leading up to the execution of the merger agreement and because they were reviewed by our board before it approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, our board concurred with management that the December final financial projections reflected the then best available estimates and judgments of management and our board as to our future financial performance. We subsequently present below a summary of the earlier, initial financial projections without accompanying detail solely to provide our stockholders background on financial information received by potential bidders, including the Equity Sponsors, as part of the process leading up to the execution of the merger agreement.

December Final Financial Projections.   A summary of the December final financial projections reviewed by our board on December 8, 2006 and subsequently provided to Credit Suisse and the Equity

Sponsors is set forth below. Our management prepared the December final financial projections by updating the initial financial projections incorporated in the Confidential Information Memorandum to reflect management’s assessment of the risks associated with executing various strategic initiatives assumed in the financial projections, management’s updated estimates resulting from the budgeting process then being finalized by management and the discussions that had occurred between management and various potential bidders.

	Fiscal Year
	2007	2008	2009	2010	2011
	(In millions)
Revenues	$1,176	$1,275	$1,387	$1,485	$1,579
EBITDA	$315	$356	$397	$431	$463

The material assumptions made by our management in developing the December final financial projections were as follows:

	Fiscal Year
	2007	2008	2009	2010	2011
	(Dollars in millions except per car amounts)
ADESA Used Car Auction Market Share of Auction Transactions(1)	18.2%	18.6%	18.9%	19.2%	19.4%
Consolidated Auction Conversion Rate	64.4%	64.3%	64.7%	64.7%	64.6%
Consolidated Auction Revenue Per Car Sold	$472	$482	$488	$496	$505
Consolidated Auction Direct Expense Per Car Entered Growth	1.7%	1.8%	2.3%	1.6%	1.4%
SG&A Expense Growth (Excluding Initiatives)	2.9%	2.9%	2.9%	2.9%	2.9%
Growth in Vehicles Financed	5.0%	5.0%	5.0%	5.0%	5.0%
Base Capital Expenditures—Facilities and Technology	$40	$40	$40	$40	$40
Strategic Initiatives:
Acquisitions:
Capital Expenditures	$50	$50	$50	$50	$50
Projected Incremental EBITDA	$3	$11	$19	$29	$39
Dealer Consignment:
Projected Incremental EBITDA	$12	$19	$25	$31	$36
Information Technology:
Incremental Capital Expenditures	$36	$13	$8	$7	$7
Projected Incremental EBITDA (expense)	$(14)	$(5)	$1	$2	$1
Operational Excellence:
Projected Net Incremental EBITDA	$5	$9	$15	$19	$23
Relocations:
Capital Expenditures (proceeds from asset sales)	$61	$41	$(19)	$0	$0
Projected Incremental EBITDA	$0	$1	$2	$4	$5

(1)   Excludes effect of strategic initiatives.

Initial Financial Projections.   A summary of the revenues and EBITDA estimates from the initial financial projections included in the Confidential Information Memorandum is set forth below. The initial set of financial projections was prepared by management to provide potential bidders with an optimistic view of our potential financial prospects, including potential returns from investments in various strategic initiatives. The initial financial projections were not reviewed by our board prior to their distribution to the potential bidders and were not part of our board’s decision making process in approving the merger, the merger agreement and the other transactions contemplated by the merger agreement.

	Fiscal Year
	2007	2008	2009	2010	2011
	(In millions)
Revenues	$1,197	$1,323	$1,507	$1,642	$1,764
EBITDA	$329	$385	$462	$522	$576

The primary difference between the initial financial projections and the December final financial projections described above is that the initial financial projections did not incorporate management’s assessment of the risks associated with executing various strategic initiatives assumed in the financial projections. Our management believes the December final financial projections incorporate a more realistic assessment of the impact of the significant risks associated with implementing our strategic initiatives and achieving the growth assumptions related to both our auction business and our automobile finance business. The primary risks associated with achieving the returns contemplated in the initial financial projections that were factored into our December final financial projections related to our planned investments in information technology, dealer consignment initiatives, the relocation of our existing facilities and the expected benefits associated with our operational excellence initiatives.

The December final financial projections also incorporate less significant changes reflecting our management’s updated assumptions on certain key external factors outside our control, including the level of new and used car sales in North America. There are significant risks associated with achieving the assumptions reflected in the initial financial projections, including the expected growth in new car sales, the expected improvements in our share of the auction industry, expected loan transaction growth at our automobile finance business unit and returns expected from certain equity investments.

Financing for the Merger

The total amount of funds necessary to complete the merger is anticipated to be approximately $[___] billion, consisting of approximately $[___] billion to pay our stockholders, option holders and holders of restricted stock units the amounts due to them under the merger agreement, assuming that none of our stockholders properly demands and perfects his, her or its appraisal rights, with the remainder to be applied to refinance certain of our existing indebtedness and to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions, and to provide for our future working capital needs.

These payments are expected to be funded by a combination of equity contributions by entities sponsored by, or co-investors with, the Equity Sponsors and debt financing, as well as our available cash. Buyer has obtained equity financing commitments and Holdings has obtained debt financing commitments for the merger and other transactions contemplated by the merger agreement.

Equity Financing

The Equity Sponsors have collectively agreed to cause up to $[___] million of cash to be contributed to Buyer, which will constitute the equity portion of the merger financing. Subject to certain conditions, each of the Equity Sponsors may assign a portion of its equity commitment obligation, provided that it remains obligated to perform its obligations under its equity commitment letter to the extent not performed by such assignee. ValueAct, at its election, may satisfy a portion of its cash equity commitment through the contribution of shares of our common stock held by ValueAct to Buyer immediately prior to the effective time of the merger.

Each of the equity commitments is subject to (i) the terms of the applicable equity commitment letter, (ii) the satisfaction or waiver by Buyer of all of the conditions to Buyer Parties’ obligation to effect the closing of the merger in accordance with the terms of the merger agreement, and (iii) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement. In the event that any portion of the financing becomes unavailable on the terms and conditions contemplated by the equity commitment letters, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources on comparable or more favorable terms in the aggregate to Buyer than as contemplated by the equity commitment letters (as determined by Buyer in its reasonable good faith judgment), as promptly as practicable, but no later than the earlier of the last day of the marketing period and the final date. Each of the equity commitment letters will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) the assertion by us or any of our affiliates of any claim under any limited guarantee of any Equity Sponsor or otherwise against any Equity Sponsor in connection with the merger agreement, except for actions taken by us to obtain an injunction to prevent breaches by any of Buyer Parties of the following obligations of Buyer Parties under the merger agreement:

•       maintain the confidentiality of our non-public information, obtained by Buyer Parties in connection with their efforts to obtain the financing, pursuant to the confidentiality agreement between us and Kelso;

•       consult us prior to making any public announcement or filing;

•       not solicit our employees prior to the closing of the merger; and

•       not acquire direct or indirect ownership of our common stock prior to the earlier termination of the merger agreement or the effective time of the merger.

Debt Financing

In connection with the execution and delivery of the merger agreement, Holdings has obtained a debt commitment letter from the Lenders to provide up to $[___] billion in debt financing (not all of which is expected to be drawn at closing) consisting of: (i) up to $1.790 billion of senior secured credit facilities; (ii) up to $600 million of senior unsecured bridge loans under a bridge facility; and (iii) up to $500 million of senior subordinated unsecured bridge loans under a bridge facility to finance, in part, the merger, repaying or refinancing certain of our and our subsidiaries’ existing indebtedness and paying fees and expenses incurred in connection with the merger. The senior unsecured bridge loan facility and the senior subordinated unsecured bridge loan facility are expected to be utilized no later than the earlier of (i) the last day of the marketing period and (ii) the final date, but only in the event that (A) one or more of the note offerings has not been consummated in an aggregate amount equal to the commitments under their respective bridge facilities, (B) all of the conditions to each party’s obligation to close the merger have been satisfied (other than the actual delivery of officers’ certificates and the actual receipt of the proceeds from the debt financing), and (C) the bridge facilities contemplated by the debt commitment letters are available on the terms and conditions described in the debt commitment letters.

The debt commitments expire no later than July 31, 2007. The documentation governing the senior secured credit facilities and the bridge facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Buyer Parties have agreed to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letters. In the event that any portion of the financing becomes unavailable on the terms and conditions contemplated by the debt commitment letters, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources on comparable or more favorable terms in the aggregate to Buyer than as contemplated by the debt commitment letters (as determined by Buyer in its reasonable good faith judgment), as promptly as practicable, but no later than the earlier of the last day of the marketing period and the final date.

The availability of the senior secured credit facilities and the bridge facilities are subject to, among other conditions, satisfaction of the condition that since September 30, 2006, there shall not have occurred any company material adverse effect; establishment of a commercial securitization facility for the purposes of purchasing certain finance receivables from Automotive Finance Corporation; the receipt by Holdings of cash equity contributions which, together with any rollover equity (including, without limitation, the contribution of IAAI to Holdings), constitute an aggregate amount equal to at least 25% of the pro forma total consolidated capitalization of Holdings and its subsidiaries after giving effect to the closing; the receipt of certain financial statements; consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers by Buyer Parties that are materially adverse to the Lenders without the consent of the Lenders); payment of required fees and expenses and the negotiation; and execution and delivery of definitive documentation for the senior secured credit facilities and the bridge facilities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, our stockholders should be aware that some of our directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests and arrangements may present actual or potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption and approval of the merger agreement. Two of our directors that also serve as executive officers, Messrs. Gartzke and Sales, recused themselves from all board deliberations and decisions relating to the merger agreement and have had no discussions with representatives of any Equity Sponsor or its affiliates concerning employment with the surviving corporation following the closing of the merger.

Treatment of Stock Options

As of January 15, 2007, there were approximately 2,215,566 shares of our common stock issuable pursuant to stock options granted under the 2004 Equity Plan to our current executive officers and directors. Under the terms of the merger agreement, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the merger will accelerate and become fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $27.85 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of our common stock subject to outstanding vested and unvested options as of January 15, 2007, the aggregate number of shares of our common stock subject to outstanding unvested options, the weighted average exercise price of the aggregate options and the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of such options. The information in the table assumes that all options remain outstanding immediately prior to the effective time of the merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Approximate Consideration (1)
Directors
Wynn Van Bussmann	4,892	—	$16.3797	$56,113
Thomas Cunningham	2,446	—	$14.2667	$33,225
Dennis O. Green	1,427	—	$15.9963	$16,915
Nick Smith	10,825	—	$14.7281	$142,045
Donald C. Wegmiller	14,596	—	$13.5277	$209,048
Deborah Weinstein	1,427	—	$15.9963	$16,915
Executive Officers
David G. Gartzke	998,306	—	$20.7379	$7,100,041
A. R. Sales	50,000	50,000	$25.3200	$126,500
Cameron C. Hitchcock	215,580	—	$24.0000	$829,983
Bradley A. Todd	288,910	—	$23.2943	$1,316,192
George J. Lawrence	159,348	—	$24.0000	$613,490
Curtis L. Phillips	69,254	7,927	$22.6972	$356,850
Scott A. Anderson	60,948	7,345	$23.4363	$269,009
Brenda J. Flayton	184,386	—	$22.6843	$952,477
Ronald Beaver	30,000	30,000	$25.5950	$67,650
Charles R Tapp	106,232	—	$24.0000	$408,993
Jonathan L. Peisner	16,989	14,382	$24.8633	$50,741
Timothy C. Clayton	—	—	—	—
All Directors and Executive Officers	2,215,566	109,654	$22.1782	$12,566,187

(1)          Illustrates the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of outstanding stock options. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $27.85 (the per share amount of merger consideration) and the weighted average exercise price of all such options.

Treatment of Restricted Stock Units

As of January 15, 2007, there were approximately 137,664.914 restricted stock units granted under the 2004 Equity Plan and held by our current executive officers. Under the terms of the merger agreement, each restricted stock unit held by an executive officer that is outstanding as of the effective time of the merger will be accelerated and become fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $27.85, without interest and less any applicable withholding taxes.

The following table identifies, for each of our executive officers, the aggregate number of shares of our common stock subject to outstanding restricted stock units as of January 15, 2007, the number of unvested restricted stock units and the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of such restricted stock units. The information in the table assumes that all such restricted stock units remain outstanding immediately prior to the effective time of the merger.

Name	Aggregate Shares Subject to Restricted Stock Units		Number of Unvested Restricted Stock Units		Approximate Consideration (1)
David G. Gartzke	52,587.422	(2)	52,587.422	(2)	$1,464,560
A. R. Sales	5,000.000		5,000.000		$139,250
Cameron C. Hitchcock	20,983.735	(2)	20,983.735	(2)	$584,397
Bradley A. Todd	20,031.735	(2)	20,031.735	(2)	$557,884
George J. Lawrence	11,790.522	(2)	11,790.522	(2)	$328,366
Curtis L. Phillips	3,075.382	(2)	3,075.382	(2)	$85,649
Scott A. Anderson	3,037.382	(2)	3,037.382	(2)	$84,591
Brenda J. Flayton	12,321.229	(2)	12,321.229	(2)	$343,146
Ronald Beaver	2,000.000		2,000.000		$55,700
Charles R Tapp	6,837.507	(2)	6,837.507	(2)	$190,425
Jonathan L. Peisner	—		—		—
Timothy C. Clayton	—		—		—
All Executive Officers	137,664.914		137,664.914		$3,833,968

(1)          Illustrates the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of outstanding restricted stock units. Calculated for each individual by multiplying the aggregate number of restricted stock units by $27.85 (the per share amount of merger consideration).

(2)          Includes accrued dividend equivalents paid through December 31, 2006 on restricted stock units granted in connection with our initial public offering.

Change in Control Agreements

We have entered into change in control agreements with the following executive officers: Scott A. Anderson, Ron Beaver, Brenda J. Flayton, David G. Gartzke, Cameron C. Hitchcock, George J. Lawrence, Jonathan L. Peisner, Curt L. Phillips, A. R. Sales, Charles R Tapp and Bradley A. Todd, each effective as of December 21, 2006. The pending merger, if consummated, will constitute a change in control for purposes of these change in control agreements. Under the change in control agreements, each executive officer will be entitled to receive the following change in control payments and benefits if, at any time prior to the second anniversary of the merger (or the third anniversary of the merger, with respect to Messrs. Gartzke and Sales), such executive officer’s employment is terminated by us without cause or terminated by the executive officer for good reason (in each case as defined below):

•       a lump sum cash payment equal to the aggregate of the executive officer’s (i) base salary earned and unpaid through the termination date, (ii) accrued but unpaid vacation, (iii) unreimbursed expenses and (iii) pro-rata target bonus earned and unpaid for the year in which the termination occurs (minus any other cash bonuses paid under the 2004 Equity and Incentive Plan upon a change in control);

•       a lump sum cash payment equal to one times (with respect to Messrs. Peisner, Phillips and Anderson), two times (with respect to Ms. Flayton and Messrs. Beaver, Hitchcock, Lawrence, Tapp

and Todd), or three times (with respect to Messrs. Gartke and Sales) the sum of the executive officer’s (i) base salary (the higher of the executive officer’s base salary immediately prior to the change in control or at any time after the change in control) and (ii) annual target bonus (the higher of the executive officer’s annual target bonus for the fiscal year of the change in control or the fiscal year of the termination);

•       all amounts vested or accrued prior to the termination date under all incentive, compensation and employee benefit plans will be paid in accordance with the terms of such plans;

•       a lump sum cash payment equal to $1,400 per month for each month under each executive officer’s protection period (two years from the effective time of the merger with respect to all of the executives, except for Messrs. Gartzke and Sales, who are protected for three years from the effective time of the merger) for health insurance coverage;

•       a lump sum cash payment equal of $15,000, with respect to Messrs. Gartzke and Sales, $10,000, with respect to Ms. Flayton and Messrs. Beaver, Hitchcock, Lawrence, Tapp and Todd, and $5,000, with respect to Messrs. Peisner, Phillips and Anderson for life insurance benefits;

•       outplacement services with an in-kind value not exceeding $12,000;

•       with respect to Mr. Gartzke and Ms. Flayton, continued payment of certain term life insurance premiums after a change in control, provided that upon termination of his or her employment, such term life insurance may be assigned to each of them at their option and provided further that each of them would be responsible for their own premiums thereafter; and

•       with respect to Mr. Gartzke and Ms. Flayton, payment of all remaining amounts payable by us in lieu of the payment that Mr. Gartzke or Ms. Flayton would have received under the ALLETE, Inc. Supplemental Executive Retirement Plan had Mr. Gartzke and Ms. Flayton continued his or her employment with ALLETE, Inc. (our parent company prior to our spin-off in September 2004).

In lieu of the lump sum cash payment specified in the second bullet point above, each of Messrs. Beaver, Lawrence and Sales have elected under their respective change in control agreements to receive a lesser amount of the lump sum cash payment, subject to the completion of the merger, equal to one and a half times (with respect to Messrs. Beaver and Lawrence) or two times (with respect to Mr. Sales) the sum of the executive officer’s (i) base salary (the executive officer’s base salary immediately prior to the change in control) and (ii) annual target bonus (the executive officer’s annual target bonus for the fiscal year of the change in control). None of the change in control agreements with executive officers other than Messrs. Beaver, Lawrence and Sales provide for such election.

The election of each of Messrs. Beaver, Lawrence and Sales has no effect on their eligibility to receive the other benefits set forth above, subject to completion of the merger. Under the respective change in control agreements, the employment of each of Messrs. Beaver, Lawrence and Sales will terminate upon the effective date of the merger, provided that we may, at our discretion, ask each of them to continue as a consultant for not more than 30 days thereafter.

For purposes of the change in control agreements, “cause” means the occurrence of any of the following events:

•       willful and continued failure by an executive officer to substantially perform his or her duties for at least 30 days after written notice of such deficiency;

•       willful misconduct or gross negligence by an executive officer which is demonstrably and materially injurious to us;

•       material violation of our published standards of business conduct; or

•       an executive officer is convicted of, or has entered a plea of nolo contendere to a felony or any crime involving dishonesty, fraud, embezzlement or breach of trust.

For purposes of the change in control agreements, “good reason” means the occurrence of any of the following events after a change in control:

•       a substantive adverse change in an executive officer’s authority, duties, responsibilities or position;

•       reduction in an executive officer’s base salary or target annual bonus opportunity;

•       reduction in an executive officer’s benefits or fringe benefits that is not the result of an across-the-board change affecting all executive officers;

•       except for standard travel requirements, relocation of an executive officer in excess of a 50-mile radius of the location at which the executive officer was based prior to the change in control;

•       failure of our successor to assume our obligations under the change in control agreements;

•       our failure to provide an executive officer with a notice of termination pursuant to his or her change in control agreement; or

•       with respect to Ms. Flayton only, termination of Mr. Gartzke as our Chief Executive Officer.

For purposes of the definition of “good reason” under the change in control agreements, in determining whether a change, reduction or relocation has occurred or is permissible, the circumstances of an executive officer’s employment during the period at issue are compared to those existing immediately prior to the change in control. An event is not deemed “good reason” if: (i) an executive officer fails to provide notice to us of an event that constitutes good reason within 6 months; (ii) an executive officer fails to provide us with a 30-day cure period; or (iii) we do not provide a notice of termination to an executive officer within 90 days following the expiration of the 30-day cure period.

Each change in control agreement provides that if an executive officer receives any change in control payments or benefits under a change in control agreement, such executive officer will not be entitled to receive any payments or benefits under any other arrangement, including under any existing severance agreement described below (see “—Severance Agreements”), with the exception of Ms. Flayton, who will continue to be entitled to the retiree medical benefits described below (see “—Flayton Retiree Medical Benefits”).

Each change in control agreement also provides that if the aggregate value of the change in control payments and benefits for any executive officer exceeds the safe harbor limit under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate value of such executive officer’s change in control payments and benefits will be cut back below the safe harbor limit if the executive officer would receive more money than if the executive officer had received the entire change in control payments and benefits and paid the 20% excise tax that would be applicable to the change in control payments and benefits under Section 280G of the Code if the safe harbor limit is exceeded. Each executive officer is responsible for paying any federal excise tax imposed on his or her change in control payments or benefits received pursuant to his or her respective change in control agreements, as the agreements do not provide for “gross-up” payments by us to make the executive officers whole for any such federal excise tax that may be imposed.

Based on the assumptions that the effective date of the merger is May 1, 2007 and the employment of each of the executive officers is terminated as of the effective date of the merger, the aggregate value of the change in control payments and benefits of each executive officer is set forth in the table below:

Name	Aggregate Value of Change in Control Payments and Benefits (1), (2)
Scott A. Anderson	$325,220
Ronald Beaver	$694,975
Brenda J. Flayton	$1,058,921
David G. Gartzke	$4,682,102
Cameron C. Hitchcock	$1,262,417
George J. Lawrence	$829,360
Jonathan L. Peisner	$345,613
Curtis L. Phillips	$339,442
A. R. Sales	$1,747,817
Charles R Tapp	$788,933
Bradley A. Todd	$1,109,467
Total	$13,184,267

(1)          Amounts do not include the value of any stock options or restricted stock units, which under the terms of our 2004 Equity Plan will automatically vest and be cancelled at the effective time of the merger.

(2)          Amounts do not include the value of distributions under the SERP that will be made to the SERP participants as soon as practicable after the effective time of the merger.

Severance Agreements

We have entered into severance agreements with Ms. Flayton and Mr. Hitchcock, which will remain in effect through June 1, 2009 and December 31, 2008, respectively. If an executive officer elects to receive severance payments or benefits under a severance agreement, such executive officer will not be entitled to receive any other payments or benefits under a change in control agreement described above, see “—Change in Control Agreements.”

Under the terms of Mr. Hitchcock’s severance agreement, he is entitled to receive the following severance and other benefits upon our termination of his employment without cause or resignation by him for good reason (as defined below) during the term of his agreement:

•       a lump sum cash payment equal to two times the sum of his (i) base salary (the higher of his base salary immediately prior to the termination or prior to the first event or circumstance constituting good reason) and (ii) annual target bonus (the higher of his target annual bonus for the fiscal year of the termination or the fiscal year of the first event or circumstance constituting good reason); and

•       continuation of life, accident and health insurance benefits for him and his dependents on terms substantially similar to those provided immediately prior to the termination or resignation for good reason for twelve months following the termination or resignation.

Under the terms of Ms. Flayton’s severance agreement, upon our termination of her employment without cause or resignation by her for good reason during the term of her agreement and Mr. Gartzke is no longer our Chief Executive Officer, she will be entitled to a lump sum cash payment equal to two times the sum of her (i) base salary (the higher of her base salary immediately prior to her termination or prior to the first event or circumstance constituting good reason) and (ii) annual target bonus (the higher of her target annual bonus for the fiscal year of the termination or the fiscal year of the first event or circumstance constituting good reason).

For purposes of the severance agreements, “cause” means the occurrence of any of the following events:

•       willful and continued failure by an executive officer to substantially perform his or her duties for at least 30 days after written notice of such deficiency;

•       willful engagement in wrongful conduct by an executive officer which is demonstrably and materially injurious to us; or

•       an executive officer is convicted of, or has entered a plea of nolo contendere to a felony.

For purposes of the severance agreements, “good reason” means the occurrence of any of the following events:

•       a substantial adverse change in an executive officer’s duties or responsibilities;

•       a substantial reduction in an executive officer’s compensation or benefits that is not the result of an across-the-board change affecting all executive officers;

•       relocation of an executive officer in excess of a 50-mile radius from Indianapolis, Indiana; or

•       our failure to provide an executive officer with a notice of termination pursuant to his or her severance agreement.

We have also entered into severance agreements with Messrs. Beaver, Lawrence and Sales, but each of them has elected to receive payments, subject to the completion of the merger, under his respective change in control agreement, as described above under “—Change in Control Agreements’’ and, as a result, will not be entitled to receive any payments or benefits in the event of a change in control under his respective severance agreement.

Director Compensation Deferral Plan

Our board of directors has approved the termination of the Director Deferral Plan as of the effective time of the merger. We will cause all accrued account balances under the Director Deferral Plan to be distributed in cash to participants, promptly after the effective time of the merger, less any required withholding taxes.

The following table shows the account balances of our director participants as of January 1, 2007 in the Director Deferral Plan.

Name	Account Balance
Wynn Van Bussmann	$129,820
Thomas Cunningham	$172,505
Dennis O. Green	$157,735
Donald C. Wegmiller	$341,191
Total	$801,251

Supplemental Executive Retirement Plan

Our board of directors has approved the termination of the SERP as of the effective time of the merger. We will cause all accrued account balances under the SERP to be distributed in cash to participants, promptly after the effective time of the merger, less any required withholding taxes.

The following table shows the account balances of our executive officer participants as of January 1, 2007 in the SERP, the 40% gross-up value payable to our executive officer participants to cover their income tax liability as a result of their SERP payments and the total account balances (including the 40% gross-up value) that will be distributed to our executive officer participants under the SERP.

The SERP also provides executive officers and employees who participate in the SERP and whose salaries exceed the salary limitations for tax-qualified plans imposed by the Code with additional benefits such that they receive in the aggregate the benefits they would have been entitled to receive had such limitations not been imposed. In the event the merger is consummated, the gross distribution payable to any participant will be increased by 40% to cover any income tax liability and will immediately be distributable subject to Section 409(A) of the Code.

Name	Account Balance	40% Gross-Up Value	Total Account Balance (including 40% Gross-Up)
Scott A. Anderson	$76,203	$30,481	$106,684
Ronald Beaver	$53,481	$21,392	$74,873
Brenda J. Flayton	$360,668	$144,267	$504,935
David G. Gartzke	$1,417,732	$567,093	$1,984,825
Cameron C. Hitchcock	$257,342	$102,937	$360,279
George J. Lawrence	$63,025	$25,210	$88,235
Jonathan L. Peisner	$47,814	$19,126	$66,940
Curtis L. Phillips	$116,064	$46,426	$162,490
A. R. Sales	$36,023	$14,409	$50,432
Charles R Tapp	$96,157	$38,463	$134,620
Bradley A. Todd	$615,805	$246,322	$862,127
Total	$3,140,314	$1,256,126	$4,396,440

Transaction Bonus Agreement

On December 21, 2006, we entered into a transaction bonus agreement with Mr. Clayton, our interim Chief Financial Officer. The agreement provides for the payment of a lump sum transaction bonus to Mr. Clayton in the amount of $620,000, contingent upon the consummation of the merger and provided that Mr. Clayton does not terminate his contract with us relating to his position as our interim Chief Financial Officer prior to the earlier of (i) June 30, 2007 or (ii) the consummation of the merger.

Flayton Retiree Medical Benefits

Ms. Flayton is entitled to receive benefits under the ALLETE, Inc. Affiliated Companies Retirees Health Plan A (the “ALLETE Retiree Plan”). Following our spin-off from ALLETE in September 2004 and in connection with Ms. Flayton’s employment with us, we committed that in the event that Ms. Flayton ceases to be entitled to receive benefits under the ALLETE Retiree Plan under specified circumstances, we will, at our election and through the date of Ms. Flayton’s death, either (i) allow her to participate in a health benefit plan that is substantially similar, in all material respects, to the ALLETE Retiree Plan (a “Comparable Plan”), or (ii) reimburse her on a quarterly basis for an amount equal to 75% of the quarterly premium payable on a Comparable Plan. Our assumption of the foregoing obligations has been memorialized in a letter agreement with Ms. Flayton and shall be observed by the surviving corporation after consummation of the merger.

Even if Ms. Flayton is entitled to receive severance payments or benefits under her change in control agreement or severance agreement described above, as applicable, she will continue to be entitled to the retiree medical benefits set forth in her letter agreement.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

On December 21, 2006, we entered into revised indemnification agreements with each of our directors and new indemnification agreements with the following executive officers: Ms. Flayton and Messrs. Anderson, Beaver, Clayton, Hitchcock, Lawrence, Peisner, Phillips, Tapp and Todd. Each indemnification agreement provides, among other things, that we will indemnify the indemnified person to the fullest extent permitted by law, including advancement of legal fees and other expenses incurred by such person in connection with any legal proceedings arising out of such person’s service as a director and/or executive officer, subject to certain exclusions and conditions set forth in each indemnification agreement.

Our directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement (see “The Merger Agreement—Indemnification of Directors and Officers,” beginning on page 80).

Arrangements with the Equity Sponsors

As of the date of this proxy statement, no member of our management team has entered into any agreement, arrangement or understanding with any Equity Sponsor or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. In addition, as of the date of this proxy statement, no member of our board of directors has entered into any agreement, arrangement or understanding with any Equity Sponsor or its affiliates regarding any position on the board of, or the right to purchase or participate in the equity of, the surviving corporation.

Past Contacts, Transactions or Negotiations

Except as described below and as set forth in this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of our securities, election of our directors or sale or other transfer of a material amount of our assets between (i) us or any of our affiliates, and (ii) any of the Equity Sponsors or any of their respective affiliates:

IAAI

From November 2004 through February 2005, we were involved in reviewing a potential acquisition of IAAI. We decided not to proceed with the potential acquisition, but IAAI was acquired by Kelso and Parthenon in May 2005. ValueAct, IAAI’s largest stockholder prior to the acquisition, agreed to vote all of its shares of IAAI common stock in favor of the acquisition.

IAAI and Kelso

Our negotiations, transactions or material contacts with IAAI and Kelso during the past two years regarding a potential joint venture or combination of our respective salvage auction business are described above under “—Background of the Merger” on page 26.

ValueAct

On November 23, 2005, ValueAct, VA Partners, L.L.C., Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin filed a Schedule 13D with the SEC and disclosed that as of November 22, 2005, ValueAct and its affiliates were the beneficial owners of 4,735,100 shares of our common stock, representing approximately 5.3% of our then outstanding common stock. The Schedule 13D also disclosed that from September 23, 2005 through November 21, 2005, ValueAct and its affiliates acquired an aggregate of 2,856,000 shares of our common stock through a series of open market purchases.

On May 12, 2006, ValueAct, VA Partners, L.L.C., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin filed an amended Schedule 13D with the SEC and disclosed that as of May 11, 2006, ValueAct and its affiliates were the beneficial owners of 3,434,700 shares of our common stock, representing approximately 3.8% of our then outstanding common stock. The amended Schedule 13D also disclosed that from April 18, 2006 through May 9, 2006, ValueAct and its affiliates disposed of an aggregate of 1,246,500 shares of our common stock through a series of open market sales.

From May 11, 2006 through September 11, 2006, ValueAct and its affiliates disposed of an aggregate of 56,900 shares of our common stock through two open market sales and acquired an aggregate of 301,400 shares of our common stock through a series of open market purchases.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to holders whose shares of our common stock are surrendered for cash in the merger. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not address all U.S. federal income consequences of the merger that may be important to a particular holder in light of its investment or tax circumstances (such as persons who acquired our common stock pursuant to the exercise of any employee stock option or otherwise as compensation for services) or to holders subject to special tax rules (such as banks; financial institutions; insurance companies; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the United States; persons subject to the alternative minimum tax; persons holding our common stock as part of a straddle, hedge, conversion transaction, or other integrated transaction; and U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar.

In addition, this summary does not address the exercise of dissenters’ rights, the receipt of cash in connection with the cancellation of restricted stock units or options to purchase shares, or any other matters relating to equity compensation or benefit plans. You should consult your own tax advisor regarding such matters.

This discussion is not a comprehensive description of all U.S. federal tax consequences of the merger that may be relevant to holders of our common stock. It does not address any estate, gift, or alternative minimum tax consequences. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal tax consequences to you of the merger, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

This summary is directed solely to persons who hold our common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means as property held for investment. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our common stock that is any of the following:

•       a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•       a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•       an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•       a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or

•       a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder. As described in “Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of our common stock that is a partnership and the partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Taxation of U.S. Holders

The merger will be treated for U.S. federal income tax purposes as a fully taxable sale of stock by each U.S. Holder whose shares of our common stock are surrendered for cash in the merger. As a result, each U.S. Holder will recognize gain or loss measured by the difference, if any, between the amount of cash received with respect to such shares and the holder’s tax basis in such shares. The amount of gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). In general, any gain or loss recognized by a U.S. Holder in connection with the merger will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for the shares is more than one year as of the effective time of the merger. The deductibility of capital losses is significantly limited.

Taxation of Non-U.S. Holders

Except as discussed in “Information Reporting and Backup Withholding” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding tax) on any gain recognized upon the surrender of shares of our common stock for cash in the merger, unless (i) the gain is effectively connected with a trade or business that the holder conducts in the United States and (if an applicable income tax treaty so requires) attributable to a permanent establishment that the holder maintains in the United States, or (ii) the holder is an individual and is present in the United States for at least 183 days in the taxable year of the disposition, and certain other conditions are present.

If a Non-U.S. Holder meets the test in clause (i) above, the holder generally will be subject to tax on any gain that is effectively connected with the holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders” above. Effectively connected gain realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If a Non-U.S. Holder meets the test in clause (ii) above, the holder generally will be subject to tax at a 30% rate on the amount by which the holder’s U.S. source capital gain exceeds the holder’s U.S. source capital loss.

A Non-U.S. Holder would also be subject to U.S. federal income tax on any gain recognized upon the surrender of shares of our common stock for cash in the merger if we were a “United States real property holding corporation” at any time within the past five years (or, if shorter, during the holder’s holding period for shares of our common stock). We do not believe that we currently are, or have been within the past five years, a United States real property holding corporation.

Information Reporting and Backup Withholding

Generally, information reporting requirements will apply to proceeds from a U.S. Holder’s disposition of our common stock in the merger if such proceeds are paid within the United States (and, in certain cases, outside the United States), unless the holder is an exempt recipient such as a corporation. Furthermore, backup withholding (currently at 28%) may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may generally avoid backup withholding by furnishing a properly completed IRS Form W-9 or substitute form.

Payments to Non-U.S. Holders of proceeds from the disposition of our common stock in the merger are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Appraisal Rights

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to under the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting against or failing to vote for the adoption and approval of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption and approval of the merger agreement. A vote in favor of the adoption and approval of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption and approval of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

•       You must continuously hold your shares of our common stock through the effective time of the merger.

If you fail to comply with any of the above conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to ADESA, Inc., 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032, Attention: George J. Lawrence, Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, dealer, bank or other financial institution that serves as the beneficial holder’s nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, dealer, bank or other financial institution that serves as your nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation, and has no present intention, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the amount that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals

Hart-Scott-Rodino

Under the HSR Act, and the rules promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the specified waiting period requirements have been satisfied. We and Buyer filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division. On January 24, 2007, the parties obtained the required approval under the HSR Act to complete the merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of certain assets or businesses of the parties. At any time before or after the consummation of the merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of certain assets or businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We are not aware of any approvals that are necessary under foreign antitrust laws. The parties believe that the merger can be effected in compliance with all applicable antitrust laws. However, we cannot provide any assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

Litigation Regarding the Merger

On January 12, 2007, a stockholder class action complaint was filed against us, our directors and the Equity Sponsors in the Delaware Court of Chancery. The complaint purports to be a class action filed on behalf of our stockholders and alleges that our directors breached their fiduciary duties to our stockholders by, among other things, failing to maximize stockholder value in connection with the merger. The complaint further alleges that the Equity Sponsors aided and abetted the actions of our directors in breaching their fiduciary duties to our stockholders. The complaint seeks, among other things, an injunction against the consummation of the merger, an unspecified amount of damages and the payment of plaintiff’s fees and costs. We and the Equity Sponsors believe that the complaint is without merit and intend to defend the lawsuit vigorously.

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us and Buyer Parties. These representations and warranties, which are set forth in the merger agreement, were made by the parties for the purposes of negotiating and entering into the merger agreement. These representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among the parties instead of establishing such matters as facts. The following summary is not intended to provide you with any other factual information about us or our business. Such information can be found elsewhere in this proxy statement and in our public filings with the SEC, as described in “—Where You Can Find More Information,” beginning on page 98.

The Merger

In accordance with the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into us. As a result of the merger, the separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation and as a wholly-owned subsidiary of Holdings. Upon consummation of the merger, the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the surviving corporation and the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the bylaws of the surviving corporation.

Effective Time of the Merger; Marketing Period

The merger will be effective at the time we, Holdings and Merger Sub file the certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after the satisfaction or waiver of, but in no event later than the second business day after all of the conditions described under “—Conditions to the Merger,” beginning on page 82 have been satisfied; however, Buyer Parties will not be required to effect the closing until the earlier to occur of a date during the marketing period specified by Buyer on not less than two business days’ notice to us and the final day of the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of 30 consecutive days (which may be extended as described below) throughout which, and at the end of which:

•       Buyer has certain financial information required to be provided by us under the merger agreement, including:

•        our consolidated financial statements for the year ended December 31, 2006 (or the first quarter of 2007 in the event the marketing period is extended as described below);

•        “pro forma” financial statements with respect to our consolidated financial statements for the year ended December 31, 2006 (or the first quarter of 2007 in the event the marketing period is extended as described below); and

•        any other financial information relating to us or our consolidated subsidiaries reasonably requested by the underwriters of the high-yield debt offering contemplated in the debt commitment letters and customarily included in such an offering;

•       the mutual closing conditions are satisfied;

•       nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Buyer Parties to complete the merger to fail to be satisfied (assuming the closing were to be scheduled at any time during the 30-day period), other than:

•        our delivery of our officer’s certificate; and

•        our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger; and

•       our consolidated financial statements for the year ended December 31, 2006 (or the first quarter of 2007 in the event the marketing period is extended as described below) and the financial statements contained in all of the reports we have filed with the SEC since June 16, 2004, include an unqualified audit opinion from our auditors that has not been withdrawn.

The marketing period will commence no earlier than March 30, 2007. In certain instances where the financial statements that are required to be provided to Buyer under the merger agreement have become outdated, upon the reasonable request of the underwriters of the high-yield debt financing, we will be required to submit our first quarter 2007 financial statements to Buyer and the marketing period will be extended for an additional period of time (which will not exceed 30 consecutive days); provided, that all of the closing conditions continue to be satisfied during any such extension of the marketing period. The start of the marketing period will not be delayed, and any marketing period will not be extended, as a result of any matters associated with IAAI, including with respect to IAAI’s financial statements.

The purpose of the marketing period is to provide Buyer with a reasonable and appropriate period of time during which it can market and place the high-yield debt financing contemplated by the debt commitment letters provided in connection with the financing of the merger.

Payment for the Shares

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and cease to exist and will be converted into the right to receive $27.85 in cash, without interest and less any applicable withholding taxes, other than shares owned by us or Buyer Parties and any direct or indirect wholly-owned subsidiary of us or Buyer Parties (which will be canceled without any consideration), and other than shares of common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with the DGCL, which stockholders shall be entitled to the fair value of their shares as described above in “The Merger—Appraisal Rights,” beginning on page 64.

Stock Options

Under the merger agreement, each outstanding option to purchase our common stock under our 2004 Equity Plan that is unexercised as of the effective time of the merger will be accelerated and become fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $27.85 exceeds the option exercise price, without interest and less any applicable withholding taxes. This cash payment will be made by the surviving corporation within two business days’ following the effective time of the merger.

Restricted Stock Units

Under the merger agreement, each restricted stock unit that is outstanding as of the effective time of the merger will be accelerated and become fully vested, if not previously vested, and then cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $27.85, without interest and less any applicable withholding taxes. This cash payment will be made by the surviving corporation within two business days’ following the effective time of the merger.

Employee Stock Purchase Plan

Upon execution of the merger agreement on December 22, 2006, we suspended all new purchase periods after December 31, 2006 under the ESPP. Under the merger agreement, each outstanding right to purchase our common stock under the ESPP existing immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding purchase right multiplied by the amount (if any) by which $27.85 exceeds the purchase price applicable to the purchase right, without interest and less any applicable withholding taxes. This cash payment will be made by the surviving corporation within two business days’ following the effective time of the merger. In addition, the surviving corporation will return to ESPP participants their respective accumulated payroll contributions and optional cash payments that were not applied to stock purchases under the ESPP (if any), within two business days’ following the effective time of the merger.

Director Compensation Deferral Plan and Supplemental Executive Retirement Plan

The Director Deferral Plan and SERP will terminate as of the effective time of the merger and all accrued account balances under the respective plans will be distributed in cash to the plan participants promptly after the effective time of the merger, less any required withholding taxes.

Procedures for Payment

Prior to the effective time of the merger, Buyer will appoint Bank of New York, or another mutually acceptable bank or trust company, as paying agent. Immediately following the effective time of the merger, Buyer will, or will cause the surviving corporation to, deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration required to be paid to our stockholders pursuant to the terms and conditions of the merger agreement.

We will close our stock ledger following the effective time of the merger, and after such time, there will be no further transfers of our common stock.

Within two business days following the effective time of the merger, the paying agent will mail to you a letter of transmittal and instructions explaining how to surrender your stock certificates in exchange for the merger consideration.

The paying agent will pay you your merger consideration within three business days’ after you have:

•       surrendered your stock certificates to the paying agent; and

•       provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal.

The merger consideration you receive will not include interest and will be reduced by the amount of any applicable withholding taxes.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

The transmittal instructions provided by the paying agent will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. In summary, you will be required to submit an affidavit identifying such certificate as lost, stolen or destroyed and provide an indemnity or deliver a bond reasonably acceptable to the surviving corporation to indemnify it against any claim that may be made against it with respect to such stock certificate.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to our stockholders for one year after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Stockholders who have not surrendered their stock certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration to which such stockholder is entitled.

In the event of a transfer of ownership of our common stock that is not registered in our transfer records, the merger consideration for such transferred stock may be paid to a person other than the registered holder of the surrendered stock certificate if (i) the stock certificate is properly endorsed or is otherwise in proper form for transfer, (ii) the person requesting payment establishes, to the satisfaction to the paying agent, the validity of the transfer, and (iii) the person requesting payment pays any transfer or other taxes required as a result of the payment of the merger consideration to a person other than the registered holder of the stock certificate (or establishes to the satisfaction of the surviving corporation that such tax has been paid or is not applicable).

Representations and Warranties

We have made various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•       our and our material subsidiaries’ organization, good standing and qualification to do business;

•       the ownership of our subsidiaries;

•       our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•       our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with our and our material subsidiaries’ governing documents, applicable law or certain agreements as a result of our entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•       required regulatory filings and consents and approvals of governmental authorities relating to the merger;

•       the absence of certain litigation;

•       except for fees payable to UBS, Credit Suisse and the Bank of Montreal, the absence of any fees to any broker, finder, investment banker, financial advisor or agent in connection with the merger agreement;

•       the accuracy of our filings with the SEC since June 16, 2004, including the financial statements contained therein;

•       the absence of certain undisclosed liabilities;

•       our compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the New York Stock Exchange;

•       the absence of a company material adverse effect (described below) and certain other changes or events related to us since December 31, 2005;

•       tax matters related to us and our subsidiaries;

•       certain employment matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•       our and our subsidiaries’ material contracts;

•       our top ten customers in our whole car auction, salvage auction and Automotive Finance Corporation businesses;

•       compliance with applicable laws and possession of material permits and authorizations by us and our subsidiaries;

•       owned and leased real property;

•       our and our material subsidiaries’ intellectual property;

•       our and our material subsidiaries’ environmental matters;

•       labor matters;

•       our receipt of a fairness opinion from Credit Suisse;

•       the inapplicability of Section 203 of the DGCL;

•       our and our subsidiaries’ insurance policies;

•       certain interested party transactions;

•       the absence of any material tax liability as a result of the merger or the transactions contemplated by the merger agreement by reason of our separation from ALLETE, Inc.; and

•       the accuracy of the information contained in this proxy statement and, with respect to this proxy statement, compliance as to form with applicable securities laws.

Buyer Parties made a number of representations and warranties to us in the merger agreement relating to, among other things:

•       their organization, good standing and qualification to do business;

•       the ownership of Holdings and Merger Sub;

•       their corporate (or limited liability company) power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with their governing documents, applicable law or certain agreements as a result of their entry into the merger agreement;

•       required regulatory filings and consents and approvals of governmental authorities relating to the merger;

•       the absence of certain litigation;

•       the absence of changes or events that would prevent or materially delay the merger;

•       the validity of the financing commitment letters and the sufficiency of funds to be provided thereunder;

•       the capitalization of Buyer;

•       the purposes for which Buyer Parties were formed and the absence of any conduct of business by any of Buyer Parties prior to the date of the merger agreement,

•       the absence of any fees to any broker, finder or agent in connection with the merger agreement;

•       the accuracy of the information supplied by the Equity Sponsors for inclusion in this proxy statement;

•       the absence of certain contracts or agreements with our officers, directors, stockholders or any other person in connection with the merger; and

•       with respect to each of Buyer Parties, IAAI and the Equity Sponsors, the absence of any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of our common stock.

Several of our representations and warranties are qualified by reference to whether the failure of such representation or warranty to be true is reasonably likely to have a material adverse effect on us. For the purposes of the merger agreement, “company material adverse effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, has or have a material adverse effect on, or a material adverse change in either:

•       our ability to perform our obligations under the merger agreement or to consummate the merger or the transactions contemplated thereby; or

•       the condition (financial or otherwise), properties, business or results of operation of us and our subsidiaries, taken as a whole; other than any effect, change, condition, occurrence, development, event or series of events or circumstances arising out of or resulting from:

•        any decrease in the market price or trading volume of our common stock or any effect resulting from such change (but not the underlying causes of such decreases);

•        any action taken by us at the written request of Buyer Parties, Equity Sponsors or the lenders providing the debt financing;

•        any change, occurrence, development, event, or series of events or circumstances principally resulting from the execution of the merger agreement or consummation of the transactions contemplated by the merger agreement or public announcement of the execution of the merger agreement or the transactions contemplated by the merger agreement (including the loss of employees, negative developments in our relationships with customers and other business partners, or stockholder litigation in connection with the merger); provided that this exception shall not apply with respect to our non-contravention or governmental approvals representation described above;

•        any change in law or GAAP or the interpretation or enforcement thereof; provided, that such change does not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in the industry or geographic market in which we and our subsidiaries conduct our respective businesses;

•        any change, occurrence, development, event, or series of events or circumstances affecting the general economic or business conditions in the U.S. or any other country where we and our subsidiaries do business; provided, that such change, occurrence, development, event, or series of events or circumstances do not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in the industry or geographic market in which we and our subsidiaries conduct our respective businesses;

•        any change, occurrence, development, event, or series of events or circumstances affecting companies operating in the industries or markets in which we and our subsidiaries do business; provided, that such change, occurrence, development, event, or series of events or circumstances do not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in the industry or geographic market in which we and our subsidiaries conduct our respective businesses; or

•        any change, occurrence, development, event, or series of events or circumstances affecting national or international political conditions, including engagement by the U.S. in hostilities or the occurrence of a military or terrorist attack upon the U.S.; provided, that such change, occurrence, development, event, or series of events or circumstances do not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in the industry or geographic market in which we and our subsidiaries conduct our respective businesses.

Several of Buyer Parties’ representations and warranties are similarly qualified and for the purposes of the merger agreement, “buyer material adverse effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate, would prevent or materially impede, interfere, hinder or delay Buyer Parties from consummating the merger or any of the transactions contemplated by the merger agreement, including materially adversely delay the financing for the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of the Business Pending the Merger

We have agreed in the merger agreement that, prior to the effective time of the merger, except as contemplated by the merger agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) we will:

•       conduct, and cause our subsidiaries to conduct, business in the ordinary course, consistent with past practice; and

•       use our reasonable best efforts to preserve substantially intact our and our subsidiaries’ business organization, preserve in all material respects our and our subsidiaries’ assets and properties in good repair and condition, keep available the services of our and our subsidiaries’ current officers and key employees and preserve our and our subsidiaries’ current relationships with customers, suppliers and other persons with which we or any of our subsidiaries have significant business relations.

We have also agreed that, prior to the effective time of the merger, except as contemplated by the merger agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) we will not:

•       amend our certificate of incorporation or bylaws, or the organizational documents of our subsidiaries;

•       split, combine or reclassify shares of our or our subsidiaries’ capital stock; declare, set aside or pay any dividend or make any other distribution in respect of our or our subsidiaries capital stock; or directly or indirectly redeem, purchase or otherwise acquire shares of our capital stock;

•       authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver (or agree or commit to do any of the foregoing) any shares of any class of our or our subsidiaries’ capital stock, other than:

•        issuance of common stock upon the exercise of outstanding stock options or the vesting of outstanding restricted stock units;

•        the grant of stock options, restricted stock units or other similar equity rights, not to exceed an aggregate of 115,000 shares of common stock; or

•        issuances of common stock and grants of purchase rights during the purchase period that ended on December 31, 2006 pursuant to the ESPP and in accordance with the merger agreement.

•       dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other asset other than in the ordinary course of business consistent with past practice or pursuant to existing contracts;

•       incur or assume (i) any indebtedness that is (A) not prepayable without penalty, or (B) in excess of $5 million in the aggregate; or (ii) any other liability or obligation or issue any debt securities in excess of $10 million in the aggregate, except in each case:

•        for indebtedness of one of our subsidiaries that is incurred or assumed by us or another one of our subsidiaries;

•        draws under our credit facilities not to exceed $30 million in the aggregate; or

•        increased third party financing in connection with the operation of the Automotive Finance Corporation business not to exceed $600 million in the aggregate.

•       make (i) loans, advances or capital contributions to any person in excess of $2 million in the aggregate (other than with respect to existing obligations to our subsidiaries or in connection with the operation of the Automotive Finance Corporation business); or (ii) loans or advances to any of our or our subsidiaries’ executive officers;

•       take any material action with respect to accounting policies or procedures, except as required by the SEC, or by changes in law or GAAP;

•       waive, release, assign, settle or compromise any governmental complaint or litigation, other than litigation settlements that (i) are covered by our insurance policies and payment of which will not result in any material increase in premiums due thereunder, and (ii) are less than $2 million in the aggregate;

•       except as required by law, make or rescind any material tax election, change any material tax method, file any amended tax return that is material, or settle or compromise any material tax liability;

•       fail to maintain insurance consistent with the past practice for our and our subsidiaries’ business, taken as a whole;

•       except in the ordinary course of business consistent with past practice, dispose of, grant or permit to lapse any material intellectual property rights owned by us or any of our subsidiaries; obtain any intellectual property for a purchase price in excess of $2 million in the aggregate; or dispose of or disclose without a nondisclosure agreement to any person any material trade secret owned or used by us or any of our subsidiaries;

•       adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•       write-up, write-down or write-off the book value of any of our or our subsidiaries’ assets, other than in the ordinary course of business consistent with past practice or as may be required by GAAP;

•       materially amend, modify, cancel or terminate or waive, release or assign any material rights or claims with respect to any material contract, or enter into any material contract, other than in the ordinary course of business consistent with past practice or in connection with the increased third party financing required for the Automotive Finance Corporation business (not to exceed $600 million in the aggregate);

•       directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any person, property or assets (i) in excess of $1 million individually or $5 million in the aggregate, or (ii) that could reasonably be expected to materially delay the consummation of the merger; or

•       authorize or make any capital expenditure exceeding $1 million in any single transaction or $5 million in the aggregate.

We have also agreed that, prior to the effective time of the merger, except (i) as expressly required by the merger agreement, (ii) as set forth in our disclosure schedule, (iii) as required by law, (iv) pursuant to existing contractual arrangements, or (v) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) we will not:

•       materially increase the benefits under our employee plans;

•       grant, or become obligated to grant any increase in the compensation, severance or fringe benefits of existing directors or employees (other than normal increases and non-stock benefit changes for non-officer employees in the ordinary course of business consistent with past practice);

•       make any material change in, or enter into any employment or similar contract with any director, employee or officer (other than employment contracts with new non-officer employees in the ordinary course of business consistent with past practice; provided that such contracts do not grant any severance, change of control or termination pay); or

•       enter into or renew any contract with any director, employee, officer, consultant or independent contractor that provides for payment of compensation or benefits that is contingent upon the occurrence of any of the transactions contemplated by the merger agreement.

Conduct of Buyer Parties Pending the Merger

Under the merger agreement, Buyer Parties have agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, except as required by the merger agreement or consented to in writing by us (which consent shall not be unreasonably withheld, conditioned or delayed) they will not engage in any action or enter into any transaction (or permit any action to be taken or transaction to be entered into) that would have a buyer material adverse effect. This restriction includes the requirement that none of Buyer Parties, the subsidiaries of Buyer, the Equity Sponsors or IAAI directly or indirectly acquire or agree to acquire any material assets or equity of any other person unless such acquisition or agreement would not reasonably be expected to (i) materially increase the risk that any governmental consent or approval required to consummate the merger or the transactions contemplated by the merger agreement will not be obtained (including the expiration of any applicable waiting period), or (ii) materially increase the risk that any governmental authority will enter an order prohibiting the consummation of the merger or the transactions contemplated by the merger agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.

No Solicitation of Transactions

Subject to the exception set forth below, we have agreed that during the term of the merger agreement, we will not (and will cause each of our subsidiaries not to), and will not authorize or permit any of our representatives to, directly or indirectly:

•       initiate, solicit, knowingly encourage (including by way of furnishing non-public information) or take any action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an alternative transaction (described below);

•       enter into any discussions or negotiate with (or provide non-public information to or otherwise afford access to our or our subsidiaries’ properties, books or records) any third party in connection with any proposal relating to an alternative transaction;

•       agree to enter into any letter of intent or similar agreement in principle or other contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an alternative transaction; or

•       grant any waiver or release to any person under any standstill or similar agreement to which we are a party.

For purposes of the merger agreement, “alternative transaction” means any of the following:

•       a transaction or series of transactions pursuant to which any third party acquires, or seeks to acquire, directly or indirectly, beneficial ownership of more than 25% of the outstanding shares of our common stock or any of our other securities or any securities of our material subsidiaries, or assets representing more than 25% of our or our subsidiaries’ assets on a consolidated basis;

•       a merger or other business combination in which a third party acquires more than 25% of our or any of our material subsidiaries’ outstanding equity securities or voting power, or immediately after which our stockholders prior to such transaction cease to own, directly or indirectly, more than 75% of the equity securities or voting stock of the entity surviving such merger or other business combination;

•       a consolidation, recapitalization, share exchange or similar extraordinary transaction involving us or any of our material subsidiaries (other than the recapitalization of any of our material subsidiaries or a merger, consolidation, share exchange or amalgamation involving any of our material subsidiaries with us or any of our other subsidiaries); or

•       a transaction or series of transactions which is similar in form, substance or purposes to any of the foregoing transactions, or any combination of the foregoing.

Upon execution of the merger agreement, we ceased all negotiations or communications that could reasonably be expected to lead to a proposal relating to an alternative transaction. We also agreed to promptly notify Buyer orally and in writing of the material terms (including the identity of the third party) of any proposals received by us or any of our subsidiaries relating to any alternative transaction, any material changes relating thereto or any other requests for information, discussions or negotiations relating thereto.

Recommendation Withdrawal; Termination in Connection with a Superior Proposal

Prior to obtaining stockholder approval, we may furnish information to, enter into a confidentiality agreement with, or enter into discussions or negotiations with, any third party in connection with an unsolicited written bona fide proposal relating to an alternative transaction, if, and only if prior to taking such action:

•       our board determines that such proposal constitutes or could reasonably be expected to lead to a superior proposal (described below);

•       our board, after consultation with our outside legal counsel, determines in good faith that such action is necessary for our board to comply with its fiduciary duties to our stockholders;

•       the receipt of such proposal did not result from a breach of any of our obligations described under “—No Solicitation of Transactions,” beginning on page 77; and

•       prior to furnishing information to, or entering into discussions or negotiations with, any third party, we provide written notice to Buyer of our actions; provide Buyer any non-public information concerning us or any of our subsidiaries that is provided to the third party and was not previously provided to Buyer Parties; and execute a confidentiality agreement with the third party on terms that are comparable and no less restrictive than the confidentiality agreement between us and Kelso.

Nothing in the merger agreement (i) prohibits us, our board or any of our representatives from communicating with or making disclosures to our stockholders to the extent that our board determines in good faith, after consultation with outside legal counsel, that such actions are required by applicable law; or (ii) prohibits or restricts our board from amending, modifying or withdrawing its recommendation of the merger to our stockholders to the extent that our board determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders.

Prior to obtaining stockholder approval, if our board determines in good faith, after consultation with our outside legal counsel and financial advisors, that a superior proposal has been made, our board may:

•       approve or recommend the superior proposal;

•       cause us to enter into a definitive agreement with respect to the superior proposal; and

•       terminate the merger agreement to enter into the superior proposal and pay Buyer a $40 million termination fee;

provided, however, that prior to taking any of the actions described above, we must (i) provide Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (ii) cooperate and negotiate with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (iii) consider any revised proposal made by Buyer before determining, in good faith, after consultation with our outside legal counsel and financial advisor, that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal.

For purposes of the merger agreement, “superior proposal” means a bona fide written proposal made by a third party relating to any of the following, which our board determines in good faith, after consultation with our outside legal counsel and financial advisors, is likely to be more favorable to our stockholders, from a financial point of view, than the transactions contemplated by the merger agreement (taking into account any proposals by Buyer to amend the terms of the merger agreement in response to the superior proposal):

•       a transaction or series of transactions pursuant to which any third party acquires, or seeks to acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding shares of our common stock or any of our other securities or any securities of our material subsidiaries, or assets representing more than 50% of our or our subsidiaries’ assets on a consolidated basis;

•       a merger or other business combination in which a third party acquires more than 50% of our or any of our material subsidiaries’ outstanding equity securities or voting power, or immediately after which our stockholders prior to such transaction cease to own, directly or indirectly, more than 50% of the equity securities or voting stock of the entity surviving such merger or other business combination; or

•       a transaction or series of transactions which is similar in form, substance or purposes to any of the foregoing transactions, or any combination of the foregoing.

Financing

Under the merger agreement, Buyer Parties agree to use their reasonable best efforts to (i) arrange the financing on the terms and conditions described in the debt and equity commitment letters; (ii) enter into definitive agreements with respect to the financing; (iii) satisfy all conditions applicable to Buyer Parties in such definitive agreements that are within their control; (iv) consummate the financing no later than the earlier of the last day of the marketing period and the final date. In the event that any portion of the financing becomes unavailable on the terms and conditions contemplated in the debt and equity commitment letters, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources on comparable or more favorable terms in the aggregate to Buyer than as contemplated by the debt and equity commitment letters (as determined by Buyer in its reasonable good faith judgment), as promptly as practicable, but no later than the earlier of the last day of the marketing period and the final date. Buyer will promptly provide us with the documentation evidencing the alternative sources of financing and will provide us with prompt notice of any material breach of any party to a commitment letter or any termination of a commitment letter. Buyer also will keep us reasonably informed of the status of its efforts to arrange for the financing, including information about the equity rollover and refinancing of IAAI as we may reasonably request, and will first consult with us before permitting any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the commitment letters. Buyer will not, without our prior consent (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly take any action that (i) would or would be reasonably expected to result in the financing not being available at or prior to the earlier of the last day of the marketing period and the final date, or (ii) would have a buyer material adverse effect.

For purposes of the merger agreement, the “final date” is June 21, 2007, however, if the marketing period has commenced but not ended on or prior to June 21, 2007, the final date will be the earlier of (i) the end of the marketing period, and (ii) July 20, 2007. If the marketing period has commenced but not ended on or prior to July 20, 2007, but could end on or prior to July 30, 2007, we may, in our sole discretion, extend the final date to no later than July 30, 2007.

We will (and will cause our subsidiaries and representatives to) provide Buyer with all reasonable cooperation in connection with the arrangement of the financing as may be reasonably required by Buyer (so long as such cooperation does not unreasonably interfere with our ongoing operations or cause us or any of our subsidiaries to pay any fee or incur any liability in connection with the financing prior to the effective time of the merger), which shall include:

•       participation in meetings, presentations, roads shows, drafting sessions, due diligence sessions and sessions with rating agencies;

•       assistance in the preparation of customary disclosure materials;

•       provision of our audit reports, “comfort letters,” and customary assistance of our independent auditors;

•       execution of definitive financing documents, including pledge and security documents, subsidiary guarantees or certificates, legal opinions or other documents reasonably requested by Buyer and required in connection with the financing or to facilitate the pledge of collateral (except that none of our or our subsidiaries’ obligations under the foregoing documents shall be effective until the effective time of the merger);

•       access to our personnel and information;

•       obtaining surveys and title insurance;

•       furnishing Buyer with customary financial information necessary to obtain the financing;

•       (i) permitting the lenders providing the debt financing to evaluate our current assets, cash management and accounting systems for the purpose of establishing collateral arrangements, and (ii) establishing bank accounts (except that no right of any lender and none of our or our subsidiaries’ obligations with respect to the foregoing shall be effective until the effective time of the merger);

•       entering into one or more credit or other agreements required in connection with the financing immediately prior to the effective time (except that we will not be required to enter into any purchase agreement for any high-yield debt financing and none of our or our subsidiaries’ obligations under the foregoing agreements shall be effective until the effective time of the merger); and

•       taking all corporate actions, subject to the occurrence of the effective time, reasonably requested by Buyer and consistent with customary practice to permit the consummation of the financing.

Indemnification of Directors and Officers

From and after the effective time of the merger, Buyer Parties and the surviving corporation will indemnify and hold harmless each person who is, as of the date of the merger agreement or during the period from the execution of the merger agreement through the effective time of the merger, a director, officer, trustee, employee, agent or fiduciary of us or any of our subsidiaries, to the fullest extent permitted by law, in connection with any threatened, asserted, pending or completed action, claim, suit, arbitration, mediation, inquiry or investigation (and any judgments, fines, penalties and amounts paid in settlementthereof) arising out of or pertaining to (i) such person’s duties or service as a director, officer, trustee, employee, agent or fiduciary of us or any of our subsidiaries, or (ii) acts or omissions occurring at or before the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby). Buyer Parties and the surviving corporation will also pay or advance all reasonable attorneys’ fees and other costs, expenses or obligations paid or incurred in connection with the investigation, preparation, defense or participation in any claim (subject to certain limitations on attorneys’ fees for more than one counsel).

Under the merger agreement, Buyer Parties agree that all indemnification and exculpation obligations contained in our or our subsidiaries’ charters, bylaws or indemnification agreements in existence on the date of the merger agreement will be assumed by the surviving corporation at the effective time of the merger and will survive the merger.

For a period of six years after the effective time of the merger Buyer shall cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by us for the benefit of those persons who are covered by such policies as of the date of the merger agreement or the effective time of the merger, except that the surviving corporation may first use its reasonable best efforts to substitute “tail” policies on substantially the same terms and conditions for the six year period. In no event will the surviving corporation be required to expend more than an amount per year of coverage equal to 250% of the current annual premiums paid by us for such insurance (or a one time cost of 300% of such annual premiums in the case of a “tail” policy). Buyer Parties will, and will cause the surviving corporation or its successors or assigns to, honor the obligations of the surviving corporation with respect to indemnification and maintain such policies of directors’ and officers’ liability insurance as provided by the merger agreement.

Employee Benefit Matters

Our U.S. employees will remain “at will” employees and may be terminated at any time, with or without cause. From and after the effective time of the merger until December 31, 2007, Buyer or the surviving corporation shall establish and maintain employee benefit plans (excluding any equity-based benefits, individual employment or change in control agreements, our Director Compensation Deferral Plan and SERP) that, in the aggregate, are no less favorable than those provided by the Company and its subsidiaries to its U.S. employees as of the effective time of the merger.

From and after the effective time of the merger until December 31, 2007, Buyer or the surviving corporation shall offer employment on the same terms and conditions (including any benefit plans)  provided by the Company and its subsidiaries to its employees in Mexico and Canada as of the effective time of the merger.

Repayment of Existing Indebtedness

At the effective time of the merger, Buyer will deposit or cause to be deposited with the trustee under our notes indenture, sufficient funds for the satisfaction and discharge of our outstanding 7 5/8% senior subordinated notes. Under the merger agreement, we agreed to take any actions reasonably requested by Buyer to facilitate the satisfaction and discharge of our outstanding 7 5/8% senior subordinated notes in compliance with our note indenture. In addition, we agreed to repay (with funds provided by Buyer at the effective time of the merger), in full all amounts owing under our existing credit facility with Bank of America and terminate the commitments and agreements evidencing such credit facility and our outstanding hedge agreements.

Other Pre-Closing Covenants

The merger agreement includes certain other customary agreements among the parties, including the requirement that we:

•       provide Buyer with access to our financial information and records and appropriate personnel and business partners; and

•       obtain and deliver to Buyer, at or prior to the closing, the consents, waivers, approvals and notices required under each of our material contracts.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•       No Injunctions or Restraints; Illegality.   There is not in effect any temporary restraining order, injunction, or other legal restraint or prohibition that prevents the merger, or any statute, rule, regulation or order that makes the consummation of the merger illegal;

•       Governmental Consents.   The waiting period (and any extension thereof) under the HSR Act and any other foreign antitrust law and all material filings, consents, approvals and authorizations legally required to be made with or obtained from any governmental body to consummate the merger shall have expired, been terminated, made or obtained, as applicable; and

•       Proxy Statement; Stockholder Approval.   The SEC shall have declared the proxy statement effective and our stockholders shall have approved the merger agreement and the merger.

The obligations of Buyer Parties to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties.

•        Our representations and warranties not made as of a specific date must be true and correct (disregarding all “materiality,” “material adverse effect” or “company material adverse effect” qualifications) both as of the date of the merger agreement and as of the effective time of the merger, and our representations and warranties made as of a specific date must be true and correct as of such date, in each case except where the failure of such representations and warranties to be true and correct (disregarding all “materiality,” “material adverse effect” or “company material adverse effect” qualifications) would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect.

•        Our representations and warranties relating to us not suffering a company material adverse effect since December 31, 2005 and the absence of any notices regarding the spin-off from ALLETE, Inc. not being tax-free must be true and correct in all respects both as of the date of the merger agreement and as of the effective time of the merger.

•        Our representations and warranties with respect to capitalization, due authorization and brokers’ fees must be true and correct in all material respects both as of the date of the merger agreement and as of the effective time of the merger (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date). With respect to the capitalization representation, such representation shall be deemed to be not true and correct “in all material respects” if there are inaccuracies or deviations in our capitalization representation relating to a positive difference of more than 100,000 shares of our common stock (excluding actions expressly permitted under the merger agreement).

•       Agreements and Covenants.   We must have performed or complied (i) in all material respects with all agreements and covenants required to be performed by us prior to the effective time of the merger, and (ii) in all respects with the requirement that we provide Buyer with any notice (written or oral) that we receive from any taxing authority or from ALLETE, Inc. regarding the appropriateness of the tax-free treatment of the separation of us from our former parent, ALLETE, Inc.

•       Dissenting Shares.   The total number of shares held by stockholders who have demanded and validly perfected appraisal rights for such shares under the DGCL shall not exceed 20% of the issued and outstanding shares of common stock as of the effective time of the merger.

Our obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties.   Buyer Parties’ representations and warranties not made as of a specific date must be true and correct (disregarding all “materiality,” “material adverse effect” or “buyer material adverse effect” qualifications) both as of the date of the merger agreement and as of the effective time of the merger, and Buyer Parties’ representations and warranties made as of a specific date must be true and correct as of such date, in each case except where the failure of such representations and warranties to be true and correct (disregarding all “materiality,” “material adverse effect” or “buyer material adverse effect” qualifications) would not reasonably be expected to have, individually or in the aggregate a buyer material adverse effect.

•       Agreements and Covenants.   Buyer Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them prior to the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•       by mutual written consent of Buyer and us;

•       by either Buyer or us if:

•        the merger is not consummated on or prior to the final date;

•        any court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling that effectively permanently restrains, enjoins or otherwise prohibits the merger (except that neither party may terminate the merger agreement for this reason if that party has not (i) complied with its obligations under the merger agreement to use reasonable best efforts to obtain necessary consents or take actions necessary to consummate the merger, and (ii) used its reasonable best efforts to challenge such order, decree, ruling or other action); or

•        at the special meeting (including any adjournment or postponement thereof), our stockholders do not approve the merger (except we may not terminate the merger agreement based on this reason if the failure to obtain such approval is caused by or related to our material breach of the merger agreement);

•       by Buyer if:

•        our board amends, modifies or withdraws its recommendation in favor of the merger, as further described in  “—Recommendation Withdrawal; Termination in Connection with a Superior Proposal,” beginning on page 78;

•        our board adopts a formal resolution approving or recommends to our stockholders an alternative transaction or publicly announces that it has received a superior proposal;

•        prior to the date of the special meeting, we provide Buyer with notice of our intention to terminate the merger agreement based upon our board of directors’ good faith determination that it has received a superior proposal;

•        we fail to include our board’s recommendation of the merger in this proxy statement;

•        our board fails to recommend against a third party tender or exchange offer relating to our common stock that, if consummated, would constitute an alternative transaction within ten business days’ of the commencement of such tender or exchange offer; or

•        our board publicly announces that it has received a proposal (other than a tender offer or exchange offer described above) relating to an alternative transaction and has determined that such proposal constitutes or could reasonably be expected to lead to a superior proposal and, within ten business days’ of such public announcement (or a longer period of time, if deemed necessary by our board, to comply with its fiduciary duties, but no later than five business days’ prior to the date the stockholder vote is held at the special meeting), our board has not made a further public announcement stating that it both recommends against the third party proposal (or indicated that such proposal has been withdrawn and negotiations terminated) and reconfirms its recommendation of the merger;

•        we materially and intentionally breach any of our obligations under the merger agreement to:

•       not (and cause each of our subsidiaries not to) and not authorize or permit any of our or our subsidiaries’ representatives to, directly or indirectly:

•       initiate, solicit, knowingly encourage (including by way of furnishing non-public information) or take any action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an alternative transaction;

•       enter into any discussions or negotiate with (or provide non-public information to or otherwise afford access to our or our subsidiaries’ properties, books or records) any third party in connection with any proposal relating to an alternative transaction;

•       agree to enter into any letter of intent or similar agreement in principle or other contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an alternative transaction; or

•       grant any waiver or release to any person under any standstill or similar agreement to which we are a party;

•       cease (and cause our subsidiaries and our respective representatives to cease) immediately and cause to be terminated any discussions or negotiations with third parties relating to any alternative transaction that were conducted prior to our signing the merger agreement;

•       promptly notify Buyer orally and in writing of the material terms (including the identity of the third party) of any proposals received relating to any alternative transaction, any material changes relating thereto or any other requests for information, discussions or negotiations relating thereto;

•       notify our representatives of the non-solicitation restrictions contained in the merger agreement and use our reasonable best efforts to ensure our and our subsidiaries’ representatives do not violate any such restrictions;

•       provide written notice to Buyer of our actions prior to furnishing information to or entering into discussions with a third party in connection with a proposal relating to an alternative transaction; provide to Buyer any non-public information concerning us or our subsidiaries that is provided to the third party and was not previously provided to Buyer;

and execute a confidentiality agreement with the third party on terms that are comparable to and no less restrictive than the confidentiality agreement between us and Kelso;

•       not (i) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar contract relating to any alternative transaction or (ii) approve or recommend or publicly propose to approve or recommend any alternative transaction; provided, that if, prior to the receipt of stockholder approval, our board determines in good faith, after consultation with its outside legal counsel and financial advisor, that a superior proposal has been made, our board may (A) approve or recommend such superior proposal, (B) cause us to enter into a binding definitive agreement with respect to such superior proposal, or (C) terminate the merger agreement prior to the special meeting; provided, further that prior to taking any of the foregoing actions, we (x) provide Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (y) cooperate and negotiate with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (z) consider any revised proposal made by Buyer before determining, in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal; or

•       our board formally resolves to take, or publicly announces an intention to take, any of the foregoing actions;

•       by Buyer, if Buyer is not in material breach of the merger agreement, if we materially breach any of our representations, warranties, covenants or agreements set forth in the merger agreement that would cause the closing conditions specific to us to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured); or

•       by us, if:

•        prior to the special meeting, our board determines in good faith, after consultation with its outside legal counsel and financial advisor, that a superior proposal has been made (subject to the requirement that we have (A) provided Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (B) cooperated and negotiated with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (C) considered any revised proposal made by Buyer before determining, in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal);

•        Buyer materially breaches any of its representations, warranties, covenants or agreements set forth in the merger agreement that would cause the closing conditions specific to Buyer Parties to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured), except that we may not terminate the merger agreement based on this reason if:

•       we are in material breach of the merger agreement; or

•       if Buyer Parties’ material breach is with respect to the financing representation or financing covenant, if (i) the marketing period either has not commenced or ended at the time we would have a right to terminate for such material breach, and (ii) Buyer Parties are using their reasonable best efforts to obtain the financing and the financing is reasonably likely to be obtained prior to the end of the marketing period; or

•        the mutual conditions and the conditions to Buyer Parties’ obligation to close have been satisfied (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger) and on the last day of the marketing period, none of Buyer Parties have received sufficient financing to consummate the merger and our failure to fulfill any of our obligations under the merger agreement has not been a principal cause of or reasonably resulted in the failure of Buyer to have received such financing by the last day of the marketing period.

Termination Fee Payable to Us

The merger agreement provides that Buyer will pay to us a termination fee of $40 million if the merger agreement is terminated under the following circumstances:

•       by either Buyer or us on the final date if:

•        the merger is not consummated by the final date based upon Buyer Parties’ failure to obtain sufficient financing to consummate the merger by the end of the marketing period; and

•        the mutual conditions and the conditions to Buyer Parties’ obligation to close have been satisfied at the time of termination on the final date (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger).

•       by us, if:

•        the mutual conditions and the conditions to Buyer Parties’ obligation to close have been satisfied at the time of termination (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger);

•        we are not in material breach of the merger agreement at the time of termination; and

•        we terminate the merger agreement in connection with a material breach by Buyer related to Buyer Parties’ failure to obtain sufficient financing by the end of the marketing period, or Buyer Parties’ material and intentional breach of their financing representations or financing covenants under the merger agreement, and in either case, such breach would cause the closing conditions specific to Buyer to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured), unless:

•       if Buyer Parties’ material breach is with respect to the financing representation or financing covenant, if (i) the marketing period either has not commenced or ended at the time we would have a right to terminate the merger agreement for such material breach, and (ii) Buyer Parties are using their reasonable best efforts to obtain the financing and the financing is reasonably likely to be obtained prior to the end of the marketing period; or

•       by us, if the mutual conditions and the conditions to Buyer Parties’ obligation to close have been satisfied (other than our delivery of our officer’s certificate and our obligation to (i) satisfy and discharge our outstanding 7 5/8% senior subordinated notes, and (ii) repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger) and on the last day of the marketing period, none of Buyer Parties have received sufficient financing to consummate the merger and our failure to fulfill any of our obligations under the merger agreement has not been a principal cause of or reasonably resulted in the failure of Buyer Parties to have received such financing by the last day of the marketing period.

This termination fee is only payable once and we will not receive payment of this termination fee if Buyer is entitled to a termination fee from us (or a portion thereof) or Buyer is entitled to reimbursement of its transaction expenses, in each case as described below.

Termination Fee Payable to Buyer

The merger agreement provides that we will pay to Buyer a termination fee of $40 million if the merger agreement is terminated under the following circumstances:

•       by us, prior to the special meeting, if our board determines in good faith, after consultation with our outside legal counsel and financial advisor, that a superior proposal has been made and our board (i) approves or recommends such superior proposal, (ii) causes us to enter into a binding definitive agreement with respect to such superior proposal, and (iii) terminates the merger agreement; provided, that prior to taking any such action we have (A) provided Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (B) cooperated and negotiated with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (C) considered any revised proposal made by Buyer before determining, in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal;

•       by Buyer if:

•        our board amends, modifies or withdraws its recommendation in favor of the merger;

•        our board adopts a formal resolution approving or recommends to our stockholders an alternative transaction or publicly announces that it has received a superior proposal;

•        prior to the date of the special meeting, we provide Buyer with notice of our intention to terminate the merger agreement based upon our receipt of a superior proposal;

•        we fail to include our board’s recommendation of the merger in this proxy statement;

•        our board fails to recommend against a third party tender or exchange offer relating to our common stock that, if consummated, would constitute an alternative transaction, within ten business days’ of the commencement of such tender or exchange offer;

•        our board publicly announces that it has received a proposal (other than a tender offer or exchange offer described above) relating to an alternative transaction and has determined that such proposal constitutes or could reasonably be expected to lead to a superior proposal and, within ten business days’ of such public announcement (or a longer period of time, if deemed necessary by our board to comply with its fiduciary duties, but no later than five business days’ prior to the date the stockholder vote is held at the special meeting), our board has not made a further public announcement stating that it both recommends against the third party proposal (or indicated that such proposal has been withdrawn and negotiations terminated) and reconfirms its recommendation of the merger; or

•        we materially and intentionally breach any of our obligations under the merger agreement to:

•       not (and cause each of our subsidiaries not to) and not authorize or permit any of our or our subsidiaries’ representatives to, directly or indirectly:

•       initiate, solicit, knowingly encourage (including by way of furnishing non-public information) or take any action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an alternative transaction;

•       enter into any discussions or negotiate with (or provide non-public information to or otherwise afford access to our or our subsidiaries’ properties, books or records) any third party in connection with any proposal relating to an alternative transaction;

•       agree to enter into any letter of intent or similar agreement in principle or other contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an alternative transaction; or

•       grant any waiver or release to any person under any standstill or similar agreement to which we are a party;

•       cease (and cause our subsidiaries and our respective representatives to cease) immediately and cause to be terminated any discussions or negotiations with third parties relating to any alternative transaction that were conducted prior to our signing the merger agreement;

•       promptly notify Buyer orally and in writing of the material terms (including the identity of the third party) of any proposals received relating to any alternative transaction, any material changes relating thereto or any other requests for information, discussions or negotiations relating thereto;

•       notify our representatives of the non-solicitation restrictions contained in the merger agreement and use our reasonable best efforts to ensure our and our subsidiaries’ representatives do not violate any such restrictions;

•       provide written notice to Buyer of our actions prior to furnishing information to or entering into discussions with a third party in connection with a proposal relating to an alternative transaction; provide to Buyer any non-public information concerning us or our subsidiaries that is provided to the third party and was not previously provided to Buyer; and execute a confidentiality agreement with the third party on terms that are comparable to and no less restrictive than the confidentiality agreement between us and Kelso;

•       prior to receipt of stockholder approval, not (i) approve or enter into any letter or intent, agreement in principle or similar contract relating to any alternative transaction (ii) approve or recommend or publicly propose to approve or recommend any alternative transaction; provided that, if, prior to the special meeting, if our board determines in good faith, after consultation with our outside legal counsel and financial advisor, that a superior proposal has been made and our board may (A) approve or recommend such superior proposal, (B) cause us to enter into a binding definitive agreement with respect to such superior proposal, and (C) terminate the merger agreement; provided, that prior to taking any such action we have (x) provided Buyer with at least five business days’ prior notice (including the material terms and conditions of such superior proposal and the identity of the person making such proposal) of our intention to terminate the merger agreement, (y) cooperated and negotiated with Buyer during such five business day period (or any extension for an additional five business days’ if the material terms of such superior proposal are amended) to enable Buyer to make an offer that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal, and (z) considered any revised proposal made by Buyer before determining, in good faith that Buyer has not made an offer, within such five business day period (or any extension thereof), that is at least as favorable to our stockholders, from a financial point of view, as the transactions contemplated by such superior proposal; or

•       our board formally resolves to take, or publicly announces an intention to take, any of the foregoing actions.

This termination fee is only payable once and Buyer will not receive payment of this termination fee if we are entitled to a termination fee from Buyer, as described above, or we are entitled to reimbursement of our transaction expenses, as described below.

The merger agreement also provides that, unless we are otherwise obligated to pay Buyer a termination fee of $40 million due to any breach described above, we will pay to Buyer 25% of the $40 million termination fee, or $10 million, in the event that, prior to termination, a proposal relating to an alternative transaction has been publicly announced, disclosed, or otherwise communicated to our board and such proposal has not been irrevocably withdrawn, and the merger agreement is terminated under any of the following circumstances:

•       by either Buyer or us if the merger is not consummated by the final date;

•       by Buyer or us if our stockholders do not approve the merger at the special meeting (including any adjournment or postponement thereof), except we may not terminate the merger agreement based on this reason if the failure to obtain such approval is caused by or related to our material breach of the merger agreement; or

•       by Buyer, if it is not in material breach of the merger agreement, if we materially breach any representation, warranty, covenant or agreement that would cause the mutual closing conditions or closing conditions specific to us to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured).

In addition, we will pay to Buyer 75% of the termination fee, or $30 million, if, within twelve months after a termination described in the preceding paragraph, we recommend or enter into, or submit to our stockholders for adoption an agreement with a third party with respect to, or consummate any of the following:

•       a transaction or series of transactions pursuant to which any third party acquires, or seeks to acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding shares of our common stock or any of our other securities or any securities of our material subsidiaries, or assets representing more than 50% of our or our subsidiaries’ assets on a consolidated basis;

•       a merger or other business combination in which a third party acquires more than 50% of our or any of our material subsidiaries’ outstanding equity securities or voting power, or immediately after which our stockholders prior to such transaction cease to own, directly or indirectly, more than 50% of the equity securities or voting stock of the entity surviving such merger or other business combination;

•       a consolidation, recapitalization, share exchange or similar extraordinary transaction involving us or any of our material subsidiaries (other than the recapitalization of any of our material subsidiaries or a merger, consolidation, share exchange or amalgamation involving any of our material subsidiaries with us or any of our other subsidiaries); or

•       a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding the foregoing, we are not obligated to pay a termination fee of $40 million more than once under any circumstance.

Expenses

Our Transaction Expenses.   Buyer will pay to us our transaction expenses, up to $8 million, if:

•       we are not otherwise in material breach of the merger agreement;

•       Buyer has not paid the termination fee to us; and

•       the merger agreement is terminated by:

•        us, based upon a material breach by Buyer of any of its representations, warranties, covenants or agreements set forth in the merger agreement that would cause the closing conditions specific to Buyer Parties to fail to be satisfied (subject to a 30-day cure period for breaches that, by their nature, may be cured), except that we may not terminate the merger agreement based on this reason if:

•       we are in material breach of the merger agreement; or

•       if Buyer Parties’ material breach is with respect to the financing representation or financing covenant, if (i) the marketing period either has not commenced or ended at the time we would have a right to terminate for such material breach, and (ii) Buyer Parties are using their reasonable best efforts to obtain the financing and the financing is reasonably likely to be obtained prior to the end of the marketing period; or

•        either Buyer or us if the merger is not consummated by the final date, and Buyer Parties have materially breached the merger agreement.

Buyer Transaction Expenses.   We will pay to Buyer its transaction expenses, up to $8 million, if:

•       we have not paid the termination fee (or a portion thereof) to Buyer;

•       Buyer Parties are not otherwise in material breach of the merger agreement; and

•       the merger agreement is terminated under the following circumstances:

•        by either Buyer or us at the final date if the merger is not consummated by the final date and either;

•       the special meeting has not been held prior to the final date based on the risk that stockholder approval of the merger would not be obtained; or

•       we have materially breached the merger agreement;

•        by Buyer or us if our stockholders do not approve the merger at the special meeting (including any adjournment or postponement thereof), except we may not terminate the merger agreement based on this reason if the failure to obtain such approval is the result of our material breach of the merger agreement; or

•        Buyer if we are in material breach of any of our representations, warranties, covenants or agreements, provided the conditions to our obligation to close have been satisfied (other than Buyer’s delivery of its officer’s certificate and obligation to provide the funds necessary for us to satisfy and discharge our outstanding 7 5/8% senior subordinated notes and repay and terminate our existing credit facility and hedge agreements, each of which are required to be satisfied at the effective time of the merger).

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended by the parties by action taken by their respective boards at any time prior to the effective time of the merger, except that, after approval of the merger by our stockholders, no amendment may be made that by law requires further approval of our stockholders without obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto.

At any time prior to the effective time of the merger, each of the parties to the merger agreement may, by written instrument: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered pursuant to the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

We cannot seek specific performance to require Buyer Parties to complete the merger and our sole and exclusive remedy against Buyer Parties with respect to any claims arising out of the merger agreement (including with respect of the termination thereof) is to seek recovery under the limited guarantees (see “Limited Guarantees,” beginning on page 92) except with respect to claims permitted under the confidentiality agreement between us and Kelso and the following claims for equitable relief under the merger agreement (pursuant to which we may enjoin Buyer Parties from breaching any of the obligations set forth below):

•       maintain the confidentiality of our non-public information, obtained by Buyer Parties during their additional diligence and in connection with their efforts to obtain the financing, pursuant to the confidentiality agreement between us and Kelso;

•       consult us prior to making any public announcement or filing;

•       not solicit our employees prior to the closing of the merger; and

•       not acquire direct or indirect ownership of our common stock prior to the earlier of the termination of the merger agreement or the effective time of the merger.

LIMITED GUARANTEES

The summary of the material terms of the limited guarantees of each of the Equity Sponsors below and elsewhere in this proxy statement is qualified in its entirety by reference to each limited guarantee, a copy of which is attached to this proxy statement as Annexes B-1, B-2, B-3 and B-4, and which are incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the limited guarantees that is important to you. We encourage you to read carefully each limited guarantee in its entirety, as the rights and obligations of the parties are governed by the express terms of each limited guarantee and not by this summary or any other information contained in this proxy statement.

Each of the Equity Sponsors has agreed to unconditionally and irrevocably guarantee the prompt and complete payment, if and when due under the merger agreement, of a pro rata percentage of the obligation of Buyer to (i) pay to us a termination fee of $40 million if the merger agreement is terminated under certain circumstances; or (ii) reimburse our transaction expenses, up to $8 million, if the merger agreement is terminated under certain circumstances. The aggregate cap on liabilities under all of the limited guarantees is equal to $40 million (exclusive of our reasonable attorneys’ fees and other costs and expenses in the event that we are the prevailing party in an action or suit to enforce any limited guarantee) and the cap on liabilities under each limited guarantee of an Equity Sponsor is equal to such Equity Sponsor’s pro rata percentage of $40 million. Each Equity Sponsor’s pro rata percentage equals its proportionate equity commitment in Buyer. The obligations of each Equity Sponsor under the limited guarantee are several and not joint, with the exception of Kelso and IAAI and Parthenon and IAAI, each pair of which jointly executed a limited guarantee that provides that the co-guarantors are jointly and severally liable. Each limited guarantee will remain in full force and effect until the earlier of the effective time of the merger, the termination of the merger agreement under circumstances that do not give rise to any payment obligation of Buyer Parties, or the payment in full of all obligations of Buyer Parties; provided, that if we commence an action with respect to the limited guarantee in a court of competent jurisdiction, the limited guarantee shall remain in full force and effect until the final resolution of such action. However, each limited guarantee may be terminated if we commence an action seeking to invalidate the provisions of such guarantee which cap each Equity Sponsor’s liability at its pro rata percentage of the $40 million.

MARKET PRICE AND DIVIDEND DATA FOR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “KAR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

CALENDAR PERIOD	HIGH	LOW	CASH DIVIDEND DECLARED
2004
Second Quarter (beginning on June 16, 2004, the date of the Initial Public Offering)	$25.90	$24.00	—
Third Quarter	$24.85	$15.75	—
Fourth Quarter	$21.50	$15.11	$0.075
2005
First Quarter	$24.41	$19.20	$0.075
Second Quarter	$24.65	$21.40	$0.075
Third Quarter	$24.77	$21.50	$0.075
Fourth Quarter	$24.99	$20.68	$0.075
2006
First Quarter	$26.80	$23.67	$0.075
Second Quarter	$27.14	$20.41	$0.075
Third Quarter	$23.42	$19.65	$0.075
Fourth Quarter	$28.18	$23.11	$0.075

On July 26, 2006, the trading date when the board of directors authorized the exploring of possible strategic alternatives for us to enhance stockholder value, our common stock closed at $20.31 per share. On December 21, 2006, the last trading day before we announced that the board of directors approved the merger agreement, our common stock closed at $25.40 per share. On [             ], the last trading day before this proxy statement was printed, our common stock closed at [$   ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of [   ], 2007, there were [   ] shares of our common stock outstanding held by approximately [   ] holders of record.

The merger agreement provides that, unless consented to in writing by Buyer, after execution of the merger agreement and prior to the effective time of the merger or termination of the merger agreement in accordance with its terms, we will not declare, set aside or pay any dividend or make any other distribution in respect of our or our subsidiaries’ capital stock.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information concerning the beneficial ownership of Company common stock as of January 15, 2007, for each member of our board of directors, each of our named executive officers, our directors and executive officers as a group and each person known to us to own beneficially more than 5% of the outstanding our common stock. At the close of business on January 15, 2007, there were 90,136,438 shares of our common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for stockholders other than executive officers and directors from Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of the dates indicated in the Schedule 13Gs or amendments thereto.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Wynn V. Bussmann (2)	16,594	(3)	*
Thomas L. Cunningham (2)	10,874	(4)	*
Timothy C. Clayton (2)	1,000		*
Cameron C. Hitchcock	223,210	(5)	*
David G. Gartzke (2)	1,078,878	(6)	1.18%
Dennis O. Green (2)	9,807	(7)	*
George J. Lawrence (2)	160,751	(8)	*
A. R. Sales (2)	4,836		*
Nick Smith (2)	34,682	(9)	*
Bradley A. Todd (2)	299,242	(10)	*
Donald C. Wegmiller (2)	52,111	(11)	*
Deborah L. Weinstein (2)	12,934	(12)	*
Royce & Associates, LLC (13) 1414 Avenue of the Americas New York, NY 10019	6,458,675		7.18%
All directors and executive officers as a group (18 persons)	2,347,619		2.54%

                 *represents less than 1%.

       (1)Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise, has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of January 15, 2007 by the person indicated and shares underlying options owned by such person on January 15, 2007 that are exercisable within 60 days of that date.

       (2)The address of each of our directors and officers is c/o ADESA, Inc., 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032.

       (3)Includes 4,892 shares of common stock issuable upon exercise of options.

       (4)Includes 2,446 shares of common stock issuable upon exercise of options.

       (5)Includes 215,580 shares of common stock issuable upon exercise of options.

       (6)Includes 998,306 shares of common stock issuable upon exercise of options.

       (7)Includes 1,427 shares of common stock issuable upon exercise of options.

       (8)Includes 159,348 shares of common stock issuable upon exercise of options.

       (9)Includes 10,825 shares of common stock issuable upon exercise of options.

(10)Includes 288,910 shares of common stock issuable upon exercise of options.

(11)Includes 14,596 shares of common stock issuable upon exercise of options.

(12)Includes 1,427 shares of common stock issuable upon exercise of options.

(13)Based on a Schedule 13G filed on January 17, 2007 by Royce & Associates, LLC. The Schedule 13G discloses that as of December 31, 2006, Royce & Associates, LLC had sole voting and sole dispositive power as to 6,458,675 shares.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement. We currently do not intend to adjourn or postpone our special meeting if there are sufficient votes to adopt and approve the merger agreement. The approval of the proposal to adjourn or postpone our special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Our board of directors also unanimously (excluding the recused directors Messrs. Gartzke and Sales) recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxyholders named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

Future Stockholders Proposals

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold an annual meeting of stockholders in 2007, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual stockholders meeting in accordance with Rule 14a-8 under the Exchange Act and our bylaws. If we hold an annual meeting in 2007, we must receive the notice of your intention to introduce a director nominee or to propose an item of business at our 2007 annual meeting in accordance with the following bylaw requirements:

Timing of 2007 Annual Meeting	Deadline for Receiving Notice
If the 2007 annual meeting is held within 25 days preceding or subsequent to the anniversary date (May 17, 2006) of the 2006 annual meeting:	Notice must be received not less than 90 nor more than 120 days in advance of the 2007 annual meeting.
If the 2007 annual meeting is not held within 25 days preceding or subsequent to the anniversary date (May 17, 2006) of the 2006 annual meeting:

Notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

We will provide stockholders with additional information about submission of stockholder proposals through an additional filing with the SEC in the event we do hold an annual meeting in 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC, Public Reference Room, 101 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about us, which we have filed electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

You also can obtain reports, proxy statements and other information we filed with the SEC free of charge on ADESA’s website at www.adesainc.com or by writing to:

Investor Relations
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032
(800) 923-3725

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

KAR HOLDINGS II, LLC
(“Buyer”)

KAR HOLDINGS, INC.,
a wholly owned subsidiary of Buyer
(“Holdings”)

KAR ACQUISITION, INC.,
a wholly owned subsidiary of Holdings
(“Merger Sub”)

and

ADESA, INC.

Dated as of

December 22, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2006, (this “Agreement”), by and among ADESA, Inc., a Delaware corporation (the “Company”), KAR Holdings II, LLC, a Delaware limited liability company (“Buyer”), KAR Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Holdings”), and KAR Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the parties wish to effect a business combination through a merger of the Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of the Company, Holdings and Merger Sub, and the Board of Managers of Buyer, have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their stockholders on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, the Company is entering into a limited guarantee with the parties named in the exhibits attached hereto collectively as Exhibit A (collectively, the “Limited Guarantee”), with respect to certain matters on the terms specified therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer, Holdings, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1   Definitions.

(a)        The following terms, as used herein, have the following meanings:

“2004 Equity Plan” means the ADESA, Inc. 2004 Equity and Incentive Plan.

“AFC Business Unit” has the meaning set forth in Section 3.13(c).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Allete” has the meaning set forth in Section 3.23.

“Alternative Transaction” means any of the following: (i) a transaction or series of transactions pursuant to which any Third Party (or group of Third Parties) acquires or seeks to acquire, directly or indirectly, beneficial ownership of more than twenty-five percent (25%) of the outstanding shares of Company Common Stock or any other class or series of securities of the Company or any Material Subsidiary, whether from the Company (or such Material Subsidiary) or pursuant to a tender offer or exchange offer or otherwise; (ii) a merger or other business combination (x) in which any Third Party acquires more than twenty-five percent (25%) of the outstanding equity securities or voting power of the Company or any Material Subsidiary, or (y) immediately after which the Persons who were the stockholders of the Company prior to such merger or business combination cease to own, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities or voting power of the

Person surviving such merger or other business combination (or if such Person is a wholly-owned Subsidiary of another Person, of such other Person); (iii) a consolidation, recapitalization, share exchange, or similar extraordinary transaction involving the Company or any of its Material Subsidiaries (other than the recapitalization of any Material Subsidiary by the Company, or a merger, consolidation, share exchange or amalgamation involving any Material Subsidiary with the Company or any other Subsidiary); (iv) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company and its Subsidiaries representing, in the aggregate, more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries on a consolidated basis; or (v) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

“Anticipated Prepayment Date” has the meaning set forth in Section 6.19.

“Applicable Law” means, with respect to any Person, any domestic, foreign, federal, state, provincial, municipal, or local statute, law, by-law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Balance Sheet Date” has the meaning set forth in Section 3.8(b)(i).

“Bank of America Hedge Agreement” means the ISDA Master Agreement, dated as of June 21, 2004, between the Company and Bank of America, National Association, and all agreements and documents executed in favor of Bank of America, National Association in connection therewith.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, a day other than a Saturday, Sunday or any other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, would prevent or materially impede, interfere, hinder or delay Buyer, Holdings or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, materially adversely delay the Financing or materially amend or expand the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied.

“Buyer Parties” means, collectively, Buyer, Holdings and Merger Sub.

“Buyer Termination Fee” has the meaning set forth in Section 8.3(d)(i).

“Buyer Transaction Expenses” means the reasonable and reasonably documented out-of-pocket expenses incurred by Buyer, Holdings, Merger Sub, Equity Sponsors and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financial sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses incurred by IAAI, the Equity Sponsors and their respective Representatives in preparing for and conducting, as applicable, a due diligence investigation relating to the Company and its Subsidiaries in connection with the transactions contemplated hereby (and a due diligence investigation relating to IAAI and its subsidiaries by any Equity

Sponsor and its Representatives other than Kelso and its Representatives), but specifically excluding any fees and expenses to the extent attributable to the refinancing of IAAI prior to the Closing or otherwise exclusively related to matters related to the financial statements of IAAI or other fees and expenses related to IAAI that would be incurred even in the absence of this Agreement or the transactions contemplated hereby.

“Buyer Units” has the meaning set forth in Section 4.8.

“Buyer’s Disclosure Letter” means the written disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this Agreement and, subject to the qualifications set forth in Section 6.5, as the same may be amended or supplemented from time to time after the date hereof as permitted herein.

“Canadian Employee Plans” means all bonus, stock option, stock purchase, incentive, deferred compensation, post-employment or retirement, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements maintained, administered or contributed to by the Company or its Canadian Subsidiaries for any current or former employee, director, and any current or former employment or executive compensation or severance agreements, for the benefit of, or relating to, any employee of the Company and its Canadian Subsidiaries employed or previously employed in locations in Canada, but excluding (i) any agreements with former employees under which neither the Company nor any of its Canadian Subsidiaries has any remaining monetary obligations; (ii) any Company Employee Plans; and (iii) any statutory or governmental plan, program or arrangement to which the Company or a Canadian Subsidiary is required by Canadian Law to contribute.

“Canadian Subsidiary” means a Subsidiary of the Company incorporated under the laws of Canada or a province thereof.

“Capitalization Date” has the meaning set forth in Section 3.2(b).

“Cashed-Out ESPP Purchase Right” has the meaning set forth in Section 2.4(f)(iii).

“Cashed-Out Restricted Stock Unit Award” has the meaning set forth in Section 2.4(f)(ii).

“Cashed-Out Stock Option” has the meaning set forth in Section 2.4(f)(i).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Recommendation” has the meaning set forth in Section 5.3(f).

“Claim” has the meaning set forth in Section 6.9(a)(ii)(x).

“Cleanup” means all actions required to cleanup, remove, treat, remediate, monitor, mitigate or prevent the further migration of Hazardous Substances in the indoor or outdoor environment, including, without limitation, performance of environmental studies and investigations in preparation for any remediation activities required by any Person pursuant to Environmental Law.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.7.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in Section 6.1.

“Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company Employee Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA, bonus, stock option, stock purchase, incentive, deferred compensation, post-employment or retirement, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements maintained, administered or contributed to by the Company or its U.S. Subsidiaries for any current or former employee, director, consultant or agent, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company and its U.S. Subsidiaries, but excluding (i) any agreements with former employees under which neither the Company nor any of its Subsidiaries has any remaining monetary obligations; and (ii) any statutory or governmental plan, program or arrangement to which the Company or a Subsidiary is required by Law to contribute.

“Company ESPP” means the ADESA, Inc. Employee Stock Purchase Plan.

“Company Financing Fees and Expenses” means (A) the reasonable and reasonably documented out of-pocket expenses incurred by the Company and its Subsidiaries and their respective Affiliates in connection with (i) the voiding, termination and/or destruction of all documents executed by the Company or any of its Subsidiaries in connection with their cooperation in the Financing as contemplated by Section 6.13(b) hereof and (ii) providing to Buyer the cooperation in connection with the arrangement of the Financing as contemplated by Section 6.13(b) hereof; and (B) the losses, damages, costs, expenses and penalties incurred by the Company or any of its Subsidiaries in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent that such losses, damages, costs, expenses and penalties, directly or indirectly, resulted solely from or arose solely out of the willful misconduct of the Company or any of its Subsidiaries and their respective Representatives.

“Company Material Adverse Effect” means any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, has or have a material adverse effect on, or a material adverse change in, (A) the condition (financial or otherwise), properties, business or results of operations of the Company and the Subsidiaries of the Company as presently conducted, taken as a whole; other than any effect, change, condition, occurrence, development, event or series of events or circumstances arising out of or resulting from: (i) any decrease in the market price or trading volume of the Company’s securities or any effect resulting from any such change (provided that the underlying causes of such decrease shall be considered in determining whether there is a Company Material Adverse Effect); (ii) any change in Law, GAAP or interpretation or enforcement thereof that applies to the Company and the Subsidiaries of the Company, including the proposal or adoption of any new Law or GAAP; (iii) any change, occurrence, development, event, or series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which the Company and the Subsidiaries of the Company operate, provide or sell their products and services or otherwise do business; (iv) any change, occurrence, development, event, or series of events or circumstances affecting companies operating in the industries or markets in which the Company and the Subsidiaries of the Company operate, provide or sell their products or services or otherwise do business; (v) any change, occurrence, development, event, or series of events or circumstances affecting national or international political conditions, including engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (vi) any action taken by the Company at the written request of Buyer, Holdings, Merger Sub, the Lenders or the Equity Sponsors; or (vii) any change, occurrence, development, event, or series of events or circumstances principally resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or principally due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of the Company in connection with the Merger; provided, that clause (vii) shall not apply with respect to the matters described in Section 3.4 and Section 3.5 hereof (including for purposes of Section 7.2(a) hereof insofar as Section 3.4 and Section 3.5 are concerned); provided, further, that, in the case of the foregoing clauses (ii), (iii), (iv) and (v) above, such changes, conditions, occurrences, developments, events or circumstances do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which the Company and its Subsidiaries conduct their respective businesses), or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby. For purposes of determining whether changes, conditions, occurrences, developments, events or circumstances relating to earthquakes, hurricanes or other natural disasters constitute a Company Material Adverse Effect, insurance proceeds received in respect of such earthquakes, hurricanes or other natural disasters and repairs made to the damages caused by such earthquakes, hurricanes or other natural disasters, in each case, on or prior to the applicable date of determination, shall be taken in to account in determining whether a Company Material Adverse Effect has occurred. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“Company Notes” means the Company’s outstanding 7 5/8% Senior Subordinated Notes due 2012 issued under the Company Notes Indenture.

“Company Notes Indenture” means the Indenture, dated June 21, 2004, between the Company and LaSalle Bank National Association, as trustee.

“Company Permits” has the meaning set forth in Section 3.14(b).

“Company Preferred Stock” means the Preferred Stock, $0.01 par value, of the Company.

“Company Property” has the meaning set forth in Section 3.15(a).

“Company SEC Reports” has the meaning set forth in Section 3.8(a).

“Company Stock Certificate” has the meaning set forth in Section 2.4(e)(i).

“Company Stock Options” means all options to purchase shares of Company Common Stock under the 2004 Equity Plan.

“Company Stock Plans” mean the 2004 Equity Plan and the Director Compensation Plan.

“Company Termination Fee” has the meaning set forth in Section 8.3(b).

“Company Transaction Expenses” means collectively, without duplication, (i) the Company Financing Fees and Expenses; (ii) the Credit Facility Fees and Expenses; and (iii) the reasonable and reasonably documented out-of-pocket expenses incurred by the Company, any Subsidiary of the Company, and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financial sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby.

“Company’s Disclosure Letter” means the written disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement and, subject to the qualifications set forth in Section 6.5, as the same may be amended or supplemented from time to time after the date hereof as permitted herein.

“Competition Act” means the Competition Act (Canada), as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employees” has the meaning set forth in Section 6.11(b).

“Contract” means any contract, agreement, undertaking, indenture, note, bond, guarantee, loan, instrument, lease, license, mortgage, commitment or other binding agreement, in each case whether written or oral.

“Convertible Securities” has the meaning set forth in Section 3.2(d).

“Credit Facility” means the Indebtedness and credit commitments of the Credit Facility Agent, the Credit Facility Lenders and any letter of credit issuer under the Credit Agreement and the other Loan Documents (as defined in the Credit Facility Agreement).

“Credit Facility Agent” means Bank of America, N.A., as Administrative Agent under the Credit Facility Agreement.

“Credit Facility Agreement” means that certain $500,000,000 Amended and Restated Credit Agreement, dated as of July 25, 2005, among the Company, Bank of America, N.A., as Credit Facility Agent, Swing Line Lender, L/C Issuer, and Collateral Agent, the Credit Facility Lenders, and certain other parties identified as Subsidiary Guarantors, Documentation Agent, Syndication Agent and Managing Agents thereunder.

“Credit Facility Fees and Expenses” has the meaning set forth in Section 6.19.

“Credit Facility Lenders” means the parties identified as Lenders from time to time under the Credit Facility Agreement.

“Credit Suisse” has the meaning set forth in Section 3.7.

“Debt Commitment Letters” has the meaning set forth in Section 4.7.

“Debt Financing” has the meaning set forth in Section 4.7.

“DGCL” means the Delaware General Corporation Law and all amendments and additions thereto.

“Director Compensation Plan” means the ADESA, Inc. Director Compensation Plan.

“Dissenting Shares” has the meaning set forth in Section 2.4(g)(i).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Claim” means any claim, action, cause of action, investigation, notice, writs, injunctions, orders and decrees by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Law in existence on the date hereof pertaining to (i) treatment, storage, disposal, generation and transportation of Hazardous Substances; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release of Hazardous Substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, or chemicals; (v) the protection of wildlife, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) health and safety of employees and other persons to the extent that such health and safety matters pertain to the handling of, or exposure to Hazardous Substances; and (v) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as a Hazardous Substance.

“Equity Commitment Letters” has the meaning set forth in Section 4.7.

“Equity Financing” has the meaning set forth in Section 4.7.

“Equity Sponsors” means, collectively, Kelso, Goldman, ValueAct and Parthenon (and together with other equity sponsors in substitution therefor or addition thereto in accordance with Section 6.13).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.

“ESPP Cash-Out Payment” has the meaning set forth in Section 2.4(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 6.9(a)(ii)(y).

“Final Date” has the meaning set forth in Section 8.1(b).

“Financing” has the meaning set forth in Section 4.7.

“First Quarter 2007 Financials” means the consolidated financial statements of the Company and its consolidated Subsidiaries that would be included in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2007.

“Fiscal 2006 Financials” means the consolidated financial statements of the Company and its consolidated Subsidiaries that would be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2006.

“GAAP” means United States generally accepted accounting principles.

“Goldman” means GS Capital Partners VI, L.P. and its related GSCP VI co-investment funds.

“Governmental Authority” means any territorial, federal, state, provincial, municipal or local, whether domestic, foreign or supranational governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency; any self-regulatory organization; any national stock exchange; or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance, material, or waste listed, defined, designated or classified as hazardous, dangerous, toxic or radioactive, or as a pollutant or contaminant under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, and friable asbestos.

“Hedge Agreement Counterparties” means each of LaSalle Bank National Association, as counterparty under the LaSalle Hedge Agreement, and Bank of America, National Association, as counterparty under the Bank of America Hedge Agreement.

“Hedge Agreements” means each of the Bank of America Hedge Agreement and the LaSalle Hedge Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IAAI” means Insurance Auto Auctions, Inc.

“Indebtedness” means, with respect to any Person, (i) indebtedness, notes payable, bonds, debentures, accrued interest payable or other obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such Person under GAAP (excluding any operating leases of such Person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) obligations of such Person for the deferred purchase price of property or services (other than trade payables and obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (v) obligations of such Person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements, Contracts or other similar instruments; (vi) off-balance sheet financing of such Person including synthetic leases and project financing; (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such Person; (viii) Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; and (ix) reimbursement obligations of such Person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such Person.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property Rights” means all U.S. and foreign (i) patents and patent applications (“Patents”); (ii) trademarks, service marks, and trade names and registrations and applications for registration thereof (“Trademarks”); (iii) copyrights and registrations and applications for registration thereof (“Copyrights”); (iv) Internet domain name registrations; and (v) trade secret rights and other proprietary rights in confidential information, or know-how (“Trade Secrets”).

“International Continuing Employees” has the meaning set forth in Section 6.11(b).

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“IRS” means the United States Internal Revenue Service.

“Kelso” means Kelso Investment Associates VII, L.P.

“Knowledge of the Buyer Parties” means the actual knowledge of the individuals set forth in Section 1.1(a) of the Buyer’s Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of the executive officers of the Company set forth in Section 1.1(a) of the Company’s Disclosure Letter.

“LaSalle Hedge Agreement” means the ISDA Master Agreement, dated as of October 31, 2005, between the Company and LaSalle Bank National Association, and all agreements and documents executed in favor of LaSalle Bank National Association in connection therewith.

“Law” means any federal, state, provincial, municipal, foreign or local law (including common law), by-law, statute, ordinance, rule, regulation, order, injunction (preliminary or permanent), judgment or decree.

“Lease Agreements” has the meaning set forth in Section 3.15(c).

“Lenders” means, collectively, Bear Stearns Corporate Lending Inc., UBS Loan Finance LLC, UBS Securities LLC, Goldman Sachs Credit Partners L.P., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

“Liens” means with respect to any asset (including any security) or property, any mortgage, claim, license, lien, pledge, charge, easement, covenant, reservation, option, right of first offer or refusal, rights-of-way, transfer restriction, security interest or other encumbrance or title imperfection or defect of any kind or nature in respect to such asset, security or property.

“Limited Guarantee” has the meaning set forth in the Preamble.

“Major AFC Customers” has the meaning set forth in Section 3.13(c).

“Major Auction Customers” has the meaning set forth in Section 3.13(a).

“Major Customers” has the meaning set forth in Section 3.13(c).

“Major Salvage Customers” has the meaning set forth in Section 3.13(b).

“Marketing Period” means the first period of thirty (30) consecutive days after the date hereof throughout which, and at the end of which, (A) Buyer shall have the Required Financial Information, (B) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive day period, and (C) the financial statements contained in the Required Financial Information and the Company SEC Reports shall have included an unqualified audit opinion of the applicable auditor for such financial statements (and such opinion shall not have been withdrawn); provided, however, that the Marketing Period shall in no event commence on or prior to March 30, 2007; and provided, further, that if, prior to the completion of any such thirty (30) consecutive days, the financial statements included in the Required Financial Information that is available to Buyer on the first day of such thirty (30) consecutive days would be “stale,” within the meaning of Rule 3-12 of Regulation S-X on any day during such thirty (30) consecutive day period if a registration statement using such financial statements were to be filed with the SEC on any such date (it being understood that such financial statements shall not be deemed “stale” for these purposes if the underwriter(s) of the high yield financing indicate that marketing the high yield financing with such financial statements included in such Required Financial Information would not have a material adverse impact on the price or marketability of such high yield financing), then the Marketing Period shall be extended for an additional period of time (not to exceed thirty (30) consecutive days) as reasonably requested by the underwriter(s) of the high yield financing (it being understood that the intent of the foregoing extension is to provide Buyer with updated financial information of the Company and its consolidated Subsidiaries such that Buyer would have financial statements and data (of the type contemplated by the Required Financial Information, but updated with respect thereto) of the Company necessary, in the reasonable and customary judgment of the underwriter(s), to effectively market the high-yield financing. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have ended for any purposes of this Agreement if the conditions set forth in Section 7.1 do not continue to be satisfied during any thirty (30) consecutive day period, or any condition exists that causes any of the conditions set forth in Section 7.2 (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) to fail to continue to be satisfied (assuming the Closing were to be scheduled on the last day of such thirty (30) consecutive day period), at the conclusion of such thirty (30) consecutive day period. For the avoidance of doubt, in no event shall the start of any Marketing Period be delayed by, or any Marketing Period be extended as a result of, any matter associated with IAAI, including, without limitation, matters associated with the financial statements of IAAI.

“Material Contracts” has the meaning set forth in Section 3.12(a)(xii).

“Material Subsidiaries” means the Subsidiaries of the Company set forth on Section 1.1(b) of the Company’s Disclosure Letter.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.4(e)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“New Commitment Letters” has the meaning set forth in Section 6.13(d).

“NYSE” means the New York Stock Exchange.

“Other Securities” has the meaning set forth in Section 3.2(d).

“Parthenon” means Parthenon Investors II, L.P.

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Payment Fund” has the meaning set forth in Section 2.5(a).

“Permitted Liens” means (i) Liens securing Indebtedness and liabilities disclosed on the Company’s consolidated balance sheets as of the Balance Sheet Date; (ii) Liens for Taxes and utilities not yet due or delinquent and Liens for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (iii) construction, mechanics’, materialmen’s or other similar Liens for construction in progress; (iv) workmen’s, repairmen’s, warehousemen’s, carriers’, storers’ or other similar Liens arising or incurred in the ordinary course of business of the Company or any Subsidiary of the Company; (v) with respect to Company Properties, any zoning and other land use restrictions, survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Applicable Law or otherwise disclosed on any title insurance policy, title report, or survey made available to Buyer prior to the date hereof; (vi) with respect to any real property, including, without limitation, Company Property, any and all title exceptions (whether material or immaterial) disclosed on a survey made available to Buyer prior to the date hereof, Liens and obligations arising under the Material Contracts or the Lease Agreements, and any other Lien that does not materially adversely affect the current use, value or marketability of such property; (vii) easement agreements and all other matters disclosed on any title report or survey made available to Buyer prior to the date hereof or, in the case of real property located in Canada, otherwise disclosed by registered title to such property as of the date hereof; (viii) matters that are disclosed on current title reports or surveys made available to Buyer prior to the date hereof; (ix) other Liens being contested in good faith in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and/or (x) as to any leased real property, any Lien affecting the interest of the landlord thereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Property Restrictions” has the meaning set forth in Section 3.15(a).

“Proxy Statement” means the proxy statement to be used by the Company to obtain the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

“Registered Intellectual Property Rights” shall mean all U.S. and foreign registrations and applications for Patents, Copyrights, Trademarks and Internet domain names.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant, bank, Affiliate or other representative of that Person.

“Required Financial Information” means (i) the Fiscal 2006 Financials; and (ii) (A) any “pro forma” financial statements of the Company and its consolidated Subsidiaries with respect to the Fiscal 2006 Financials and (B) such other financial data and other information, including such information that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants, regarding the Company and its consolidated Subsidiaries as are of the type and form customarily included in the offering(s) of debt securities contemplated by the Debt Commitment Letters that the underwriter(s) of the high yield financing may reasonably request prior to the commencement of the Marketing Period, and that in the case of (A) and (B) is of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters; provided, however, the underwriter(s) of the high yield financing must make such request with respect to financial information set forth in subsection (ii) above within ten (10) Business Days after delivery of the Fiscal 2006 Financials by the Company to Buyer and/or such underwriter(s) and the commencement of the Marketing Period shall not be delayed due to the failure of the Company to provide the Required Financial Information if the failure of such underwriters to make the request within the ten (10) Business Day period was the principal cause of or reasonably resulted in the delay of the Company in providing the Required Financial Information to Buyer and/or such underwriter(s); provided, further, if the Fiscal 2006 Financials would be “stale,” within the meaning of Rule 3-12 of Regulation S-X on any day during the Marketing Period if a registration statement using the Fiscal 2006 Financials were to be filed with the SEC on any such day during such Marketing Period (it being understood that such Fiscal 2006 Financials shall not be deemed “stale” for these purposes if the underwriter(s) of the high yield financing indicate that marketing the high yield financing with such Fiscal 2006 Financials included in such Required Financial Information would not have a material adverse impact on the price or marketability of such high yield financing), then the term “Fiscal 2006 Financials” in clause (i) and (ii) above shall be replaced, in each case, with the term “First Quarter 2007 Financials”. For the avoidance of doubt, Required Financial Information shall in no event include information related to IAAI, the Equity Sponsors, Buyer, Holdings or Merger Sub and the audit opinion (and any qualification or withdrawal thereof) of IAAI’s independent auditor shall have no impact on the Marketing Period or the Required Financial Information.

“Requisite Stockholder Vote” has the meaning set forth in Section 3.3.

“Restricted Stock Unit” has the meaning set forth in Section 2.4(f)(ii).

“Restricted Stock Unit Award” has the meaning set forth in Section 2.4(f)(ii).

“Restricted Stock Unit Cash-Out Payment” has the meaning set forth in Section 2.4(f)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.8(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Tax Treatment” has the meaning set forth in Section 3.23.

“Spin-Off Date” has the meaning set forth in Section 3.23.

“Stock Option Cash-Out Payment” has the meaning set forth in Section 2.4(f)(i).

“Stockholder Meeting” has the meaning set forth in Section 6.1.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person or by one or more of such Person’s Subsidiaries (as defined in the preceding clause).

“Superior Offer” means a bona fide written offer, which if accepted would constitute a legally binding agreement, made by Buyer relating to amending or otherwise modifying this Agreement on terms that the Board of Directors of the Company determines in good faith and after consultation with its outside legal counsel and financial advisor would be at least as favorable to the Company’s stockholders, from a financial point of view, as the transactions contemplated by the Superior Proposal identified to Buyer in the notice described in Section 5.3(g) hereof.

“Superior Proposal” means a bona fide written proposal made by a Third Party relating to an Alternative Transaction (provided that, for purposes of the definition of “Superior Proposal,” the term “Alternative Transaction” shall have the meaning assigned above, except that (a) references to “more than twenty-five percent (25%)” shall be deemed to be references to “more than fifty percent (50%),” (b) references to “more than seventy-five percent (75%)” shall be deemed to be references to “more than fifty percent (50%)” and (c) clause (iii) of the definition of “Alternative Transaction” shall not be given effect except to the extent of “a merger or other business combination” described therein) on terms that the Board of Directors of the Company determines in good faith and after consultation with its outside legal counsel and financial adviser would be, or is reasonably likely to be, more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement (taking into account any proposals by Buyer to amend the terms of this Agreement in response thereto pursuant to Section 5.3(g) hereof).

“Superior Proposal Agreement” has the meaning set forth in Section 5.3(g).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means taxes, assessments, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, municipal, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, sales, use, service, real or personal property, special assessments, license, payroll, withholding, employer health, employment, social security, Canada Pension Plan, accident compensation, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with the IRS, the Canada Revenue Agency or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party” means any Person (or group of Persons) other than a party to this Agreement or an Affiliate of such a party.

“U.S. Continuing Employees” has the meaning set forth in Section 6.11(a).

“UBS” has the meaning set forth in Section 3.7.

“ValueAct” means ValueAct Capital Master Fund, L.P.

“Voting Debt” has the meaning set forth in Section 3.2(d).

Section 1.2   Other Terms.   Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.3   Other Definitional Provisions.   In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)             unless there is a specific reference to “Business Day” or “Business Days,” which is defined herein, the words “day” and “days” when used in this Agreement refer to a calendar day or calendar days.

(e)             references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f)              all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)             the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)             references to a Person are also to its successors and permitted assigns; and

(i)              the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.1   The Merger.   Subject to and in accordance with the terms and conditions of this Agreement, Merger Sub will merge with and into the Company (the “Merger”) at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”) and, at the Effective Time, the separate corporate existence of Merger Sub shall cease.

Section 2.2   The Closing.   Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the provisions of ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, at 425 Market Street, San Francisco, California 94105, commencing at 10:00 a.m. local time as soon as practicable but in no event later than two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, including the receipt of the Financing, but subject to the satisfaction or waiver of such conditions), or such other place or date as the parties may mutually determine; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, the Buyer Parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on no less than two (2) Business Days written notice to the Company and (b) the final day of the Marketing Period (the date and time of the Closing is referred to herein as, the “Closing Date”).

Section 2.3   Effective Time.   On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and Buyer will deliver, or cause to be delivered, the Payment Fund to the Paying Agent in the manner provided in Section 2.5. The Merger shall be effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or on such later date as may be specified therein (the time of such effectiveness being the “Effective Time”).

Section 2.4   Effect of Merger.

(a)        General.   The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

(b)        Certificate of Incorporation    The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “ADESA, Inc.”

(c)        Bylaws.   The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law and such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

(d)        Directors and Officers    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub at and after the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

(e)        Conversion of Company Shares.

(i)         At and as of the Effective Time, each outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any direct or indirect wholly owned Subsidiary of Buyer, Holdings, the Company or Merger Sub) shall be converted into the right to receive an amount (the “Merger Consideration”) equal to $27.85 in cash (without interest), upon surrender of the certificate representing such outstanding share of Company Common Stock (the “Company Stock Certificate”) in the manner set forth in Section 2.5, and as of the Effective Time, each outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (or, if applicable, to be treated as a Dissenting Share as described in Section 2.4(g)); provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of Company Common Stock prior to the Effective Time, it being understood that (i) the intent of such equitable adjustment is to provide the holders of Company Common Stock, Company Stock Options and Restricted Stock Units the same economic effect as contemplated by this Agreement prior to any such change and (ii) nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(ii)       At and as of the Effective Time, each Dissenting Share shall be treated as described in Section 2.4(g).

(iii)      At and as of the Effective Time, each share of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any direct or indirect wholly owned Subsidiary of Buyer, Holdings, the Company or Merger Sub shall be cancelled and extinguished without the payment of any consideration therefor.

(f)         Company Stock Options; Restricted Stock Unit Awards; Stock Purchase Plan; Deferred Compensation Plans.

(i)         By virtue of the Merger and without any action on the part of the Company, Buyer, Holdings, Merger Sub or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time shall accelerate and fully vest as of the Effective Time (each, a “Cashed-Out Stock Option”). Each holder of a Cashed-Out Stock Option shall be eligible to receive an amount in cash (without interest) equal to (A) the excess, if any, of the Merger Consideration over the exercise price pursuant to such Cashed-Out Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Cashed-Out Stock Option, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer, or cause to be transferred, the necessary funds (the “Stock Option Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out Stock Option the amounts contemplated by this Section 2.4(f)(i), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out Stock Option.

(ii)       By virtue of the Merger and without any action on the part of the Company, Buyer, Holdings, Merger Sub or the holders of awards (a “Restricted Stock Unit Award”) of restricted stock units (each, a “Restricted Stock Unit”) issued pursuant to the 2004 Equity Plan, each Restricted Stock Unit Award outstanding immediately prior to the Effective Time shall accelerate and shall be cancelled at the Effective Time (each, a “Cashed-Out Restricted Stock Unit Award”). Each holder of a Cashed-Out Restricted Stock Unit Award shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each Cashed-Out Restricted Stock Unit, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer, or cause to be transferred, the necessary funds (the “Restricted Stock Unit Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out Restricted Stock Unit Award the amounts contemplated by this Section 2.4(f)(ii), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out Restricted Stock Unit Award.

(iii)      Promptly after the date hereof, the Company shall suspend the Company ESPP so that no new purchase periods (as defined in the Company ESPP) shall commence and no new participants shall enroll in the Company ESPP after the date hereof. The current purchase period in progress under the Company ESPP shall terminate pursuant to its terms and any purchase rights existing immediately prior to the Effective Time under the Company ESPP to acquire a share of Company Common Stock shall be cancelled at the Effective Time (each, a “Cashed-Out ESPP Purchase Right”). Each holder of a Cashed-Out ESPP Purchase Right shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the excess, if any, of the Merger Consideration over the purchase price payable by the holder to acquire such share of Company Common Stock pursuant to the terms of the Company ESPP, multiplied by (B) the number of shares of Company Common Stock issuable upon exercise of the purchase rights, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Buyer shall transfer the necessary funds (the “ESPP Cash-Out Payment”) to the Surviving Corporation and Buyer shall cause the Surviving Corporation to pay to each holder of a Cashed-Out ESPP Purchase Right the amounts contemplated by this Section 2.4(f)(iii), as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter. Buyer shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of a Cashed-Out ESPP Purchase Right. In addition, as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter, Buyer shall cause the Surviving Corporation to return to participants their respective accumulated payroll contributions and optional cash payments not applied to the purchase of Company Common Stock under the Company ESPP, if any.

(iv)       Prior to the Effective Time, the Company shall provide notice to each holder of Company Stock Options and Restricted Stock Units and to participants in the Company ESPP describing the treatment of such Company Stock Options, Restricted Stock Units and the purchase periods then in effect under the Company ESPP under this Section 2.4(f). At the Effective Time the Company shall terminate the Company Stock Plans and the Company ESPP.

(v)        Following and subject to the payment of all accrued account balances under each of the ADESA, Inc. Director Compensation Deferral Plan and ADESA, Inc. 2005 Supplemental Executive Retirement Plan in accordance with their terms, the Company shall take all actions necessary so that each such plan shall terminate at the Effective Time.

(vi)       Prior to the Effective Time, the Company, in consultation with Buyer, shall use its reasonable best efforts to take such action as Buyer shall reasonably request in connection with obtaining any necessary consents to give effect to the treatment of Company Stock Options, Restricted Stock Units and participants in the Company ESPP as contemplated by this Section 2.4(f), to the extent that such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plans, Company ESPP or related award agreements; provided, that the failure to obtain any such consents shall not be considered a breach for purposes of Section 7.2(a) solely with respect to Section 3.3 and Section 3.4, Section 7.2(b) or Section 8.1(g) hereof.

(g)        Dissenting Shares.

(i)         Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and validly perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL.

(ii)       Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under Section 262 of the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Section 2.4, without interest thereon, upon surrender to the Surviving Corporation or the Paying Agent, as applicable, of the Company Stock Certificate.

(iii)      The Company shall give Buyer (A) prompt notice of its receipt of any written demands for appraisal rights and any withdrawals of such demands, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for purchase of Company Common Stock pursuant to appraisal rights or offer to settle or settle or approve any withdrawal or other treatment of any such demands.

(h)        Conversion of Capital Stock of Merger Sub.   At and as of the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

Section 2.5   Procedure for Payment.

(a)        Deposit of Funds.   Immediately following the Effective Time, Buyer shall or shall cause the Surviving Corporation to deposit with Bank of New York or a bank or trust company mutually acceptable to Buyer and the Company (the “Paying Agent”) cash (the “Payment Fund”) sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub, or any Subsidiary of Buyer, Holdings, the Company or Merger Sub) which such holders are entitled to receive pursuant to this ARTICLE II. The Payment Fund shall not be used for any other purpose. On or simultaneously with the Closing Date, the Company (solely in its capacity as the Surviving Corporation), Buyer, Holdings, Merger Sub and the Paying Agent shall enter into a paying agent agreement, on terms and conditions that are reasonably satisfactory to the parties hereto.

(b)        Procedures.   Promptly (and in any event within two (2) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail a letter of transmittal in customary form and containing such customary provisions as Buyer and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent and provisions regarding those Company Stock Certificates held in book-entry form) to each record holder of Company Common Stock outstanding at the Effective Time for the holder to use in surrendering the Company Stock Certificate against payment of the Merger

Consideration. No interest will accrue or be paid to the holder of any outstanding shares of Company Common Stock. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall make full payment of the Merger Consideration (less applicable withholding Taxes) to each holder of Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, Holdings, the Company or Merger Sub or any Subsidiary of Buyer, Holdings, the Company or Merger Sub) within three (3) Business Days after such stockholder surrenders such stockholder’s Company Stock Certificates to the Paying Agent (or an affidavit to the effect that their Company Stock Certificates shall have been lost, stolen or destroyed in accordance with Section 2.7 to the Paying Agent) and the Company Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Company Stock Certificate surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance establishes to the satisfaction of the Paying Agent that the prior transfer was valid; provided that it shall be a condition of payment that the Person who surrenders such Company Stock Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Company Stock Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable.

(c)        Investment of Payment Fund.   Buyer may cause the Paying Agent to invest the cash included in the Payment Fund as directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of payments of the aggregate Merger Consideration, and that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the aggregate Merger Consideration, as necessary. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Buyer shall cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

(d)        Termination of Payment Fund.   Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining twelve (12) months after the Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their Company Stock Certificates. Any portion of the Payment Fund remaining unclaimed by former stockholders of the Company as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(e)        Paying Agent Expenses.   Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

(f)         Withholding Taxes.   Buyer, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options and Restricted Stock Units, as applicable, such amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Stock Options and Restricted Stock Units, as applicable, in respect of which such deduction and withholding was made.

Section 2.6   No Further Transfers of Company Common Stock.   Following the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.7   Lost, Stolen or Destroyed Certificates.   In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof; provided that the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

Section 2.8   Further Action.   If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or Merger Sub, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and reasonably necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Merger Sub, except as set forth in (A) the Company’s Disclosure Letter (after giving effect to the principles set forth in Section 9.1(b)) or (B) the Company SEC Reports filed prior to the date hereof, including the notes to the financial statements accompanying the financial statements set forth in the Company SEC Reports filed prior to the date hereof, but excluding the risk factors, forward-looking statements and financial statements set forth in such Company SEC Reports filed prior to the date hereof (provided that (i) clause (B) above shall not apply to Sections 3.2 through 3.5, 3.7, 3.8(a), the first sentence of 3.9, 3.12, 3.13, 3.19, 3.20 and 3.22 (other than as provided therein) through 3.25 of this Agreement and (ii) clause (B) above shall only apply to Sections 3.1, 3.6, 3.8(b), 3.8(c), the second sentence of 3.9, 3.10, 3.11, 3.14 through 3.18 and 3.21 if, and only if, the nature and content of the applicable disclosure in any Company SEC Reports filed prior to the date hereof to Sections identified in this clause (ii), as applicable, is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth in the applicable Section identified in this clause (ii)), as follows:

Section 3.1   Due Organization of Company.

(a)        The Company and each of the Material Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their organization. The Company and each of the Material Subsidiaries have the corporate power and authority to carry on their business as they are now being conducted and to own all of their properties and assets, except where the failure to have such corporate power has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of the Company and the charter, bylaws, partnership agreement, limited liability company agreement and other organizational documents of the Material Subsidiaries in effect on the date hereof have been made available to Buyer prior to the date hereof. The Company and each of the Material Subsidiaries are duly qualified as foreign corporations to do business, and are in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Material Subsidiaries have all business licenses, permits and approvals necessary to conduct their business as presently conducted, except where the failure to have such permit or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Material Subsidiaries is in material violation of any of the provisions of its organizational documents.

(b)        Section 3.1(b) of the Company’s Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each Subsidiary. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any other Person. Other than the Material Subsidiaries, each of the other Subsidiaries of the Company is not a “significant subsidiary” as defined by Regulation S-X of the Securities Act.

Section 3.2   Capitalization.

(a)        The authorized capital stock of the Company consists of five hundred million (500,000,000) shares of Company Common Stock and fifty million (50,000,000) shares of Company Preferred Stock. As of December 20, 2006, (i) eight million five hundred thousand (8,500,000) shares of Company Common Stock are reserved for issuance under the 2004 Equity Plan; (ii) two hundred thousand (200,000) shares of Company Common Stock are reserved for issuance under the Director Compensation Plan; and (iii) five hundred thousand (500,000) shares of Company Common Stock are reserved for issuance under the Company ESPP.

(b)        As of the close of business on December 20, 2006 (the “Capitalization Date”), (i) Eighty Nine Million Nine Hundred Ninety Six Thousand Three Hundred Forty Nine and Two Hundred Forty Nine Thousandths (89,996,349.249) shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) Company Stock Options to acquire Four Million Two Hundred Thousand One Hundred Twenty One (4,200,121) shares of Company Common Stock were outstanding; and (iv) Two Hundred Eighty Six Thousand Ninety Seven and Three Hundred Sixty Two Thousandths (286,097.362) Restricted Stock Units were outstanding.

(c)        Since the Capitalization Date to the date of this Agreement, except in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date, no shares of Company Common Stock, Company Preferred Stock, Restricted Stock Units or other equity securities of the Company have been issued and no Company Stock Options have been granted. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights and issued in compliance with all applicable securities Laws. Section 3.2(c) of the Company’s Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each Company Stock Option, Restricted Stock Unit or other equity-based award outstanding, the number of shares of Company Common Stock issuable thereunder, expiration date and exercise price related thereto and the Company Stock Option Plan pursuant to which each such Company Stock Option, Restricted Stock Unit or other equity-based award was granted.

(d)        Except for the Company Stock Options and the Restricted Stock Units, there are no (i) existing options, warrants, calls, subscription rights, Contracts, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any Company Common Stock or any other equity interest in, or debt security of, the Company or any of its Subsidiaries, or any investment or security that is convertible into or exercisable or exchangeable for any such shares or interests (collectively, “Convertible Securities”), (ii) equity equivalents, stock appreciation rights, phantom stock or ownership interests in the Company or any of its Subsidiaries or similar rights (collectively, “Other Securities”), or (iii) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter (collectively, “Voting Debt”, and together with Convertible Securities, Other Securities, Company Common Stock, Company Preferred Stock, Company Stock Options and Restricted Stock Units, the “Company Interests”).

(e)        There are no Contracts to which the Company or any of its Subsidiaries is a party or bound (i) with respect to the voting or disposing of any shares of the Company Common Stock or any capital stock of any Subsidiary of the Company, nor to the Knowledge of the Company, as of the date of this Agreement, are there any third party agreements or understandings with respect to the voting of any such shares, (ii) requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries, or (iii) requiring the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, except in the case of Subsidiaries of the Company that comprise the AFC Business Unit, for loans made in the ordinary course of business of the AFC Business Unit.

(f)         Each outstanding share of capital stock of each Material Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued in compliance in all material respects with applicable securities Laws, and each such share is owned by the Company free and clear of all Liens.

Section 3.3   Due Authorization of Transaction; Binding Obligation.   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than obtaining the Requisite Stockholder Vote). Except for the adoption of this Agreement and the Merger by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are required to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Buyer, Holdings and Merger Sub, this Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. The Board of Directors of the Company, at a meeting duly called and held, has duly (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (ii) determined that the terms of this Agreement are fair to and in the best interests of the Company’s stockholders.

Section 3.4   Non-Contravention.   Assuming compliance with the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Exchange Act, the rules and regulations of the NYSE, any applicable state securities or “blue sky” Laws, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not (i) contravene the Certificate of Incorporation or Bylaws of the Company, or the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any Material Subsidiary, (ii) violate any Applicable Law, or (iii) require any consent or approval under, conflict with or result in a breach or termination of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, vesting, amendment, modification, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, pursuant to, any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iv) conflict with or result in a breach of or default under any judgment, decree, order or ruling to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties may be bound, except, with respect to clauses (ii), (iii) and (iv) for any such contraventions, violations, conflicts, consents, approvals, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5   Government Approvals, Consents and Filings.   Except for such filings as required by the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Exchange Act, the rules and regulations of the NYSE, any applicable state securities or “blue sky” Laws, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for such approvals, authorizations, consents, orders, filings, registrations or notifications of which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6   Litigation.   Neither the Company nor any of its Subsidiaries (and none of their respective officers or directors) is engaged in, or a party to, and none of their assets or properties are subject to, or to the Knowledge of the Company, threatened with, any legal action, formal investigation or other proceeding before any Governmental Authority, which, individually or in the aggregate (i) seeks to restrain, or modify or invalidate, the transactions contemplated by this Agreement; or (ii) would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree, injunction, rule, writ or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective assets or properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7   Brokers’ Fees.   Except for fees payable to UBS Securities LLC (“UBS”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and the Bank of Montreal, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Surviving Corporation could become liable or obligated.

Section 3.8   Reports and Financial Information; No Unknown Liabilities.

(a)        The Company has filed all reports, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act since the completion of its initial public offering on June 16, 2004 (all such reports and amendments and supplements thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, at such time of filing; and (ii) did not, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information, furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the related notes thereto) and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 fairly present the consolidated financial position, the results of operations, the changes in cash flows and the changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the respective periods set forth therein, in each case, in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (x) normal year-end adjustments; and (y) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

(b)        Neither the Company nor any of its Subsidiaries has any material liability or obligation (whether accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due and whether or not required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP) except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company as at December 31, 2005 (the “Balance Sheet Date”), including the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (ii) as incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (iii) as incurred or to be incurred by the Company or any Material Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement.

(c)        Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Company is made known to the management of the Company by others within the Company. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company has not identified any material weaknesses in its internal controls over financial reporting.

Section 3.9   Absence of Certain Changes or Events.   Since the Balance Sheet Date, the Company has not suffered any change in its business, properties, condition (financial or otherwise) or results of operation which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2006, and Current Reports on Form 8-K filed prior to the date hereof, since the Balance Sheet Date and prior to the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would require the approval of Buyer if taken after the date hereof pursuant to clauses (a) (other than any amendment of the Certification of Incorporation or Bylaws or similar organizational documents or agreements of any of the Company’s wholly owned Subsidiaries), (b) (other than regular quarterly cash dividends in Company Common Stock which have been publicly disclosed), (g), (i) and (l) of Section 5.1.

Section 3.10   Taxes.

(a)        Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority); and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, other than such payments as are being contested in good faith by appropriate proceedings. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after January 2003 have been made available to representatives of Buyer. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS, the Canada Revenue Agency or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment, reassessment or collection of material Taxes (including, without limitation, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of the Subsidiaries.

(b)        For taxable years beginning after December 31, 2004, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or included or required to be included in any other group of entities filing, other than a group of which the Company is the common parent, which would cause the Company or any of its Subsidiaries to be liable for Taxes under Treasury Regulation Section 1.1502-6; or (ii) is liable for Taxes of another Person (other than another Subsidiary of the Company) either by Contract or by reason of being a transferee or successor of such Person.

(c)        All material deficiencies asserted or assessments or reassessments made with respect to the Company or any Subsidiary as a result of any audits or examinations by the IRS, the Canada Revenue Agency or any other taxing authority of the Tax Returns covering or including the Company or any Subsidiary have been paid, and, to the Knowledge of the Company, there are no other audits, examinations or other proceedings relating to any material Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to any material Taxes or make any material assessment for Taxes where such matter is still pending. Neither the Company nor any Subsidiary is a party to any material litigation or pending litigation or administrative proceeding relating to any material Taxes.

(d)        No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)        Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(f)         There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Subsidiary.

(g)        Neither the Company nor any Subsidiary has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)        The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.11   Employee Matters.

(a)        Section 3.11(a) of the Company’s Disclosure Letter lists the name of each Company Employee Plan that is material to the Company and its U.S. Subsidiaries, taken as a whole. The Company has made available to Buyer prior to the date hereof copies of the following:  (i) the most recent Company Employee Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Employee Plan (if any such report was required by Applicable Law); (iii) the most recent summary plan description for each Company Employee Plan for which such a summary plan description is required by Applicable Law and all related summaries of material modifications; (iv) the most recent Internal Revenue Service determination, notification, or opinion letter, if any, received with respect to each applicable Company Employee Plan; and (v) each trust agreement, insurance contract, annuity contract, or other funding arrangement in effect as of the date hereof and relating to any Company Employee Plan.

(b)        Each of the Company Employee Plans has been administered in accordance with their terms and all Applicable Laws and regulations except for any instances of non-compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No claim, action, suit or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        Each of the Company Employee Plans that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service (“IRS”) issued after January 1, 1997, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any such trust that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        None of the Company Employee Plans is (i) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) a “multi-employer plan” (within the meaning of Section 3(37) of ERISA); or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code). Since September 20, 2004, neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or otherwise incurred any liability with respect to any (i) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) “multi-employer plan” (within the meaning of Section 3(37) of ERISA); or (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e)        No Company Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Company beyond retirement or other termination of service benefits, except for coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law) and such promises and provisions of benefits which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)         Section 3.11(f) of the Company’s Disclosure Letter lists the name of each Canadian Employee Plan that is material to the Company or its Canadian Subsidiaries, taken as a whole. The Canadian Employee Plans have been administered and are in material compliance with their terms and Applicable Laws. No claim, action, suit or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Canadian Employee Plans (other than claims for benefits in the ordinary course) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Canadian Employee Plan provides benefits, including death or medical benefits (whether or not insured), but for greater certainty, excluding pension or other retirement income benefits, with respect to employees or former employees of the Company or a Canadian Subsidiary beyond retirement or other termination of service benefits, except for coverage extended during any notice period applicable to any such employee or former employee pursuant to Applicable Law and such promises and provisions of benefits which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer prior to the date hereof true, correct and complete copies, summaries or written descriptions of the Canadian Employee Plans.

(g)        To the Knowledge of the Company, all contributions to, and payments from, the Company Employee Plans and the Canadian Employee Plans that were required to be made in accordance with their terms have been timely made.

(h)        Except as expressly required or expressly permitted by this Agreement, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (i) entitle any employees of the Company or any of its Subsidiaries to any severance pay or any increase in severance pay upon any termination of employment after the date hereof; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, any Company Employee Plan or Canadian Employee Plan; (iii) result in any material breach or violation of, or a default under, any Company Employee Plan or Canadian Employee Plan; or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

Section 3.12   Material Contracts.

(a)        Section 3.12(a) of the Company’s Disclosure Letter sets forth a list of the following Contracts (including every amendment, modification or supplement thereto), other than the Contracts with the Major Customers, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected:

(i)         any Contract which materially limits or restricts or purports to materially limit or restrict the Company, any of its Subsidiaries or any of their respective Affiliates from engaging in any line of business operated by the Company or any of its Subsidiaries in any jurisdiction or materially limit the freedom of the Company, any of its Subsidiaries or any of their respective Affiliates to compete in any line of business operated by the Company or any of its Subsidiaries in any geographic area or requiring the Company, any of its Subsidiaries (other than with the Company) or any of their respective Affiliates to share any profits derived from the business of the Company or any of its Subsidiaries;

(ii)       any bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures, credit facilities, or guarantees or other Contracts relating to Indebtedness involving remaining principal amounts in excess of Five Million Dollars ($5,000,000.00) in the aggregate, other than any Indebtedness in connection with the operation of the AFC Business Unit;

(iii)      any independent contractor Contracts or leased or temporary employee Contracts involving in each case current or currently committed aggregate annual payments of more than Two Million Dollars ($2,000,000.00);

(iv)       leases of personal property involving current or currently committed aggregate annual rent of Two Million Dollars ($2,000,000.00) or more;

(v)        Contracts with a supplier or other service partner, in each case involving current or currently committed aggregate annual payments made by the Company or any of its Subsidiaries of more than Two Million Dollars ($2,000,000.00);

(vi)       any Contract for capital expenditures or the acquisition of fixed assets involving current or currently committed monetary obligations in excess of Two Million Dollars ($2,000,000.00);

(vii)     any Contract relating to the acquisition or disposition, directly or indirectly, of any assets (other than those fixed assets set forth in subsection (vi) above), real property or capital stock or other equity interests of another Person involving continuing obligations or liabilities of the Company or any of its Subsidiaries in excess of Two Million Dollars ($2,000,000.00);

(viii)    any Contracts filed or required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act not otherwise disclosed pursuant to this Section 3.12;

(ix)       any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of Two Million Dollars ($2,000,000.00);

(x)        any Contract that (x) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Third Party, in each case under this clause (y) in a manner which is material to the businesses of the Company or any of its Material Subsidiaries;

(xi)       any Contract that creates (or governs the operation of) a partnership, joint venture, limited liability company or other similar agreement with respect to any material business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company; and

(xii)     all other Contracts (not of the type described in subsections (i) through (xi) above) individually involving in each case payments made by or to the Company or any of its Subsidiaries of Two Million Dollars ($2,000,000.00) or more over the remaining term of such Contract, other than any Contracts entered into in connection with the operation of the AFC Business Unit.

Each Contract of the type described in subsections (i) through (xii) above, whether or not set forth in Section 3.12(a) of the Company’s Disclosure Letter, is referred to herein individually as a “Material Contract” and collectively as the “Material Contracts.” Notwithstanding anything above, the Company shall not be required to set forth in Section 3.12(a) of the Company’s Disclosure Letter and, a “Material Contract” shall not include, any Contract that (1) is terminable upon thirty (30) days’ notice without penalty or premium, or (2) will be fully performed or satisfied at or prior to the Closing without any continuing obligations or liabilities thereunder. The Company has made available to Buyer a true, correct and complete copy of all written Material Contracts prior to the date hereof.

(b)        (i) Neither the Company nor any of its Subsidiaries has breached or is in default under, or has received written notice of any breach of or default under, or has received written notice of, or to the Knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach of or default under, any Material Contract; (ii) to the Knowledge of the Company, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder; and (iii) each of the Material Contracts is in full force and effect and is valid and binding on the Company and its Subsidiaries as a party thereto and, to the Knowledge of the Company, the other parties thereto, except in any such case for breaches, defaults or failures to be in full force that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13   Customer Contracts.

(a)        Section 3.13(a) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s whole car auction services business based on the amount of annual whole car sales volume in fiscal 2005 and for the current fiscal year to September 30 (the “Major Auction Customers”).

(b)        Section 3.13(b) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s salvage auction services business based on the amount of annual salvage car sales volume in fiscal 2005 and for the current fiscal year to September 30 (the “Major Salvage Customers”).

(c)        Section 3.13(c) of the Company’s Disclosure Letter sets forth a list of the top ten (10) customers in the Company’s Automotive Finance Corporation business unit (the “AFC Business Unit”) based on the amount of total revenues in fiscal 2005 and for the current fiscal year to September 30 (the “Major AFC Customers” and together with the Major Auction Customers and the Major Salvage Customers, the “Major Customers”).

(d)        (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, and has received written notice of any breach of or default under, any Contract with the Major Customers, or has received written notice of, or to the Knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach of or default under, any Contract with the Major Customers, (ii) to the Knowledge of the Company, no Major Customer has breached or is in default of any of its obligations under any such Contract involving the Major Customer, and (iii) each of the Contracts with a Major Customer is in full force and effect, and is valid and binding on the Company and its Subsidiaries as a party thereto and, to the Knowledge of the Company, the other parties thereto, except in any such case of (i) through (iii) for breaches, defaults or failures to be in full force that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of all written Contracts with the Major Customers (other than ordinary course purchase orders).

Section 3.14   Regulatory Compliance.

(a)        The Company and each of its Subsidiaries are, and since January 1, 2005 have been, in compliance with each Law that is applicable to them or to the conduct of their business as a whole and as presently conducted or the ownership or use of any of their properties or assets, except for instances of non-compliance that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        The Company and its Subsidiaries hold all permits, licenses, variances, authorizations, waivers, exemptions, consents, certificates, orders and approvals of and from all, and has made all declarations and filings with, Governmental Authorities which are material to the operation of their business as a whole and as presently conducted (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a copy of all Company Permits prior to the date hereof.

The specific subject matters set forth in Sections 3.5, 3.8(c), 3.10, 3.11, 3.16, 3.17, 3.18 and 3.20 are excluded from the provisions of this Section 3.14 and the representations and warranties of the Company set forth in this Section 3.14 shall not apply with respect to the specific subject matters set forth in such enumerated Sections.

Section 3.15   Title to Properties; Etc.

(a)        Section 3.15(a) of the Company’s Disclosure Letter sets forth a correct and complete list and address of all real property interests owned by the Company and the Material Subsidiaries (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company Properties is owned by the Company or the Material Subsidiaries, as indicated in Section 3.15(a) of the Company’s Disclosure Letter. The Company and the Material Subsidiaries own each of the Company Properties free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens and (ii) Property Restrictions that do not or that would reasonably be expected not to, individually or in the aggregate, interfere materially with the current use of such property.

(b)        Except as set forth in Section 3.15(b) of the Company’s Disclosure Letter, the Company has not received: (i) any written notices that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) any written notices of any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        Section 3.15(c) of Company’s Disclosure Letter lists all leases entered into by the Company and its Subsidiaries involving in each case individually annual base rent of Five Hundred Thousand Dollars ($500,000.00) or more (the “Lease Agreements”), setting forth in the case of any such lease, the location of such real property. Neither the Company nor any of its Subsidiaries has received written notice of default from a landlord under any Lease Agreement, except for such defaults which have been fully cured or which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Lease Agreement is in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Material Subsidiary, except for any such failures which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of all Lease Agreements prior to the date hereof.

Section 3.16   Intellectual Property.

(a)        Section 3.16(a) of the Company’s Disclosure Letter sets forth a complete list of Registered Intellectual Property Rights that are owned by the Company and the Material Subsidiaries. For each such item of Registered Intellectual Property Rights, Section 3.16(a) of the Company’s Disclosure Letter specifies the following, as applicable:

(i)         the jurisdictions in which such item has been issued or registered, or in which an application for such issuance or registration has been filed;

(ii)       the registration or application number, as applicable; and

(iii)      the date of issuance, registration or filing.

The Company or a Material Subsidiary is the sole and exclusive beneficial and record owner of each such item of Registered Intellectual Property Rights, and each such item is subsisting, and, to the Knowledge of the Company, valid.

(b)        Section 3.16(b) of the Company’s Disclosure Letter sets forth a list of material Contracts, pursuant to which (i) the Company or any Material Subsidiaries are granted licenses, or otherwise obtain the right, to use any material Intellectual Property Rights used or held for use in, or necessary for the conduct of the business of the Company and the Material Subsidiaries as a whole and, as it is currently conducted, and (ii) any Persons are granted licenses to use material Intellectual Property Rights owned by the Company or a Material Subsidiary, but excluding any agreements for shrink-wrap, click-wrap and other generally available licenses, any agreements for software having an acquisition price of less than Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all such related Contracts, standard confidentiality agreements, standard employee invention assignment and other standard employee and contractor agreements, website agreements and terms of use, end-user agreements, and other similar agreements entered into in the ordinary course of conducting the business of the Company and the Material Subsidiaries.

(c)        To the Knowledge of the Company, neither the Company nor any Material Subsidiary is infringing, or has received any written notice alleging that the Company or any Material Subsidiary is infringing, misappropriating, or otherwise violating any Intellectual Property Right owned by any other Person, and there are no pending actions or proceedings brought by any Person against the Company or any Material Subsidiary alleging that the Company or any Material Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Rights, and, to the Knowledge of the Company, there is no valid basis for such a claim.

(d)        To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property Right owned by the Company or any Material Subsidiary.

(e)        To the Knowledge of the Company, no judgments, decrees or orders have been issued against any Intellectual Property Rights owned by the Company or a Material Subsidiary that are material to the operation of their respective businesses as currently conducted and that restrict the use, transfer or licensing thereof by the Company or any Material Subsidiary.

(f)         Neither the Company nor any Material Subsidiary has received any written notice of any violation of any Applicable Law, as well as their own policies, relating to privacy, data protection, or collection or use of personal information. The Company takes commercially reasonable measures to safeguard personal information against unauthorized access or other misuse.

Section 3.17   Environmental Matters.

(a)        The Company and the Material Subsidiaries are and have been in compliance with all applicable Environmental Laws (which compliance includes, without limitation, the possession by the Company and the Material Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        There is no present Environmental Claim pending or threatened against the Company or its Material Subsidiaries, nor, to the Knowledge of the Company, are there any past or present actions, activities, circumstances, conditions, events or incidents arising from the operations of the Company, its Material Subsidiaries or any corporate predecessors thereto, including, without limitation, the Release or presence of any Hazardous Substances which could form the basis of any Environmental Claim, against the Company or its Material Subsidiaries or, or to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or the Material Subsidiaries, has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        Neither the Company nor any Material Subsidiary (i) has received any written notice from any Person alleging that the Company or any Material Subsidiary is potentially liable for any Hazardous Substance on any properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Material Subsidiary, that would reasonably be expected to lead to a material Environmental Claim against the Company or any Material Subsidiary; or (ii) has, to the Knowledge of the Company, disposed of any Hazardous Substance on third-party sites in material violation of any Environmental Law or incurred any material liability for the generation, treatment, storage or disposal of Hazardous Substances.

(d)        There is no Cleanup of Hazardous Substances being conducted or planned by the Company or any Material Subsidiary at any property currently, or to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, except for such Cleanups that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)        The Company has delivered or otherwise made available for inspection to the Buyer true and complete copies of all material reports, studies and analyses conducted within the last five (5) years that are in the possession, custody or control of the Company or any Material Subsidiary pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company and its Subsidiaries, or regarding the Company’s and its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.18   Labor Matters.   Neither the Company nor any Material Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization. Neither the Company nor any Material Subsidiary is the subject of any material proceeding asserting that Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past three (3) years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Material Subsidiary.

Section 3.19   Opinion of Financial Advisor.   The Company has received the opinion of Credit Suisse to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.20   State Takeover Statutes.   The Company’s Board of Directors has taken all action necessary to render inapplicable Section 203 of the DGCL as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.21   Insurance.   The Company has made available to Buyer correct and complete copies of all material insurance policies, including general liability policies, product liability, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), together with descriptions of “self-insurance” programs. The Insurance Policies are in full force and effect and provide insurance in such amounts and covering such risks as are in accordance with normal industry practice, and all premiums due and payable thereon have been paid or have been caused to be paid, except in each case, where the failure to be in full force and effect or failure to pay the premiums has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has received written notice that it is in breach or default with respect to any obligations under the Insurance Policies other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or lapse of time, would constitute a breach or default under, or permit termination or material modification of any of the Insurance Policies, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22   Interested Party Transactions.   Except for Contracts filed or incorporated by reference as an exhibit to a Company SEC Report prior to the date hereof or the Company Employee Plans, there are no Contracts (other than expired Contracts or Contracts terminated in accordance with their terms in which no continuing obligations or liabilities survive such expiration or termination) or other transactions between the Company or any of its Subsidiaries, on the one hand, and (i) any officer or director of the Company or any such Subsidiary; (ii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company; or (iii) any Affiliate of any such officer, director or record or beneficial owner on the other hand.

Section 3.23   Allete Spin-off.   None of the Merger nor any of the transactions contemplated by this Agreement will result in (i) any material Tax liability to the Company or any of its Subsidiaries or (ii) any material Tax liability of the Company or any of its Subsidiaries to another party (including the Company’s former parent, Allete, Inc. (“Allete”), and its current or former stockholders), including pursuant to any contractual indemnification or other agreement or arrangement (including any Tax sharing or similar agreement), in each case of (i) and (ii) above, by reason of the separation of the Company from Allete on or about September 20, 2004 (the “Spin-Off Date”) failing to be Tax-free, in whole or in part, pursuant to Section 355 (including subsections (d) and (e) thereof) of the Code (the “Separation Tax Treatment”). Since the Spin-Off Date and prior to the date hereof, to the Knowledge of the Company, (A) neither the Company nor Allete has received any notice (written or oral) from any Taxing Authority regarding an inquiry or review of the appropriateness of the Separation Tax Treatment and (B) Allete has not provided any notice (whether written or oral) to the Company regarding the appropriateness of the Separation Tax Treatment.

Section 3.24   Proxy Statement.   The Proxy Statement will not, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company, at the Effective Time or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Buyer, Holdings or Merger Sub in writing specifically for inclusion therein.

Section 3.25   No Other Representations or Warranties.

(a)        Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such other representation or warranty. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement made by the Company shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company in this Agreement.

(b)        In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in this ARTICLE III, no Person makes or has made any representation or warranty to, and there is and has been no reliance by, Buyer, Holdings Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives with respect to (i) any financial projection or forecast relating to the Company, any of its Subsidiaries or their businesses; or (ii) any oral or written information presented to Buyer, Holdings, Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives during any management presentation including any question-and-answer session thereto or any oral or written information provided to Buyer, Holdings Merger Sub, Equity Sponsors, Lenders or any of their Affiliates or Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer, Holdings and Merger Sub, jointly and severally, hereby represent and warrant to the Company, except as set forth in the Buyer’s Disclosure Letter:

Section 4.1   Due Incorporation.   Each of Buyer, Holdings and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Buyer, Holdings and Merger Sub has the corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets. Buyer, Holdings and Merger Sub are duly qualified as foreign corporations (or a limited liability company, as applicable) to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of Holdings and Merger Sub, and of the Certificate of Formation of Buyer, in each case with all amendments and restatements thereto to the date hereof have been provided to the Company prior to the date hereof. Buyer owns all of the outstanding equity interests of Holdings. Holdings owns all of the outstanding equity interests of Merger Sub. None of Buyer, Holdings or Merger Sub is in material violation of any of the provisions of its organizational documents.

Section 4.2   Due Authorization of Transaction; Binding Obligation.

(a)        Each of Buyer, Holdings and Merger Sub has full corporate (or limited liability company) power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this

Agreement by Buyer, Holdings and Merger Sub and the consummation by Buyer, Holdings and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action or limited liability company proceedings, as applicable, on the part of Buyer, Holdings and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is the valid and binding obligation of Buyer, Holdings and Merger Sub enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval by the board of directors, board of managers, stockholders, members or other security holders of Buyer, Holdings or Merger Sub is required for the execution, delivery and performance of this Agreement by Buyer, Holdings or Merger Sub, including, without limitation, the consummation of the Merger.

(b)        Each of the Equity Sponsors and, if applicable, certain affiliates and successor funds has full corporate, limited liability, limited partnership or other entity power and authority to execute and deliver the Limited Guarantee and to perform its obligations thereunder and to consummate the transactions contemplated thereby, and the execution, delivery and performance of the Limited Guarantee by each of the Equity Sponsors and the consummation by each of the Equity Sponsors of the transactions contemplated thereby has been duly and validly authorized by all necessary corporate, limited liability, limited partnership or other entity action on the part of each Equity Sponsor. The Limited Guarantee is the valid and binding obligation of each Equity Sponsor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval of the board of directors, members, partners, stockholders, Affiliates or other security holders of each Equity Sponsor is required for the execution, delivery and performance of the Limited Guarantee by such Equity Sponsor.

Section 4.3   Non-Contravention.   Assuming compliance with the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by Buyer, Holdings and Merger Sub and the consummation of the transactions contemplated hereby by Buyer, Holdings and Merger Sub do not and will not (i) contravene the Certificate of Incorporation or bylaws or Certificate of Formation of Buyer, Holdings or Merger Sub; (ii) result in any violation of, conflict with, or result in a breach or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond or indenture binding upon Buyer, Holdings or Merger Sub; (iii) violate any Applicable Law; and (iv) result in any violation of, conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under any Contract (including, without limitation, any Contract with IAAI), judgment, decree, order or ruling to which Buyer, Holdings and Merger Sub is a party or by which Buyer, Holdings, Merger Sub or any of their assets or properties is bound or affected, except with respect to clauses (ii), (iii) and (iv) for any such contraventions, violations, conflicts, breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4   Government Approvals, Consents, and Filings.   Except for such filings as required by the HSR Act, the Competition Act, any other foreign antitrust or combination Laws, the Investment Canada Act, any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer, Holdings or Merger Sub from, or made or given by Buyer, Holdings or Merger Sub to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Buyer, Holdings or Merger Sub or the consummation by Buyer, Holdings or Merger Sub of the transactions contemplated by this Agreement, except for such approvals, authorizations, orders, filings, registrations or notifications of which the failure to obtain, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5   Litigation.   None of Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor is directly engaged, or has caused another Person to engage, in or is a party, or has caused another Person to be a party, to, or to the Knowledge of the Buyer Parties, is threatened with, any legal action or other proceeding, which (i) seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement; or (ii) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6   Performance.   As of the date hereof, to the Knowledge of the Buyer Parties, there is no effect, change, condition, occurrence, development, event, or series of events or circumstances, including with respect to IAAI, that would constitute or cause a breach of any of the representations, warranties and covenants of Buyer, Holdings and Merger Sub contained in this Agreement or that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided, however, that the representation in this Section 4.6 shall only apply to matters relating to Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor or any of their Representatives and shall in no way apply to matters relating to, involving or otherwise affecting the Company or any of its Subsidiaries or any of their respective Affiliates.

Section 4.7   Financing.   Section 4.7 of the Buyer’s Disclosure Letter sets forth true, accurate and complete copies of executed commitment letters from (i) the Lenders as the same may be amended and replaced in accordance with Section 6.13, (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein, and assist in the placement of debt securities the proceeds of which will be provided, to Buyer, Holdings and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”); and (ii) the Equity Sponsors, (the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”) pursuant to which the Equity Sponsors have committed to invest the amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Each of the Debt Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Buyer, Holdings and Merger Sub and, to the Knowledge of the Buyer Parties as of the date hereof, the other parties thereto. Each of the Equity Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Buyer and the Equity Sponsors. As of the date of this Agreement, none of the Commitment Letters has been amended or modified and the respective commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, Holdings or Merger Sub under any term or condition of any of the Commitment Letters; provided, however, that no representation is made with respect to any default or breach occurring by reason of matters relating to the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Buyer Parties has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in any of the Commitment Letters. Buyer, Holdings or Merger Sub has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. The Financing, when taken together with the cash of the Company and its Subsidiaries in an amount of at least Twenty Million Dollars ($20,000,000), will be sufficient to pay the aggregate Merger Consideration, the Stock Option Cash-Out Payment, the

Restricted Stock Unit Cash-Out Payment, the ESPP Cash-Out Payment, repayment of the Company Notes and repayment of the Indebtedness under the Credit Facility and the Hedge Agreements to allow Buyer, Holdings and Merger Sub to perform all of their obligations under this Agreement and to consummate all the transactions contemplated by this Agreement and pay all fees and expenses to be paid by Buyer, Holdings or Merger Sub related to the transactions contemplated by this Agreement. As of the date hereof, there are no contractual contingencies, side letters or similar arrangements under any Contract relating to the transactions contemplated by this Agreement to which Buyer, Holdings, Merger Sub or any of their Affiliates is a party that would permit any of the Lenders or Equity Sponsors to reduce the total amount of the Financing, impose any additional condition precedent to the availability of the Financing or materially delay the availability of the Financing.

Section 4.8   Capitalization of Buyer, Holdings and Merger Sub.   As of the date hereof, the authorized membership interests of Buyer consists solely of the membership units described in Section 4.8(i) of the Buyer’s Disclosure Letter (the “Buyer Units”). As of the date hereof, the Buyer Units are held of record and beneficially by the individuals and entities, and in the amounts, as set forth in Section 4.8(i) of the Buyer’s Disclosure Letter. Except as set forth in Section 4.8(ii) of the Buyer’s Disclosure Letter, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate Buyer to issue, transfer or sell any Buyer Units or any investment that is convertible into or exercisable or exchangeable for any such shares. All outstanding share capital of Holdings is, and at the Effective Time will be, owned by Buyer. All outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Holdings. As of the date hereof, each of Buyer, Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and neither has conducted any business prior to the date hereof and has, and prior to the Effective Time, will not have, assets, liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Financing.

Section 4.9   Finder’s Fees; Brokers.   None of Buyer, Holdings or Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 4.10   Information Supplied.   The information that is supplied in writing by Buyer, Holdings or Merger Sub specifically for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the Effective Time, or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made with respect to any such information to the extent that the Company modifies or otherwise alters the information supplied in writing by Buyer, Holdings or Merger Sub or any of their Representatives prior to its inclusion in the Proxy Statement (or any amendment or supplement thereto) without their approval.

Section 4.11   Other Agreements.   None of Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor (i) has directly entered, or caused another Person to enter, into any Contract with (x) any officer or director of the Company, (y) any Person that owns five percent (5%) or more of the shares of Company Common Stock in so far as it relates to the Company or any of its Subsidiaries, the Company Common Stock, the Merger or the other transactions contemplated hereby, or (z) any other Person specifically regarding the Merger or the transactions contemplated by this Agreement (other than the Commitment Letters and Contracts between the Equity Sponsors); or (ii) any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock; provided, however, that for purposes of this Section 4.11, Goldman shall not be deemed to directly or indirectly beneficially own, or have sole or shared voting power, with respect to any shares of Company Common Stock owned by any Affiliate of Goldman, except for controlled affiliates (as defined in Rule 12b-2 under the Exchange Act) of Goldman who have received material non-public information from Goldman about the Company, or to which any such Affiliate of Goldman has such voting power. The foregoing representation shall not apply to any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted by Goldman and its Affiliates in the ordinary course of their business; provided that no material non-public information about the Company and received from Goldman was used in connection therewith.

Section 4.12   No Other Representations or Warranties.   Except for the representations and warranties contained in this ARTICLE IV, none of Buyer, Holdings, Merger Sub or any other Person makes any express or implied representation or warranty on behalf of Buyer, Holdings or Merger Sub, and Buyer, Holdings and Merger Sub hereby disclaim any such other representation or warranty.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1   Conduct of Business of the Company Pending the Merger.   The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement or Section 5.1 of the Company’s Disclosure Letter, and except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to preserve in all material respects the assets and properties of the Company and its Subsidiaries in good repair and condition, to keep available the services of the current officers and key employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Except as expressly required or expressly permitted by this Agreement or as set forth in Section 5.1 of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)        amend Certificate of Incorporation or Bylaws of the Company or similar organizational documents or agreements of any of the Company’s Subsidiaries;

(b)        (i) split, combine or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of the Company’s capital stock or shares of capital stock or other equity interests in any of the Company’s Subsidiaries that is not directly or indirectly wholly owned by the Company any other wholly owned Subsidiary of the Company; or (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other securities except for repurchase of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment;

(c)        authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any shares of any class of capital stock, voting securities or other ownership interest of, or rights of any kind to acquire any shares of such capital stock, voting securities or other ownership interests of, the Company of any of its Subsidiaries other than: (i) the issuance of Company Common Stock upon exercise of Company Stock Options or vesting of Restricted Stock Units outstanding on the date of this Agreement; (ii) grant of Company Stock Options, Restricted Stock Units, stock awards or other similar equity rights, not to exceed one hundred fifteen thousand (115,000) shares of Company Common Stock subject to such grants; (iii) the issuance of Company Common Stock pursuant to the Company ESPP in accordance with Section 2.4(f)(iii); and (iv) the grant of purchase rights during the current purchase period (as defined in the Company ESPP) pursuant to the Company ESPP in accordance with Section 2.4(f)(iii);

(d)        dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets other than in the ordinary course of business consistent with past practice or pursuant to existing Contracts;

(e)        incur or assume Indebtedness (A) which is not prepayable without penalty or (B) in excess of Five Million Dollars ($5,000,000.00) in the aggregate or incur or assume any other liability or other obligation or issue any debt securities in excess of Ten Million Dollars ($10,000,000.00) in the aggregate, except in each case (i) for Indebtedness of a Subsidiary of the Company that is incurred or assumed by the Company or another Subsidiary of the Company; (ii) for draws under the Company’s revolving credit facilities or other similar lines of credit in the ordinary course of business not to exceed Thirty Million Dollars ($30,000,000) in the aggregate; or (iii) for increased third party financing necessary or desirable for the receivables portfolio and other transactions associated with loan receivables in connection with the operation of the AFC Business Unit not in excess of Six Hundred Million Dollars ($600,000,000.00) in the aggregate at any date of determination.

(f)         (i) make any loans, advances or capital contributions to Persons, in excess of Two Million Dollars ($2,000,000.00) in the aggregate, other than with respect to obligations existing as of the date hereof to wholly owned Subsidiaries of the Company or in connection with the operation of the AFC Business Unit; or (ii) make any loans or advances to any executive officer of the Company or any of its Subsidiaries;

(g)        except as required by the SEC, changes in Applicable Law or GAAP or the interpretation or enforcement thereof or as recommended by the Company’s independent auditors, take any material action, other than in the ordinary course of business, with respect to accounting policies or procedures;

(h)        waive, release, assign, settle or compromise any (X) governmental complaint or (Y) litigation other than, in respect of clause (Y), settlements of, or compromises for, any litigation where the amounts paid or to be paid are (i) covered, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any material increase in the premiums due under such policies; and (ii) otherwise less than Two Million Dollars ($2,000,000.00) in the aggregate;

(i)         except as required by Applicable Law or the interpretation or enforcement thereof, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material federal, state, provincial, local or foreign income Tax liability;

(j)         fail to maintain insurance consistent with past practices for the business of the Company and its Subsidiaries, taken as a whole;

(k)        except in the ordinary course of business consistent with past practice, dispose of, grant, or permit to lapse, any rights to any Intellectual Property Rights owned by the Company or a Subsidiary of the Company that are material to the operation of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted, obtain any Intellectual Property for a purchase price or payments in excess of Two Million Dollars ($2,000,000.00) in the aggregate, or dispose of or disclose without a nondisclosure agreement or outside the ordinary course of business to any Person, other than Representatives of the Buyer Parties, any Trade Secret owned or used by the Company or a Subsidiary of the Company that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole and as currently conducted;

(l)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(m)      write up, write down or write off the book value of any assets of the Company or its Subsidiaries, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP or the interpretation or enforcement thereof or as recommended by the Company’s independent auditors;

(n)        materially amend, modify, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Material Contract (or material Contract with a Major Customer) or enter into any Contract that would be a Material Contract (or material Contract with a Major Customer) if entered into prior to the date hereof, in each case, other than (i) in the ordinary course of business and consistent with past practice or (ii) with respect to the increased third party financing necessary and customary for the receivables portfolio and other transactions associated with loan receivables in connection with the operation of the AFC Business Unit not in excess of Six Hundred Million Dollars ($600,000,000.00) in the aggregate at any date of determination;

(o)        directly or indirectly, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any Person (or division thereof) or any property or assets (i) exceeding One Million Dollars ($1,000,000.00) in any single transaction or Five Million Dollars ($5,000,000.00) in the aggregate for all transactions or (ii) that could reasonably be expected to materially delay the consummation of the Merger, including the expiration of any waiting period required with respect to the Merger under the HSR Act;

(p)        except as set forth in Section 5.1(p) of the Company’s Disclosure Letter, authorize or make any capital expenditure exceeding One Million Dollars ($1,000,000.00) in any single transaction or Five Million Dollars ($5,000,000.00) in the aggregate for all transactions; or

(q)        enter into any Contract with respect to, or authorize or commit to do, any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.1, (1) nothing in this Section 5.1 shall prohibit the Company from dissolving any of its Subsidiaries and/or merging or amalgamating any of its Subsidiaries; and (2) the Company may engage in the transactions permitted under Section 5.2 below. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (A) nothing contained in this Agreement gives any of the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time; and (B) prior to the Effective Time, the

Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

Section 5.1.1   Consultation.   Notwithstanding anything to the contrary in Section 5.1, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall comply with the obligations set forth in Section 5.1.1 of the Company’s Disclosure Letter.

Section 5.1.2   Company Conduct.   Notwithstanding anything to the contrary in Section 5.1 or Section 5.1.1, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, do any of the actions set forth in Section 5.1.2 of the Company’s Disclosure Letter without the prior written consent of Buyer, except for such actions as are expressly contemplated by contracts or other items set forth expressly in sections of the Company’s Disclosure Letter other than Section 5.1.2.

Section 5.2   Compensation Plans.   Except (i) as expressly required by this Agreement; (ii) as set forth in Section 5.2 of the Company’s Disclosure Letter; (iii) as expressly required by Applicable Law; or

(iv) as expressly required pursuant to existing contractual arrangements, contractual commitments or corporate policies with respect to bonuses, change of control, severance or termination pay in existence on the date of this Agreement and disclosed in a Company SEC Report filed prior to the date of this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, neither the Company nor any Subsidiary of the Company shall do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)        enter into, adopt or amend any Company Employee Plans or any Canadian Employee Plans to materially increase the benefits thereunder;

(b)        grant or become obligated to grant any increase in the compensation, severance or fringe benefits of existing directors or employees, except in the case of existing non-officer employees normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice;

(c)        make any material change in, or enter into any employment or similar Contract with, any director, employee or officer except for employment Contracts with new non-officer employees in the ordinary course of business consistent with past practice; provided that such Contracts do not grant any severance, change of control or termination pay to such individuals; or

(d)        enter into or renew any Contract with any director, employee, officer, consultant or independent contractor that provides for the payment to any such Person of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by this Agreement.

Section 5.3   No Solicitation.

(a)        Except as otherwise expressly permitted by this Section 5.3, the Company shall not (and shall cause each of its Subsidiaries not to), and shall not authorize or permit any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) or take any other action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an Alternative Transaction, (ii) enter into discussions or negotiate with (or provide any non-public information to or otherwise afford access to the properties, books or records of the Company or any of its Subsidiaries) any Person in connection with any proposal relating to an Alternative Transaction, (iii) agree to or enter into any letter of intent or similar agreement in principle or other Contract with respect to, or approve or recommend or otherwise endorse or support, any proposal relating to an Alternative Transaction or (iv) grant any waiver or release under any standstill or similar agreement to which the Company is a party (including any agreement entered into in connection with the solicitation of proposals by UBS Investment Bank) to any Person. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, a proposal relating to an Alternative Transaction.

(b)        The Company shall promptly request that all confidential information previously furnished to any Third Party relating to an Alternative Transaction be returned or destroyed in accordance with the confidentiality agreement entered into with such Third Party and shall deny access to any data room (virtual or actual) containing any such information to any such Third Party.

(c)        The Company shall promptly notify Buyer orally and in writing of all material terms of any proposals received by the Company or by any of its Subsidiaries or their respective Representatives relating to any Alternative Transaction, any material changes thereto, or any other requests for information, discussions or negotiations relating thereto, specifying, in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal or request.

(d)        The Company shall notify its Representatives of the restrictions described in this Section 5.3. The Company agrees that it shall use reasonable best efforts to ensure that any Representative of the Company or any of its Subsidiaries do not violate any of the restrictions set forth in this Section 5.3.

(e)        At any time prior to the receipt of the Requisite Stockholder Vote, nothing contained in this Agreement shall prohibit the Board of Directors of the Company, the Company, and each of its Representatives from furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any Person in connection with an unsolicited written bona fide proposal by such Person relating to an Alternative Transaction received after the date hereof if, and only if prior to taking such action, (A) the Board of Directors of the Company determines that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the Board of Directors of the Company, after consultation with the Company’s outside legal counsel determines in good faith that such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties to the Company’s stockholders, (C) the receipt of such proposal did not result from a breach of this Section 5.3; provided that prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company (1) provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and promptly provides Buyer any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person making such proposal or its Representatives which was not previously provided to any of the Buyer Parties, and (2) the Company receives from such Person an executed confidentiality agreement with terms that are comparable to and no less restrictive than those set forth in the Confidentiality Agreement.

(f)         Nothing contained in this Agreement shall (i) prohibit the Company’s Board of Directors, the Company and its Representatives from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or making such disclosures to the Company’s stockholders as, in the good faith determination of the Company’s Board of Directors, after consultation with its outside legal counsel, is required by Applicable Law; or (ii) prohibit or restrict the Board of Directors of the Company from amending, modifying or withdrawing the Company Board Recommendation (any such action, a “Change in Recommendation”), to the extent that the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary duties to the Company’s stockholders.

(g)        Neither the Board of Directors of the Company nor any committee thereof shall (i) approve, nor shall the Company enter into, any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to any Alternative Transaction or (ii) approve or recommend or publicly propose to approve or recommend any Alternative Transaction. Notwithstanding the foregoing, if, prior to receipt of the Requisite Stockholder Vote, the Board of the Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that a Superior Proposal has been made, the Board of Directors of the Company may, subject to compliance with the provisions of this Section 5.3(g), (x) approve or recommend such Superior Proposal, (y) cause the Company to enter into a binding definitive agreement with respect to, and containing the terms of, such Superior Proposal (a “Superior Proposal Agreement”) and (z) terminate this Agreement in accordance with Section 8.1(f); provided, however, that prior to taking any such action (A) the Company shall have delivered to Buyer at least five (5) Business Days’ prior notice of its intention to terminate this Agreement in accordance with Section 8.1(f) (which notice shall contain the material terms and conditions of such Superior Proposal, including the identity of the party making such proposal), it being understood that any amendment to the financial or other material terms of such Superior Proposal shall require a new five (5) Business Day period to afford Buyer the opportunity to negotiate as contemplated below; (B) during such five (5) Business Day period the Company shall have cooperated and negotiated with Buyer (to the extent Buyer wishes such cooperation) to enable Buyer to make such adjustments in the terms and conditions of this Agreement such that it is able to make a Superior Offer if it wishes to do so; and (C) after taking into account any revised proposal that may be made by Buyer since receipt of the notice described above, the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that Buyer has not made a Superior Offer on or prior to the expiration of such five (5) Business Day period, then, and only then, the Company’s Board of Directors may enter into a Superior Proposal Agreement and concurrently terminate this Agreement pursuant to Section 8.1(f).

(h)        Nothing contained in this Agreement shall prohibit the Company from filing with the SEC a current report on Form 8-K to report the execution of this Agreement and file a copy of this Agreement and any ancillary agreement as exhibits to such a report.

Section 5.4   Conduct of Business by Buyer Parties Pending the Merger.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by this Agreement, no Buyer Party shall, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer, Holdings, Merger Sub, the Subsidiaries of Buyer, the Equity Sponsors and IAAI shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the other transactions contemplated by this Agreement or the expiration or termination of any waiting period under Applicable Law; or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1   Stockholder Approvals.   As promptly as practicable after the date of this Agreement, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement and the Merger. The Company, acting through its Board of Directors, and subject to the provisions of Section 5.3(f) and Section 5.3(g) will (i) recommend to its stockholders the approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”), and shall include such recommendation in the Proxy Statement; and (ii) not rescind its authorization or approval of this Agreement and the Merger, subject in each case to the Company making a Change in Recommendation pursuant to the provisions of Section 5.3(f) and Section 5.3(g) hereof. Subject to Section 5.3(f) and Section 5.3(g), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and will use reasonable best efforts to take all other action necessary or advisable to secure the vote or consent of its stockholders required by Applicable Law to obtain such approvals. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

Section 6.2   Proxy Statement.

(a)        The Company shall prepare and file with the SEC as soon as practicable a preliminary Proxy Statement, which shall comply as to form in all material respects with the requirements of the Exchange Act, and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response, comments reasonably proposed by the other party. In addition, the Company will provide Buyer with the opportunity to participate in any substantive conference calls or discussions between the Company and the SEC, or any Representative of the Company and the SEC, concerning the Proxy Statement.

(b)        Buyer shall furnish the Company with all information concerning Buyer required for use in the Proxy Statement, and Buyer shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto. Buyer shall vote or cause to be voted by proxy or otherwise all shares of Company Common Stock held or voting of which is controlled by, directly or indirectly, the Buyer Parties for the approval and adoption of this Agreement and the Merger.

Section 6.3   Access to Information; Confidentiality.

(a)        Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, financing sources, counsel and other Representatives of the Buyer Parties, reasonable access at normal business hours, during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, work papers, financial information and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning their business, properties and personnel and such other financial and operating data and other information as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals or Representatives) for discussion of the business, properties and personnel of the Company and the Subsidiaries of the Company as Buyer may reasonably request. The Company shall, with respect to fiscal months ending after the date of this Agreement, furnish to Buyer promptly, such financial information as is customarily provided to the Company’s management for each fiscal month then ended. Buyer shall use reasonable best efforts to schedule and coordinate with the Company (i) all inspections, onsite procedures or investigations (including any onsite environmental investigations or studies); (ii) contacts or discussions with any employees, agents or Representatives of the Company or any Subsidiary of the Company (other than senior officers of the Company); and (iii) contacts or discussions with any landlords/sublandlords, customers, suppliers or licensees or franchisees of the Company or any Subsidiary of the Company, and shall give the Company prior notice thereof, setting forth such inspection, contact or discussion that Buyer or its Representatives intend to conduct. Except for inspections of information or other due diligence documents, the Company shall be entitled to have Representatives present at all times during any such inspection, contact or discussion. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be required to provide access to any information, property or personnel if (w) the Company believes in good faith that such access is prohibited by the terms of any Contract entered into prior to the date hereof, (x) such access would, in the Company’s good faith opinion after consultation with legal counsel, result in a loss of the Company’s attorney-client, work product or similar legal privilege (it being understood that in the case of clause (w) and (x), the parties shall each use reasonable best efforts to cause the maximum amount of such information to be provided in a manner that does not result in such violation), (y) any Applicable Law requires the Company to restrict or prohibit access to any such information, properties or personnel, or (z) such access would unreasonably disrupt the businesses and operations of the Company or any Subsidiary of the Company. The relevant parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence applies. Notwithstanding anything to the contrary contained in this Agreement, no investigation pursuant to this Section 6.3 or otherwise shall affect the representations, warranties, covenants or agreements set forth herein or any condition to the obligations of the parties hereto or any remedies available to the parties hereunder.

(b)        The Buyer Parties shall keep all information obtained pursuant to this Section 6.3 confidential in accordance with the terms of the non-disclosure agreement, entered into on September 5, 2006 (the “Confidentiality Agreement”) between Kelso & Company and the Company.

Section 6.4   Consents; Approvals.

(a)        The Company and Buyer shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided that the Company shall not be required to make any payments to Third Parties other than Governmental Authorities. Without limiting the generality of the foregoing, each party shall use its reasonable best efforts to file promptly the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the premerger notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice, but in any event by no later than January 12, 2007. Each party shall respond promptly to any request for additional information that may be issued by either the Federal Trade Commission or the Department of Justice and shall use its reasonable best efforts to assure that the waiting period required by the HSR Act has expired or been terminated on or prior to the date that is thirty (30) days after such filing. If the transactions contemplated by this Agreement exceed the relevant thresholds under the Competition Act, each of the Company and Buyer shall use its reasonable best efforts to file its respective premerger notification form, and all other documents to be filed in connection therewith, required by the Competition Act and the premerger notification regulations promulgated thereunder with the Canadian Competition Bureau as soon as practicable following the date hereof, but in any event within ten (10) Business Days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by the Canadian Competition Bureau and shall use its reasonable best efforts to assure that the waiting period required by the Competition Act has expired or been terminated on or prior to the date that is fourteen (14) days after such filings.

(b)        Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. Each of Buyer and the Company shall make all necessary filings with Governmental Authorities, including the SEC.

(c)        Notwithstanding anything to the contrary contained in this Section 6.4, none of Buyer, Holdings, Merger Sub, any Equity Sponsor or any of their respective Affiliates, including IAAI, shall be required, in order to resolve any objections asserted by any Governmental Authority under the HSR Act, the Competition Act or any other foreign antitrust or combination Laws with respect to the transactions contemplated by this Agreement, to (i) divest any of their businesses, properties or assets (or any businesses, properties or assets of the Company or any of its Subsidiaries, whether to take effect at the Effective Time or otherwise) that (without giving effect to the Merger) are material or that would reasonably be expected to materially impair the expected benefits of, or cause a material reduction in the expected synergies associated with, the Merger; (ii) take or agree to take any other material action (including agreeing to hold separate any material business or assets or take other similar actions); or (iii) agree to any other material limitation or restriction; provided, however, each of Buyer, Holdings, Merger Sub, Equity Sponsor and their respective Affiliates, including IAAI, shall be required, in order to resolve any such objections, to divest any of their or the businesses, properties or assets of the Company or any of its Subsidiaries that are not material, or take or agree to take any other action, limitation or restriction that is not material.

Section 6.5   Notification of Certain Matters.   The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) or Section 7.3(a), as the case may be, shall not be met; (ii) any failure of the Company, Buyer, Holdings or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(b) or Section 7.3(b), as the case may be, shall not be met; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be; and (iv) the receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (X) be given any effect for the purpose of (A) determining the accuracy of any of the representations and warranties made by the party delivering such notice; or (B) determining whether any of the conditions set forth in ARTICLE VII has been satisfied; or (Y) limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) or Section 7.3(b) unless the failure to give such notice results in material prejudice to the other party. Buyer shall give prompt notice to the Company if the authorized number of Buyer Units, the record and beneficial holders of the Buyer Units or the number of shares held by them are different from the information set forth in Section 4.8(i) of the Buyer’s Disclosure Letter. Should any such fact, condition or occurrence referenced herein require any change in the Company’s Disclosure Letter or the Buyer’s Disclosure Letter, as the case may be, the Company or Buyer, as applicable, will promptly deliver to the other party a supplement to the respective disclosure letter specifying such change; provided, however, that any such supplement or notice delivered pursuant to this Section 6.5 will not (a) be deemed to become part of, or amend or otherwise effect, the disclosure letter of the party delivering such supplement or notice; (b) qualify or constitute an exception to the representations and warranties of such party made as of the date of this Agreement and as of the Closing Date; (c) have any effect on the conditions to closing set forth in ARTICLE VII; or (d) limit or otherwise affect the remedies available hereunder to the party receiving such notice. The delivery of any such notice by itself shall not be deemed an admission or an acknowledgement (x) that the subject matter of such notice is material or would have a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or is outside of the ordinary course of business or inconsistent with past practice; or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement. In addition, the Company shall keep Buyer informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Buyer, its members, stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

Section 6.6   Further Assurances.   Upon the terms and subject to the conditions hereof, and in the case of the Company further subject to exceptions related to the fiduciary duties of the Company’s Board of Directors set forth in Section 5.3(e), Section 5.3(f) and Section 5.3(g), each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between the Company and Buyer, as the case may be, or any of their respective Subsidiaries, and any Third Party and/or any Governmental Authority with respect to such transactions. The Company and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

Section 6.7   Public Announcements.   Buyer and the Company shall consult with each other before issuing any press release, or making any public announcement or filing with a Governmental Authority, with respect to the Merger or this Agreement and shall not issue any such press release, or make any such public statement or filing without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, or make such public statement or filing as if may upon the advice of counsel be required by Applicable Law or a Governmental Authority if it has used reasonable efforts to consult with the other party.

Section 6.8   Taxes.   The Company shall use reasonable best efforts to consult with Buyer in the preparation, execution and filing of all material Tax Returns, questionnaires, applications or other documents regarding any Taxes, or any transfer, recording, registration and other fees, which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. For U.S. federal, state and local income Tax purposes, Buyer, Holdings, Merger Sub and the Company agree to treat the Merger as the purchase by Buyer, for the Merger Consideration, of the outstanding shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.4(e) of this Agreement, in which holders of those shares will recognize gain or loss.

Section 6.9   Director and Officer Liability.

(a)        Without limiting any additional rights that any director, officer, trustee, employee, agent or fiduciary of the Company or any of the Subsidiaries of the Company may have under any employment or indemnification agreement entered into prior to the date hereof (or following the date hereof in compliance with Section 5.1 hereof) or under the Certificate of Incorporation or Bylaws of the Company or this Agreement or, if applicable, charter, bylaws, partnership agreements, limited liability company agreement or similar organizational documents of any of the Subsidiaries of the Company, from and after the Effective Time, the Buyer Parties and the Surviving Corporation shall: (i) indemnify and hold harmless each person who is, at the date hereof or during the period from the date hereof through the Effective Time, serving as a director, officer, trustee, employee, agent or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s consent; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security; provided that the applicable Indemnified Party agrees to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of the Buyer Parties and the Surviving Corporation pursuant to this Section 6.9(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.9(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, claim, suit, arbitration, mediation or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, claim, suit, arbitration, mediation or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.9(a), including any action, claim, suit, arbitration, mediation or proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; provided, however, that the Surviving Corporation shall not be obligated pursuant to this Section 6.9 to pay the fees and expenses of more than one counsel (to be mutually agreed upon in good faith by the Surviving Corporation and a plurality of the Indemnified Parties; provided, however, solely with respect to Indemnified Parties comprising of a majority of the directors of the Company, such counsel shall be selected exclusively by a plurality of such Indemnified Parties if the Surviving Corporation and such Indemnified Parties cannot reasonably agree upon such counsel within thirty (30) days for all Indemnified Parties with respect to any single Claim or related Claims (in addition to local counsel if determined by the Indemnified Parties, in good faith, to be necessary) except to the extent that the Surviving Corporation and a plurality of the Indemnified Parties reasonably agree in good faith that two or more of such Indemnified Parties have, or may reasonably be expected to have, conflicting interests that makes the retention of separate counsel (to be selected by a plurality of the Indemnified Parties, with the consent of the Surviving Corporation, not to be unreasonably withheld, delayed or conditioned) appropriate or necessary; and provided, however, that should the Surviving Corporation and an Indemnified Party mutually determine in good faith that it and an Indemnified Party have, or may reasonably be expected to have, conflicting interests, such Indemnified Party may select separate counsel. None of the Buyer Parties or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, arbitration, mediation, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, action, suit, arbitration, mediation, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto, such consent not to be unreasonably withheld, conditioned or delayed.

(b)        Without limiting the foregoing, Buyer, Holdings and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents or fiduciaries of the Company or any of its Subsidiaries as provided in the Certificate of Incorporation and Bylaws of the Company (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries in existence on the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)        For a period of six (6) years after the Effective Time, Buyer shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the date hereof or the Effective Time (or Buyer and/or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time on terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carriers); provided that Buyer and/or the Surviving Corporation shall first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions covering claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted for the full six (6)-year period referred to above, and only if it is unable after exerting reasonable best efforts, to obtain such a “tail” policy, Buyer and/or the Surviving Corporation shall be required to obtain such coverage from such carriers in annual policies; provided, however, that in no event shall Buyer and/or the Surviving Corporation be required to expend on an annual basis in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage (or a one time cost of three hundred percent (300%) of such annual premium in the case of a “tail” policy); and provided, further, that if the annual premium for such coverage exceeds such annual amount, Buyer and/or the Surviving Corporation shall purchase a policy with the greatest coverage available for such two hundred fifty percent (250%) of the current annual premium (or a one time cost of three hundred percent (300%) of such annual premium in the case of a “tail” policy); and provided, further, that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, then neither Buyer nor the Surviving Corporation will be required to provide such coverage.

(d)        The provisions of this Section 6.9 are intended for the benefit of, and may be enforced by, each Person entitled to indemnification under this Section 6.9 and shall be binding on Buyer, Holdings and the Surviving Corporation and its successors and assigns.

(e)        In the event Buyer, Holdings or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer Parties or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 6.9.

Section 6.10   Action by Buyer and Company’s Boards.   Prior to the Effective Time, the Boards of Directors of Buyer and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger and the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act; such steps as set forth in the SEC’s no action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP shall be deemed sufficient for these purposes.

Section 6.11   Employee Benefits.

(a)        U.S. Continuing Employees.

(i)         From and after the Effective Time until December 31, 2007, Buyer shall, or shall cause the Surviving Corporation or any Subsidiary thereof to, establish and maintain compensation (including, without limitation, base salary, commission, and bonus opportunities) and benefit plans and arrangements (including, without limitation, vacation policies, retirement benefits, health, welfare and fringe benefits, and any severance or similar arrangements for any Person terminated during such period from and after the Effective Time until December 31, 2007 but excluding any equity-based benefits, individual employment agreements, individual change in control agreements and each of the ADESA, Inc. Director Compensation Deferral Plan, ADESA, Inc. 2005 Supplemental Retirement Plan and Supplementary Retirement Plan for Designated Employees of ADESA Canada Inc. and its Subsidiary and Associated Companies) for all employees of the Company and Subsidiaries of the Company who are located in the United States and will continue employment with Buyer, the Surviving Corporation or any Subsidiary thereof after the Effective Time (the “U.S. Continuing Employees”) that, in the aggregate, are no less favorable than those provided by the Company and Subsidiaries of the Company to the U.S. Continuing Employees as of the Effective Time; it being understood that the exclusion set forth above shall not be understood to effect the enforceability or terms of existing benefit plans or agreements other than as expressly set forth herein. Buyer shall, or shall cause the Surviving Corporation or any Subsidiary thereof that employs any U.S. Continuing Employees to, give each U.S. Continuing Employee credit for service with the Company and Subsidiaries of the Company prior to the Effective Time for purposes of eligibility and vesting under any benefit plan maintained by the Surviving Corporation or any Subsidiary thereof in which U.S. Continuing Employees are or become eligible to participate except where such crediting would: (x) result in a duplication of benefits or (y) otherwise cause Buyer, the Surviving Corporation or any Subsidiary thereof to accrue or pay for benefits that relate to any time period prior to the U.S. Continuing Employee’s participation in such plan. Buyer agrees and agrees to cause the Surviving Corporation or any Subsidiary thereof to, (A) provide coverage for the U.S. Continuing Employees as of the Effective Time either under its medical, dental, and health plans or under such other comparable plans or arrangements as are mutually agreed upon by the parties; (B) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by any such plans; (C) cause such plans to honor any expenses incurred by the U.S. Continuing Employees and their beneficiaries or eligible dependants under similar plans of the Company and Subsidiaries of the Company during the portion of the calendar year prior to the Effective Time for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under any such plans; and (D) honor all vacation, sickness, leave, holiday and personal days accrued by the U.S. Continuing Employees prior to the Closing.

(ii)       Nothing in this Section 6.11(a) is intended to create any employment obligation with any U.S. Continuing Employees other than as employees at will who may be terminated with or without cause.

(b)        International Continuing Employees. In compliance with Applicable Law, at and after the Effective Time, the employment of the employees of the Company and the Subsidiaries of the Company located in Canada and Mexico (the “International Continuing Employees” and, together with the U.S. Continuing Employees, the “Continuing Employees”) shall, immediately following the Effective Time, continue with Buyer, the Surviving Corporation or a Subsidiary thereof. Until December 31, 2007, such employment shall be on the same terms and conditions of employment, including, without limitation, compensation and benefit plans and arrangements (including, without limitation, vacation policies, retirement benefits, health, welfare and fringe benefits, and any severance or similar arrangements) that, in the aggregate, are no less favorable than those provided by the Company and the Subsidiaries of the Company to the International Continuing Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit Buyer, Holdings, the Surviving Corporation or a Subsidiary thereof from terminating any particular International Continuing Employee following the Effective Time.

(c)        At the Effective Time, Buyer will, or will cause the Surviving Corporation or any Subsidiary thereof to, honor the severance payments and benefits accrued or payable under (i) the previously disclosed plans, programs, arrangements and agreements with respect to the employees of the Company and the Subsidiaries of the Company set forth in Section 6.11(c) of the Company’s Disclosure Letter (it being understood that only such plans, programs, arrangements and agreements containing severance payments and benefits individually in excess of Ten Thousand Dollars ($10,000.00) are required to be so set forth in such schedule; provided, however, that not setting forth such plans, programs, arrangements or agreements individually not in excess of Ten Thousand Dollars ($10,000.00) in Section 6.11(c) of the Company’s Disclosure Letter shall in no way affect the obligation of Buyer, the Surviving Corporation or any Subsidiary thereof, as applicable, to honor the severance payments and benefits accrued or payable under such plans, programs, arrangements or agreements), and on the terms of such plans, programs, arrangements and agreements as in effect on the date hereof; provided, however, that subject to compliance with Section 6.11(a) and Section 6.11(b), nothing herein shall preclude termination or amendment of such plans, programs, arrangements and agreements; or (ii) such previously disclosed severance plans, programs, arrangements and agreements that may be entered into before the Effective Time as required, permitted or otherwise contemplated in accordance with Section 5.2; provided, however, that subject to compliance with Section 6.11(a) and Section 6.11(b), nothing herein shall preclude termination or amendment of such plans, programs, arrangements and agreements. The Buyer Parties acknowledge and agree that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a “change of control” of the Company and its Subsidiaries for purposes of such plans, programs, arrangements and agreements, and agrees to honor the provisions under such plans, programs, arrangements and agreements relating to a change of control.

Section 6.12   No Solicitation of Employees Prior to Close.   Without the prior written consent of the Company, prior to the Effective Time, none of Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor, directly or indirectly, shall solicit for employment, discuss potential employment opportunities with, or hire any employee of the Company or any of its Subsidiaries; provided that the foregoing restriction shall not prevent (i) any Buyer Party from discussing with the Chief Executive Officer of the Company (and those executive officers designated by the Chief Executive Officer of the Company) the employment of any employee by Buyer or the Surviving Corporation in connection with consummation of the Merger; (ii) any Buyer Party from employing any Company employee upon the consummation of this Merger; or (iii) Buyer, Holdings, Merger Sub, IAAI, or any Equity Sponsor from making general solicitations for employment or employing any person who either responds to such general solicitations or otherwise contacts such party on his or her own initiative without solicitation, directly or indirectly, by Buyer, Holdings, Merger Sub, IAAI or any Equity Sponsor in contravention of the restrictions set forth in this Section 6.12. The provisions of this Section 6.12 supersede any and all prior agreements relating to solicitation of employees of the Company or any of its Subsidiaries, including such provisions set forth in the Confidentiality Agreement.

Section 6.13   Financing.

(a)        Buyer, Holdings and Merger Sub shall use their reasonable best efforts to (i) arrange for the Financing on the terms and conditions described in the Commitment Letters; (ii) enter into definitive agreements with respect to the Financing; (iii) satisfy all conditions applicable to Buyer, Holdings and Merger Sub in such definitive agreements that are within their control; and (iv) consummate the Financing no later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources, as promptly as practicable following the occurrence of such event, but in no event later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date; provided that such obligation shall be limited to obtaining alternative financing on comparable or more favorable terms, in the aggregate, to Buyer than as contemplated by the Commitment Letters (as determined in the reasonable good-faith judgment of Buyer). Buyer shall promptly (but in any event within five (5) Business Days) provide the Company with the documentation evidencing the alternative sources of financing and shall give the Company prompt notice (but in any event within five (5) Business Days) of it (or any of the Equity Sponsors or IAAI) becoming aware of any material breach by any party to the Commitment Letters or any termination of the Commitment Letters. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the Financing (or replacements thereof), including providing the Company with information about the equity rollover and refinancing of IAAI as the Company may reasonably request, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters (or replacements thereof) without first consulting with the Company. Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not directly or indirectly take any action that (x) would or would be reasonably expected to result in the Financing not being available at or prior to the earlier of (A) the last day of the Marketing Period and (B) the Final Date, or (y) would have a Buyer Material Adverse Effect. For the avoidance of doubt, in the event (X) all or any portion of the Debt Financing structured as high yield financing has not been consummated; (Y) all closing conditions contained in Section 7.1, Section 7.2 and Section 7.3 (other than the actual delivery of the certificates described therein and the actual receipt of the proceeds from the Debt Financing) have been satisfied; and (Z) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge financing obtained in accordance with this

Agreement) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then Buyer, Holdings and Merger Sub shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the earlier of (A) the last day of the Marketing Period and (B) the Final Date.

(b)        The Company shall and shall cause its Subsidiaries and their respective Representatives to provide to Buyer all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably required by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; and provided, further, that none of the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time) including, without limitation, (i) using reasonable best efforts to cause its officers and employees to be available, during normal working hours and upon reasonable notice, to meet with the Lenders or Equity Sponsors in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies; (ii) using reasonable best efforts to assist with the preparation of disclosure materials customarily included in documents associated with this type of Financing and reasonably required in connection with the Financing; (iii) using reasonable best efforts to cause its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to Buyer, including, without limitation, accounting due diligence sessions, and providing consent to Buyer to use their audit reports relating to the Company and any “comfort letters,” in each case on customary terms and consistent with their customary practice in connection with the Financing; (iv) executing and delivering definitive financing documents, including pledge and security documents, subsidiary guarantees or other certificates, legal opinions of the Company’s counsel regarding customary corporate matters or documents as may be reasonably requested by Buyer and reasonably required in connection with the Financing (including certificates of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including, without limitation, assisting Buyer in the preparation and negotiation of mortgages, granting such mortgages, assisting in obtaining title policies, resolving exceptions on such title policies which are objected to by the lenders of the Debt Financing); provided that no obligation of the Company or any of its Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time; (v) providing access to people and information as set forth in Section 6.3; (vi) using reasonable best efforts to obtain surveys and title insurance reasonably requested by Buyer and required in connection with the Financing; (vii) using reasonable best efforts to furnish to Buyer and its financing sources with the Required Financial Information and all other financial information regarding the Company reasonably requested by Buyer and required in connection with the Financing, including all financial statements and data of the type required by Regulation S-X and Regulation S-K, including audits thereof to the extent so required, and the other accounting rules and regulations of the SEC, that is of the type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters; (viii) taking all actions reasonably requested by Buyer and otherwise required in connection with the Financing to (A) permit the Lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, consistent with customary practice in connection with the Financing; provided that no right of any Lender, nor obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time; (ix) entering into one or more credit or other agreements on terms reasonably satisfactory to Buyer as required in connection with the Financing immediately prior to the Effective Time; provided that the Company shall not be required to enter into any purchase agreement for any high-yield debt financing; provided, further, that no obligation of the Company or any of its Subsidiaries under such credit or other agreement shall be effective until the Effective Time;

and (x) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer and consistent with customary practice to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing, and Buyer/Holdings/Merger Sub shall include in such memoranda, documents or other materials, comments reasonably proposed by the Company. If this Agreement is terminated for any reason, Buyer shall use reasonable best efforts to cause the voiding, termination and/or destruction of all documents executed by the Company or any of its Subsidiaries in connection with their cooperation in the Financing. For the avoidance of doubt, the Company’s obligation to reasonably cooperate with Buyer in connection with the arrangement of the Financing shall apply to the Financing solely with respect to the Merger and the other transactions contemplated thereby, and neither the Company or any of its Subsidiaries, nor any of their respective officers or directors shall be required to execute any certificate, representation letter or other certification, or to deliver, or cause to be delivered, any legal opinion that is not customary or would be unreasonable for the offering(s) of debt securities contemplated by the Debt Commitment Letters.

(c)        All non-public information or otherwise Proprietary Information (as defined in the Confidentiality Agreement) regarding the Company obtained by any of the Buyer Parities or its Representatives pursuant to Section 6.13(b) shall be kept confidential in accordance with the Confidentiality Agreement.

(d)        Notwithstanding anything in this Agreement to the contrary, each of the Debt Commitment Letters and the Equity Commitment Letters may be superseded at the option of Buyer after the date of this Agreement but prior to the Effective Time by instruments (the “New Commitment Letters”) which replace the existing Debt Commitment Letters or the existing Equity Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided that (i) the New Commitment Letters do not decrease the aggregate Equity Financing as set forth in the Equity Commitment Letters delivered on the date hereof, (ii) any new or substitute Equity Sponsors enter into guarantees with the Company on substantially the same terms as the Guarantee, (iii) the New Commitment Letters provide for bridge financing on comparable or more favorable terms, in the aggregate, to Buyer than the terms contemplated by the Debt Commitment Letters delivered on the date hereof, (iv) Buyer in good faith believes that the financing contemplated by the New Commitment Letters would not or would not reasonably be expected to result in the Financing not being available at or prior to the earlier of (A) the last day of the Marketing Period and (B) the Final Date, and (v) Buyer provides written notice to the Company of such an occurrence concurrently with notice of the same to the other Equity Sponsors or Lenders, as applicable. In such event, the terms “Commitment Letters,” “Equity Commitment Letters” and “Debt Commitment Letters” as used herein shall be deemed to include the New Commitment Letters to the extent then in effect, and the term “Equity Sponsors” as used herein shall be deemed to include any new or substitute equity sponsors; provided, further, that in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters delivered on the date hereof, the second sentence of Section 6.13(a), and not this Section 6.13(d) shall govern with respect to the terms of any replacement financing to be obtained after any portion of the Financing becomes unavailable as described therein.

Section 6.14   No Acquisition of Shares.   None of Buyer, Merger Sub, IAAI or any Equity Sponsor shall acquire direct or indirect beneficial ownership of any shares of Company Common Stock prior to the earlier of the termination of this Agreement or the Effective Time; provided, however, that for purposes of this Section 6.14, Goldman shall not be deemed to directly or indirectly beneficially own any shares of Company Common Stock owned by any Affiliate of Goldman, except for controlled affiliates (as defined in Rule 12b-2 under the Exchange Act) of Goldman who have received material non-public information about the Company. Notwithstanding the foregoing, (i) this Section 6.14 shall in no way limit the activities of Goldman and its Affiliates, and (ii) Goldman and its Affiliates may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business; provided that no material non-public information about the Company and received from Goldman shall be used in connection therewith.

Section 6.15   Merger Sub and Holdings.   Buyer shall cause Merger Sub and Holdings to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.16   Third Party Consents.   The Company shall use reasonable best efforts, to the extent requested by Buyer, to obtain and deliver to Buyer at or prior to the Closing, all consents, waivers, approvals and notices reasonably required under each material Contract, including those Contracts set forth on Section 6.16 of the Company’s Disclosure Letter.

Section 6.17   Stockholder Litigation.   The Company shall promptly advise Buyer orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Buyer fully informed regarding any such stockholder litigation. The Company shall give Buyer the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Buyer’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18   Existing Indebtedness.   At the Effective Time, the Buyer shall deposit or cause to be deposited with the Trustee under the Company Notes Indenture sufficient immediately available funds to effect the satisfaction and discharge of the Company Notes. The Company shall, at the request of Buyer, take any actions reasonably requested by Buyer to facilitate the satisfaction and discharge of the Company Notes pursuant to Section 12.01 of the Company Notes Indenture, and, subject to Buyer’s compliance with the previous sentence, the Company shall satisfy and redeem such Company Notes in accordance with the terms of the Company Notes Indenture at the Effective Time, including the provision of instructions to the Trustee and the delivery of an Officer’s Certificate and an Opinion of Counsel to the Trustee set forth in Section 12.01 of the Company Notes Indenture. The Company and Buyer shall cooperate with each other to ensure that all of the conditions to an effective satisfaction and discharge described in Section 12.01 of the Company Notes Indenture are satisfied and complied with concurrently with the Effective Time in accordance with the terms of the Company Notes Indenture.

Section 6.19   Repayment and Termination of Existing Credit Facility.   The Company shall, with immediately available funds provided by Buyer at the Effective Time, repay in full all Indebtedness under the Credit Facility and terminate the commitments and agreements evidencing the Credit Facility and the Hedge Agreements. In connection therewith, Buyer shall take all actions reasonably requested by the Company to facilitate such prepayment and termination which actions shall include, without limitation, the following: (a) the Buyer shall deposit or cause to be deposited, not later than at the Effective Time, with the Credit Facility Agent all amounts specified by the Credit Facility Agent as being necessary to cash collateralize any letters of credit outstanding under the Credit Facility and to prepay the Indebtedness under the Credit Facility (including any fees, expenses, costs, commitment fees, penalties, and other amounts payable to the Credit Facility Agent or the Credit Facility Lenders under the Credit Facility); and (ii) the Buyer shall deposit or cause to be deposited, not later than at the Effective Time, with each Hedge Agreement Counterparty all amounts specified by such Hedge Agreement Counterparty as being necessary to prepay the Indebtedness under the Hedge Agreement to which it is a party (including any termination costs, fees, expenses, costs, commitment fees, penalties, and other amounts payable to such Hedge Agreement Counterparty under its Hedge Agreement). Unless the Credit Facility Agent or any Hedge Agreement Counterparty has otherwise waived or modified any notice requirements under the Credit Facility Agreement or the Hedge Agreements (it being understood that the Company shall request such waivers and modifications of such notice requirements), the Company in consultation with Buyer will provide the advance notice required under the Credit Facility Agreement and any Hedge Agreement of its intention to repay all Indebtedness under the Credit Facility and the Hedge Agreements and to terminate the commitments of the Credit Facility Lenders and the Hedge Agreement Counterparties thereunder as of the anticipated date the Effective Date will occur, as determined by mutual agreement of the Company and Buyer, as specified in such notice (the “Anticipated Prepayment Date”). In the event that the actual date of such repayment and termination does not occur on the Anticipated Prepayment Date, whether as a result of any delay or failure to occur of the Effective Date for any reason or for any other cause whatsoever (other than as a result of actions taken or omitted to be taken by the Company or any of its Subsidiaries or Affiliates in breach of this Agreement), Buyer agrees to reimburse the Company for any actual costs or expenses that the Company or any of its Subsidiaries sustains or incurs as a consequence of the failure of the Company to so repay such Indebtedness and terminate such commitments on the Anticipated Prepayment Date, including any costs and expenses charged by the Credit Facility Agent or the Credit Facility Lenders under the Credit Agreement and any Hedge Agreement Counterparty under a Hedge Agreement, it being understood that under no circumstances will such amounts include actual repayment of Indebtedness (whether through acceleration or otherwise as a result of or related to the failure of the Company to so repay such Indebtedness and terminate such commitments on the Anticipated Prepayment Date) (collectively, the “Credit Facility Fees and Expenses”).

Section 6.20   Spin-Off Related Notice.   The Company shall promptly deliver to Buyer, but in any event within five (5) Business Days of receipt, any notice (written or oral) that, to the Knowledge of the Company, (i) it or Allete receives after the date hereof from any Taxing Authority regarding an inquiry or review of the appropriateness of the Separation Tax Treatment or (ii) it receives after the date hereof from Allete regarding the appropriateness of the Separation Tax Treatment.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1   Conditions to Obligations of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b)        HSR Act; Other Approvals.   The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the Competition Act or any other foreign antitrust or combination Law identified on Section 7.1(b) of the Company’s Disclosure Letter and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a

Governmental Authority to consummate the Merger shall have expired, been terminated, made or obtained, as applicable.

(c)        Effectiveness of the Proxy Statement; Stockholder Approval.   The Proxy Statement shall have been declared effective, and no stop order suspending the effectiveness of the Proxy Statement shall be been initiated or threatened by the SEC. This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Vote.

Section 7.2   Additional Conditions to Obligations of Buyer, Holdings and Merger Sub.   The obligations of Buyer, Holdings and Merger Sub to effect the Merger are also subject to the following conditions:

(a)        Representations and Warranties.   Except as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality,” “material adverse effect” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, (i) the representations and warranties of the Company set forth in the first sentence of Section 3.9 (Absence of Changes) and the second sentence of Section 3.23 (Allete Spin-off) shall each be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though such representations and warranties were made on and as of such time and (ii) the representations and warranties of the Company set forth in Section 3.2 (Capitalization), Section 3.3 (Due Authorization of Transaction; Binding Obligation) and Section 3.7 (Brokers’ Fees) shall be true and correct in all material respects (it being understood that, with respect to Section 3.2, if all inaccuracies or deviations relate to a positive difference of more than one hundred thousand (100,000) Company Interests in the aggregate from the number of Company Interests in the aggregate represented in Section 3.2 then such inaccuracies shall be deemed to cause a failure of Section 3.2 to be true and correct in all material respects; provided, inaccuracies caused solely as a result of actions permitted to be taken in accordance with Section 5.1 and Section 5.2 shall be disregarded for purposes of determining whether Section 3.2 is true and correct in all material respects) as of the date of this Agreement and as of the Effective Time, as though such representations and warranties were made on and as of such time (except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(b)        Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, the Company shall have performed or complied in all respects with all agreements and covenants set forth in Section 6.20. Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(c)        Dissenting Shares.   The total number of Dissenting Shares shall not exceed twenty percent (20%) of the issued and outstanding shares of Company Common Stock as of the Effective Time, and Buyer, Holdings and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

Section 7.3   Additional Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Buyer, Holdings and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

(b)        Agreements and Covenants.   Buyer, Holdings and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

ARTICLE VIII

TERMINATION

Section 8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and Buyer:

(a)        by mutual written consent of Buyer and the Company; or

(b)        by either Buyer or the Company if the Merger shall not have been consummated on or prior to June 21, 2007 (as extended pursuant to the following provisions, the “Final Date”); provided, however, that if the Marketing Period has commenced but not ended on or prior to June 21, 2007, the Final Date shall be extended until the earlier of (i) the end of the Marketing Period and (ii) July 20, 2007; provided, further, that if the Marketing Period has commenced but not ended on or prior to July 20, 2007 but could end on or prior to July 30, 2007, then the Company shall have the right, exercisable in its discretion, to extend the Final Date until the end of the Marketing Period (it being understood that in no event shall the Final Date be extended beyond July 30, 2007 for any reason); or

(c)        by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action that has become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 6.4 and 6.6; and provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have used its reasonable best efforts to challenge such order, decree, ruling or other action; or

(d)        by Buyer or the Company if, at the Stockholder Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Requisite Stockholder Vote shall have been caused by or related to the Company’s material breach of this Agreement; or

(e)        by Buyer, if (i) the Board of Directors of the Company (which, for purposes of this Section 8.1(e), shall include any committee thereof) shall have effected a Change in Recommendation;

(ii) the Board of Directors of the Company shall have adopted a formal resolution approving or recommended to the stockholders of the Company an Alternative Transaction or publicly announced that an Alternative Transaction constitutes a Superior Proposal, or the Company shall have delivered to Buyer the notice contemplated by Section 5.3(g)(A) of its intention to terminate this Agreement in accordance with Section 8.1(f); (iii) the Company shall fail to include in the Proxy Statement the recommendations in favor of this Agreement and the Merger by its Board of Directors; (iv) a tender offer or exchange offer that would, if consummated, constitute an Alternative Transaction is commenced and the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of the commencement of such tender offer or exchange offer; (v) the Board of Directors of the Company makes a public statement or announcement stating or indicating that it has received a proposal (other than a tender offer or exchange offer described in clause (iv) above) relating to an Alternative Transaction and has formally determined that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal and within ten (10) Business Days of such public statement or announcement (or such longer period of time as the Board of Directors of the Company, in the exercise of its fiduciary duties, determines is necessary in order to make a determination with respect thereto, but in no event later than five (5) Business Days prior to the vote being held at the Company Stockholder Meeting), the Board of Directors of the Company shall have failed to make a further public statement or announcement stating that it both recommends against such proposal relating to an Alternative Transaction (or indicating that such proposal has been withdrawn and negotiations have been terminated with respect thereto) and reconfirms the Company Board Recommendation; (vi) the Company shall have materially and intentionally breached any of the provisions of Section 5.3(a), Section 5.3(c), Section 5.3(d) (provided that such breach has resulted in a material breach of Section 5.3(a) by the Company’s Representatives), the proviso in Section 5.3(e) or Section 5.3(g); or (vii) the Board of Directors of the Company formally resolves to take or publicly announces an intention to take any of the foregoing actions; or

(f)         by the Company, prior to the Stockholder Meeting, in accordance with and subject to the terms and conditions of Section 5.3(g); or

(g)        by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided that, unless such breach by its nature cannot be cured, Buyer may not terminate pursuant to this Section 8.1(g) in respect of such breach unless such breach shall not have been cured within thirty (30) days following notice by Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(g) if Buyer shall then be in material breach of this Agreement); or

(h)        by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, provided that, unless such breach by its nature cannot be cured, the Company may not terminate pursuant to this Section 8.1(h) in respect of such breach unless such breach shall not have been cured within thirty (30) days following notice by the Company of such breach; provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(h): (X) if the Company shall then be in material breach of this Agreement, or (Y) solely with respect to the Company’s right of termination pursuant to this Section 8.1(h) with respect to Buyer’s, Holdings’  and/or Merger Sub’s breach of Section 4.7 and/or Section 6.13, if (1) the Marketing Period has either not commenced or not ended at the time the Company would otherwise have a right of termination pursuant to this Section 8.1(h) based on Buyer’s, Holdings’ and/or Merger Sub’s breach of Section 4.7 and/or Section 6.13, and (2) Buyer, Holdings and Merger Sub are using their reasonable best efforts to obtain the Financing (or replacements thereof) and the Financing (or replacements thereof) is reasonably likely to be obtained prior to the end of the Marketing Period; or

(i)         by the Company, if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) and on the last day of the Marketing Period, none of Buyer, Holdings or Merger Sub shall have received the proceeds of the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if the Company’s failure to fulfill any of its obligation under this Agreement has been a principal cause of or reasonably resulted in the failure of Buyer, Holdings and/or Merger Sub to have received the proceeds of the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the last day of the Marketing Period.

Section 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders; provided, however, that, except as provided in Section 8.3, Section 9.12 and Section 9.13, nothing in this Section 8.2 shall relieve any party from liability for fees and expenses as set forth in Section 8.3, and that this Section 8.2, Section 8.3 and ARTICLE IX shall survive indefinitely any termination of this Agreement, and the Limited Guarantee shall survive for the term and upon the conditions set forth therein.

Section 8.3   Fees and Expenses.

(a)        Except as set forth in this Section 8.3, (i) if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; or (ii) if the Merger is consummated, then the Surviving Corporation shall pay all such fees and expenses.

(b)        The Company shall pay Buyer a fee of Forty Million Dollars ($40,000,000.00) in cash (the “Company Termination Fee”) if this Agreement is terminated by (i) the Company pursuant to Section 8.1(f); or (ii) by Buyer pursuant to Section 8.1(e); it being understood that in no event shall the Company Termination Fee be payable on more than one occasion and that if the Company shall have paid the Company Termination Fee to Buyer pursuant to this Section 8.3(b), the Company shall have no further obligations to pay the Company Termination Fee (or a portion thereof) to Buyer pursuant to Section 8.3(c)(i); and provided, further, the Company Termination Fee shall not be payable if at the time of the applicable termination described above the Company is entitled to (and circumstances exist which could entitle the Company to) the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of the Company Transaction Expenses pursuant to Section 8.3(d)(ii).

(c)        The Company agrees that if this Agreement is terminated:

(i)         by (A) either Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(d), or (B) Buyer pursuant to Section 8.1(g), and, in either case, if at any such time after the date of this Agreement and prior to such termination, a proposal relating to an Alternative Transaction shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company and not irrevocably withdrawn, then the Company shall (1) pay Buyer an amount equal to twenty five percent (25%) of the Company Termination Fee, and (2) if, within twelve (12) months after such date of termination, the Company recommends or enters into, or submits to the stockholders of the Company for adoption, an agreement with a Third Party with respect to an Alternative Transaction, or an Alternative Transaction is consummated, then the Company shall pay to Buyer seventy-five percent (75%) of the Company Termination Fee; provided that, for purposes of Section 8.3(c)(i)(2), the definition of “Alternative Transaction” shall be modified so that references to “more than twenty-five percent (25%)” shall be deemed to be references to “more than fifty percent (50%)” and references to “more than seventy-five percent (75%)” shall be deemed to be references to “more than fifty percent (50%);” provided, further, that the Company Termination Fee (or a portion thereof in excess of the set-off by the Company described below) shall not be payable to Buyer if at the time of the applicable termination described above the Company is entitled to (and circumstances exist which could entitle the Company to) the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of the Company Transaction Expenses pursuant to Section 8.3(d)(ii);

(ii)       by (A) either Buyer or the Company pursuant to Section 8.1(b) (x) if the Stockholder Meeting had not been held prior to such termination and the reason therefore was the risk of not obtaining the Requisite Stockholder Vote or (y) following a material breach of this Agreement by the Company, (B) either Buyer or the Company pursuant to Section 8.1(d); provided, that no Buyer Transaction Expenses shall be payable by the Company to Buyer if the Company shall have paid the Company Termination Fee (or a portion thereof) to Buyer pursuant to Section 8.3(b) or Section 8.3(c)(i); and provided, further, that in the case of termination of this Agreement pursuant to Section 8.1(d) by Buyer, Buyer, Holdings and/or Merger Sub shall not otherwise be in material breach of this Agreement; or (C) Buyer pursuant to Section 8.1(g), and, in the case of clause (C), at the time of any such termination the conditions set forth in Section 7.3 shall have been satisfied (other than (AA) the actual receipt of the certificates described in Section 7.3; and (BB) the obligations of Buyer described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time), then the Company shall reimburse Buyer for the Buyer Transaction Expenses, up to a maximum of Eight Million Dollars ($8,000,000).

(d)        Buyer, Holdings and Merger Sub agree that if this Agreement is terminated:

(i)         by (A) either Buyer or the Company pursuant to Section 8.1(b) based on Buyer’s, Holdings’ and/or Merger Sub’s failure to obtain the Financing sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the end of the Marketing Period; (B) the Company pursuant to and in accordance with Section 8.1(h) based on (X) Buyer’s, Holdings’ and/or Merger Sub’s failure to obtain the Financing sufficient to consummate the Merger and the other transactions contemplated by this Agreement, or (Y) Buyer’s, Holdings’ and/or Merger Sub’s material and intentional breach of Section 4.7 or Section 6.13; or (C) the Company pursuant to Section 8.1(i), and in the case of clauses (A) and (B) above, at the time of any such termination the conditions set forth in Section 7.1 and Section 7.2 (other than the actual receipt of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time) shall have been satisfied, then in either case Buyer shall pay the Company a fee of Forty Million Dollars ($40,000,000.00) in cash (the “Buyer Termination Fee”); it being understood that in no event shall the Buyer Termination Fee be payable on more than one occasion; provided, further, that the Buyer Termination Fee shall not be payable if at the time of the applicable termination described above Buyer is entitled to (and circumstances exist which could entitle Buyer to) the Company Termination Fee (or a portion thereof) pursuant to Section 8.3(b) or Section 8.3(c)(i) or reimbursement of the Buyer Transaction Expenses pursuant to Section 8.3(c)(ii).

(ii)       by (A) the Company pursuant to Section 8.1(h) (other than in circumstances set forth in Section 8.3(d)(i)(B) above) or (B) either Buyer or the Company pursuant to Section 8.1(b) (other than in circumstances in which Section 8.3(d)(i)(A) above applies) following a material breach of this Agreement by Buyer, Holdings or Merger Sub, then Buyer shall reimburse the Company for the Company Transaction Expenses, up to a maximum of Eight Million Dollars ($8,000,000).

(iii)      under circumstances in which (A) the Company is not in material breach of this Agreement, (B) the Company is not entitled to the Buyer Termination Fee pursuant to Section 8.3(d)(i) or reimbursement of Company Transaction Expenses pursuant to Section 8.3(d)(ii), (C) Buyer is not entitled to the Company Termination Fee (or portion thereof, as applicable) pursuant to Section 8.3(b) or Section 8.3(c)(i) or reimbursement of the Buyer Transaction Expenses pursuant to Section 8.3(c)(ii), and (D) at the time of such termination, the conditions set forth in Section 7.2 shall have been satisfied (other than the actual delivery of the certificates described in Section 7.2 and the obligations of the Company described in Section 6.18 and Section 6.19 that are only required to be satisfied at the Effective Time), then Buyer shall reimburse the Company for the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses, in the aggregate, up to a maximum of Eight Million Dollars ($8,000,000).

(e)        The Company Termination Fee payable pursuant to Section 8.3(b) (or twenty five percent (25%) or seventy five percent (75%), as applicable, of the Company Termination Fee payable pursuant to Section 8.3(c)(i)) shall be paid by the Company as directed by Buyer in writing in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The Buyer Transaction Expenses payable pursuant to Section 8.3(c)(ii) shall be paid by the Company within two (2) Business Days after Buyer provides to the Company notice and reasonable documentation with respect to such Buyer Transaction Expenses.

(f)         The Buyer Termination Fee payable pursuant to Section 8.3(d)(i) shall be paid by Buyer as directed by the Company in writing in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The Company Transaction Expenses payable pursuant to Section 8.3(d)(ii) shall be paid by Buyer within two (2) Business Days after the Company provides to Buyer notice and reasonable documentation with respect to such Company Transaction Expenses. The Company Financing Fees and Expenses payable pursuant to Section 8.3(d)(iii) shall be paid by Buyer within two (2) Business Days after the Company provides to Buyer notice and reasonable documentation with respect to such Company Financing Fees and Expenses.

(g)        Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.12, Buyer’s, Holdings’ and/or Merger Sub’s right to receive payment of the Company Termination Fee (in the case of a termination under circumstances described in Section 8.3(b) and Section 8.3(c)(i)) or reimbursement of the Buyer Transaction Expenses (in the case of a termination under circumstances described in Section 8.3(c)(ii)) from the Company shall be the sole and exclusive remedy of Buyer, Holdings, Merger Sub, the Equity Sponsors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents in connection with the termination of this Agreement or for any losses, damages, obligations or liabilities suffered as a result of this Agreement and the transactions contemplated hereby (including the termination of this Agreement or the breach of this Agreement by the Company), and none of the Company, its Subsidiaries and their respective stockholders, managers, members, directors, officers, Affiliates or agents shall have any other liability or obligation of any kind or nature whatsoever to Buyer, Merger Sub, the Equity Sponsors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents arising out of the termination of this Agreement or the transactions contemplated by this Agreement, any breach of this Agreement by the Company or the failure of the transactions contemplated by this Agreement to be consummated.

(h)        Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.12, the Company’s right to receive payment of the Buyer Termination Fee (in the case of a termination under circumstances described in Section 8.3(e)(i)) or reimbursement of the Company Transaction Expenses (in the case of a termination under circumstances described in Section 8.3(e)(ii)), from Buyer, Holdings or Merger Sub pursuant to Section 8.3(e) or the guarantee thereof pursuant to the Limited Guarantees shall be the sole and exclusive remedy of the Company, any of its Subsidiaries or

Affiliates and their respective stockholders in connection with the termination of this Agreement or for any losses, damages, obligations or liabilities suffered as a result of this Agreement and the transactions contemplated hereby (including the termination of this Agreement or the breach of this Agreement by Buyer, Holdings and/or Merger Sub), and neither Buyer, Holdings, Merger Sub, the Equity Sponsors nor any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any other liability or obligation of any kind or nature whatsoever to the Company, any of its Subsidiaries or Affiliates and their respective stockholders arising out of the termination of this Agreement or the transactions contemplated by this Agreement, any breach of this Agreement by Buyer, Holdings or Merger Sub or the failure of the transactions contemplated by this Agreement to be consummated.

(i)         The parties acknowledge that the agreements contained in this Section 8.3 (including with respect to the Limited Guarantees) are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 (including with respect to the Limited Guarantees) do not constitute a penalty. Accordingly, if any party fails to pay as directed in writing by the other party any amounts due to accounts designated by the other party pursuant to this Section 8.3 (including with respect to the Limited Guarantees) within the time periods specified in this Section 8.3, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, without any interest thereon.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1   Nonsurvival of Representations and Warranties; Disclosure Letter.

(a)        The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements and liabilities set forth in ARTICLE II, Section 6.7, Section 6.9, Section 6.11 and ARTICLE IX shall survive the Effective Time indefinitely or in accordance with their terms, as applicable. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

(b)        Any disclosure made with reference to one or more Sections of the Company’s Disclosure Letter or the Buyer’s Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant if, and only if, such relevance is reasonably apparent from the text of such disclosure.

Section 9.2   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)        If to Buyer, Holdings or Merger Sub:

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention:  James J. Connors, II
Facsimile No.:  (212) 223-2379
Telephone No.:  (212) 751-3939

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Lou R. Kling, Esq.
Facsimile No.:  (212) 735-2000
Telephone No.:  (212) 735-3000

(b)        If to the Company:

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032
Attention:  George J. Lawrence
Facsimile No.:  (317) 249-4505
Telephone No.:  (317) 249-4255

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention:  Robert S. Townsend
Facsimile No.:  (415) 268-7522
Telephone No.:  (415) 268-7080

Section 9.3   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.4   Waiver.   At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5   Headings.   The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7   Entire Agreement; Incorporation of Schedules and Exhibits.   This Agreement (including the documents and instruments delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. The schedules and exhibits identified in this Agreement, including the Company’s Disclosure Letter and the Buyer’s Disclosure Letter, are incorporated herein by reference and made a part of this Agreement.

Section 9.8   Assignment, Merger Sub.   This Agreement shall not be assigned by operation of Law or otherwise, except that each of Buyer, Holdings and Merger Sub may assign all or any of its rights hereunder to any Subsidiary of Buyer or any Affiliate thereof; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that no such transfer shall be deemed to constitute a breach of Section 4.7 or the last sentence of Section 4.1.

Section 9.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 6.9 and 6.10 (but only as it relates to actions taken, or failure to take action, of the Board of Directors of Buyer).

Section 9.10   Governing Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts to be performed entirely within such state, including all matters of construction, validity and performance, except for mandatorily applicable provisions of the DGCL. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 9.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

Section 9.11   Counterparts; Facsimile Delivery.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12   Enforcement of Agreement.   The parties acknowledge that neither party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company, on the one hand, or Buyer, Holdings and/or Merger Sub, on the other hand, or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any breach of this Agreement by Buyer, Holdings and/or Merger Sub shall be the remedies set forth in Section 8.3(d) (as limited by Section 8.3(h)), to the extent applicable; and the sole and exclusive remedy of Buyer, Holdings and Merger Sub with respect to any breach of this Agreement by the Company shall be the remedies set forth in Section 8.3(b) and Section 8.3(c) (as limited by Section 8.3(g)), to the extent applicable; provided, however, the parties to this Agreement agree that (i) irreparable damage to Buyer, Holdings and Merger Sub would occur in the event that the Company fails to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement if the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied (or waived by the Company), including, without limitation, Buyer, Holdings and/or Merger Sub shall have obtained the Financing (or replacements thereof) sufficient to consummate the Merger and the other transactions contemplated by this Agreement by the end of the Marketing Period, so therefore, Buyer, Holdings and Merger Sub will be entitled to, at their option, an injunction to cause the Company to consummate, and an injunction to prevent the Company from not consummating, the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement in any court of the United States or any state having jurisdiction; and (ii) irreparable damage to the Company and its Subsidiaries would occur in the event that Buyer, Holdings and/or Merger Sub breaches Section 6.3(b), Section 6.7, Section 6.12, Section 6.13(c) or Section 6.14 and, therefore, the Company will be entitled to injunctions to prevent breaches of Section 6.3(b), Section 6.7, Section 6.12, Section 6.13(c) or Section 6.14 in any court of the United States or any state having jurisdiction.

Section 9.13   Attorneys’ Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.14   Waiver of Jury Trial.   EACH OF BUYER, HOLDINGS, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Holdings, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

KAR HOLDINGS II, LLC
By:	/s/ JAMES J. CONNORS, II
Name: James J. Connors, II
Title: Manager
KAR HOLDINGS, INC.
By:	/s/ JAMES J. CONNORS, II
Name: James J. Connors, II
Title: Vice President
KAR ACQUISITION, INC.
By:	/s/ JAMES J. CONNORS, II
Name: James J. Connors, II
Title: Vice President
ADESA, INC.
By:	/s/ DAVID G. GARTZKE
Name: David G. Gartzke
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B-1

LIMITED GUARANTEE
OF
GS CAPITAL PARTNERS VI, L.P.

LIMITED GUARANTEE, dated as of December 22, 2006 (this “Limited Guarantee”), by GS Capital Partners VI, L.P. (together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG) (“Guarantor”), in favor of ADESA, INC., a Delaware corporation (the “Company”). On the date hereof, the Company has entered into guarantees (the “Other Guarantees”) with (i) ValueAct Capital Master Fund, L.P., (ii) Parthenon Investors II, L.P. and Insurance Auto Auctions, Inc. and (iii) Kelso Investment Associates, VII, L.P. and Insurance Auto Auctions, Inc. (collectively, the “Other Guarantors”) on substantially similar terms, except as otherwise expressly provided therein. Any capitalized term not otherwise defined herein shall be as defined in the Merger Agreement (as defined below).

1.          LIMITED GUARANTEE.   To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, KAR Holdings II, LLC, a limited liability company (“Buyer”), KAR Holdings, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”) and KAR Acquisition, Inc, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub” and together with Buyer and Holdings, the “Buyer Parties”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the prompt and complete payment, if and when due of 34.3373% (the “Guaranteed Percentage”) of the obligations of the Buyer Parties pursuant to and in accordance with: (i) Section 8.3(d)(i) of the Merger Agreement with respect to the Buyer Termination Fee; (ii) Section 8.3(d)(ii) of the Merger Agreement with respect to the reimbursement of the Company Transaction Expenses; and (iii) Section 8.3(d)(iii) of the Merger Agreement with respect to the reimbursement of the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses (the Guaranteed Percentage of the payment obligations identified in clauses (i) through (iii) above, are collectively referred to herein as the “Obligations”); provided, that, notwithstanding anything herein to the contrary, in the event that Guarantor has actually paid the Guaranteed Percentage of the Buyer Termination Fee pursuant to clause (i) above or the Guaranteed Percentage of the Company Transaction Expenses pursuant to clause (ii) above, Guarantor shall have no payment obligation with respect to the Company Financing Fees and Expenses or the Credit Facility Fees and Expenses referenced in clause (iii) above; and provided, further that the maximum aggregate amount payable by the Guarantor under this Limited Guarantee (exclusive of any amounts required to be paid by Guarantor pursuant to and in accordance with Section 16 hereof (the “Prevailing Party Costs”)) shall not exceed the aggregate of Thirteen Million Seven Hundred Thirty Four Thousand and Nine Hundred Forty U.S. Dollars (U.S.$13,734,940) (the “Cap”); it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, more than the Cap, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein. Should either of the Buyer Parties default in the prompt and complete payment or performance of the Obligations, the Guarantor’s obligations hereunder shall become immediately due and payable to the Company. The Company shall provide Buyer and Guarantor with reasonable documentation, as applicable, of the Company Financing Fees and Expenses and the Company Transaction Expenses and shall use reasonable best efforts to provide Buyer with reasonable documentation of the Credit Facility Fees and Expenses. All sums payable by the Guarantor hereunder shall be made in immediately available funds. The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or any Other Guarantor or whether one or both of the Buyer Parties or any Other Guarantor is joined in any such action or actions. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of any Other Guarantor under any Other Guarantee shall be several and not joint.

2.          NATURE OF LIMITED GUARANTEE.

(a)        The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs) as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility. Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Buyer Parties could assert against the Company under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of any Buyer Party or any of the Other Guarantors, or any defense based upon a claim of fraudulent conveyance and similar laws of general applicability relating to creditors rights; and (ii) to the extent the Buyer Parties are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 8.3(d) of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

(b)        The Company hereby acknowledges and agrees that, as of the date hereof, each of the Buyer Parties’ sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to the Buyer Parties, except as contemplated by the Merger Agreement in connection with the Closing.

(c)        Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company covenants and agrees that (i) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under the Merger Agreement or the transactions contemplated thereby, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantor or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, or by or through a claim by or on behalf of the Buyer Parties (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Commitment Letters) (the “Released Claims”), except for its rights to recover from the Guarantor (but not any Sponsor Affiliate, under and to the extent provided in this Limited Guarantee (subject to the limitations described herein)), and its rights against the Other Guarantors pursuant to the terms of the Other Guarantees; and (ii) recourse against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors pursuant to the Other Guarantees shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Guarantor and each Sponsor Affiliate in respect of any liabilities or obligations arising under the Merger Agreement or the transactions contemplated thereby. For purposes of this Limited Guarantee, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing; provided, that, if the Person is an Other Guarantor, such Person shall also have such obligations to Company as are set forth in the Other Guarantee of such Person.

(d)        The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under the Merger Agreement or the transactions contemplated thereby, against the Guarantor or the Sponsor Affiliates except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein), any claims against any Sponsor Affiliate that is an Other Guarantor under an Other Guarantee, any claims for equitable relief permitted under Section 9.12 of the Merger Agreement, or any claims permitted under the Confidentiality Agreement.

(e)        The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Sections 2(b) through (e). Sections 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guarantee.

3.          CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.   The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties or any Other Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties or any Other Guarantor, on the other hand, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties or any Other Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Other Guarantee, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of the Buyer Parties to the extent expressly required by the Merger Agreement or to the prior written consent of any of the applicable Other Guarantors, to the extent expressly required by any of the Other Guarantees); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of the Buyer Parties to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantor may have at any time against one or both of the Buyer Parties, any Other Guarantor or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer Parties and Skadden, Arps, Slate, Meagher & Flom LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee). The Guarantor hereby unconditionally and irrevocably agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.          NO SUBROGATION.   The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or both of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantor shall have the right to cause any other Person to satisfy its payment obligations to the Company under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantor of its obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.

5.          NO WAIVER; CUMULATIVE RIGHTS.   No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy or power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.          REPRESENTATIONS AND WARRANTIES.   The Guarantor hereby represents and warrants that:

(a)        the Guarantor has full limited partnership or limited liability company, as the case may be, power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, and the execution, delivery and performance of this Limited Guarantee by Guarantor has been duly authorized by all necessary limited partnership or limited liability company, as the case may be, action on the part of Guarantor;

(b)        this Limited Guarantee is the valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)        no further approval of the Guarantor’s board of directors, managers, members, partners, stockholders or other security holders is required for the execution, delivery and performance of this Limited Guarantee by the Guarantor and the execution, delivery and performance of this Limited Guarantee by the Guarantor do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its assets;

(d)        all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guarantee; and

(e)        The Guarantor will have, at the time the guaranty delivered by The Goldman Sachs Group, Inc. to the Company and dated as of the date hereof terminates, the financial capacity, pursuant to its uncalled capital commitments, to pay and perform all of its obligations under this Limited Guarantee, and to fulfill its Obligations under this Limited Guarantee (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7.          CONTINUING GUARANTEE; TERMINATION.   This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guarantee have been irrevocably paid in full. Notwithstanding the foregoing and subject to the proviso below, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation; provided, that if the Company commences an action with respect to this Limited Guarantee in a court of competent jurisdiction, this Limited Guarantee shall remain in full force and effect until the final resolution of such action. Notwithstanding the foregoing, in the event that the Company, any of its Subsidiaries or Affiliates asserts in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantor to the Cap plus the Prevailing Party Costs, or the provisions of Sections 2(a), 2(c), 2(d), 7, 9, 10, 11, 16, 17 and the third to last sentence of Section 3 of this Limited Guarantee, are illegal, invalid or unenforceable in whole or in part, or that the Guarantor is liable for amounts in excess of its Obligations hereunder (plus Prevailing Party Costs) as a result of the Merger Agreement or this Limited Guarantee (which shall include, without limitation, any losses, damages, obligations or liabilities suffered as a result of the Merger Agreement and the transactions contemplated thereby (including the termination of the Merger Agreement or the breach of the Merger Agreement by the Buyer Parties)) or (2) that the Guarantor, any Sponsor Affiliate, or any Buyer Party is liable for any losses, damages, obligations or liabilities suffered as a result of this Limited Guarantee or the Merger Agreement and the transactions contemplated thereby (including as a result of the termination of the Merger Agreement, any breach of the Merger Agreement by the Buyer Parties or the failure of the transactions contemplated by the Merger Agreement to be consummated) other than liability of the Guarantor under this Limited Guarantee and the Other Guarantors under the Other Guarantees (as limited by the provisions hereof and thereof), then (x) the Obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payment under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither the Guarantor nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

8.          NOTICES.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to Guarantor:
c/o GS Capital Partners
85 Broad Street
New York, NY 10004
Attention: Sanjeev Mehra
Facsimile: (212) 357-5505
with copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Robert C. Schwenkel
Andrew J Colosimo
Facsimile: (212) 859-4000
(b)	If to the Company:
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032
Attention: George J. Lawrence
Facsimile No.: (317) 249-4505
Telephone No.: (317) 249-4255
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Robert S. Townsend
Facsimile No.: (415) 268-7522
Telephone No.: (415) 268-7080

9.          AMENDMENT.   This Limited Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

10.        SEVERABILITY.   If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.

11.        ENTIRE AGREEMENT.   This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

12.        ASSIGNMENT.   Neither the Company nor the Guarantor may assign its rights, interests or obligations under this Limited Guarantee to any other Person (except by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided, that (i) the Guarantor may assign all or a portion of its rights or obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Guarantor, and (ii) if a portion of the Guarantor’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided, however, that no such assignment shall relieve the Guarantor of its Obligations hereunder, unless otherwise agreed in writing by the Company.

13.        PARTIES IN INTEREST.   This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guarantee, except with respect to an assignee permitted by Section 12 hereof.

14.          GOVERNING LAW; JURISDICTION.   This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except for mandatorily applicable provisions of the Delaware General Corporation Law. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

15.          COUNTERPARTS; FACSIMILE DELIVERY.   This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.          COSTS AND EXPENSES.   In any action at law or suit in equity to enforce this Limited Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Any payment by the Guarantor under this Section 16 shall not reduce, limit or otherwise affect the other obligations of the Guarantor hereunder or be counted towards the Cap.

17.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GS CAPITAL PARTNERS VI, L.P.
BY: GS ADVISORS VI, L.L.C., ITS GENERAL PARTNER
By:	/s/ SANJEEV K. MEHRA
	Name:	Sanjeev K. Mehra
	Title:	Managing Director

Accepted and Agreed to:
ADESA, INC.
By:	/s/ DAVID G. GARTZKE
	Name:	David G. Gartzke
	Title:	Chairman and Chief Executive Officer

ANNEX B-2

Limited Guarantee
of
Kelso Investment Associates VII, L.P.
and
Insurance Auto Auctions, Inc.

Limited Guarantee, dated as of December 22, 2006 (this “Limited Guarantee”), by Kelso Investment Associates VII, L.P. (“Kelso”) and Insurance Auto Auctions, Inc. (“IAAI” and together with Kelso, the “Guarantors”), in favor of ADESA, INC., a Delaware corporation (the “Company”).  On the date hereof, the Company has entered into guarantees (the “Other Guarantees”) with (i) ValueAct Capital Master Fund, L.P., (ii) GS Capital Partners VI, L.P. (together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG) and (iii) Parthenon Investors II, L.P. and Insurance Auto Auctions, Inc. (collectively, the “Other Guarantors”) on substantially similar terms, except as otherwise expressly provided therein.  Any capitalized term not otherwise defined herein shall be as defined in the Merger Agreement (as defined below).

1.          LIMITED GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, KAR Holdings II, LLC, a limited liability company (“Buyer”), KAR Holdings, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”) and KAR Acquisition, Inc, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub” and together with Buyer and Holdings, the “Buyer Parties”), the Guarantors, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the prompt and complete payment, if and when due of 29.5181% (the “Guaranteed Percentage”) of the obligations of the Buyer Parties pursuant to and in accordance with: (i) Section 8.3(d)(i) of the Merger Agreement with respect to the Buyer Termination Fee; (ii) Section 8.3(d)(ii) of the Merger Agreement with respect to the reimbursement of the Company Transaction Expenses; and (iii) Section 8.3(d)(iii) of the Merger Agreement with respect to the reimbursement of the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses (the Guaranteed Percentage of the payment obligations identified in clauses (i) through (iii) above, are collectively referred to herein as the “Obligations”); provided, that, notwithstanding anything herein to the contrary, in the event that the Guarantors have actually paid the Guaranteed Percentage of the Buyer Termination Fee pursuant to clause (i) above or the Guaranteed Percentage of the Company Transaction Expenses pursuant to clause (ii) above, the Guarantors shall have no payment obligation with respect to the Company Financing Fees and Expenses or the Credit Facility Fees and Expenses referenced in clause (iii) above; and provided, further that the maximum aggregate amount payable by the Guarantors under this Limited Guarantee (exclusive of any amounts required to be paid by the Guarantors pursuant to and in accordance with Section 16 hereof (the “Prevailing Party Costs”)) shall not exceed the aggregate of Eleven Million Eight Hundred Seven Thousand and Two Hundred and Twenty Nine U.S. Dollars (U.S.$ 11,807,229) (the “Cap”); it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap.  Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantors be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, more than the Cap, and that the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein.  Should either of the Buyer Parties default in the prompt and complete payment or performance of the Obligations, the Guarantors’ obligations hereunder shall become immediately due and payable to the Company.  The Company shall provide Buyer and the Guarantors with reasonable documentation, as applicable, of the Company Financing Fees and Expenses and the Company Transaction Expenses and shall use reasonable best efforts to provide Buyer with reasonable documentation of the Credit Facility Fees and Expenses.  All sums payable by the Guarantors hereunder shall be made in immediately available funds.  The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or any Other Guarantor or whether one or both of the Buyer Parties or any Other Guarantor is joined in any such action or actions.  Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations (i) of the Guarantors under this Limited Guarantee shall be joint and several and (ii) of any Other Guarantor under any Other Guarantee shall be several and not joint.

2.          Nature of Limited Guarantee.

(a)        The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs) as if such payment had not been made (subject to the terms hereof).  This is an unconditional guarantee of payment and not of collectibility.  Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) the Guarantors may assert, as a defense to any payment or performance by the Guarantors under this Limited Guarantee, any defense to such payment or performance that the Buyer Parties could assert against the Company under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of any Buyer Party or any of the Other Guarantors, or any defense based upon a claim of fraudulent conveyance and similar laws of general applicability relating to creditors rights; and (ii) to the extent the Buyer Parties are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 8.3(d) of the Merger Agreement, the Guarantors shall be similarly relieved of their Obligations under this Limited Guarantee.

(b)        The Company hereby acknowledges and agrees that, as of the date hereof, each of the Buyer Parties’ sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to the Buyer Parties, except as contemplated by the Merger Agreement in connection with the Closing.

(c)        Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that either of the Guarantors may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company covenants and agrees that (i) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under the Merger Agreement or the transactions contemplated thereby, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantors or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, or by or through a claim by or on behalf of any Buyer Party (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Commitment Letters) (the “Released Claims”), except for its rights to recover from the Guarantors (but not any Sponsor Affiliate, under and to the extent provided in this Limited Guarantee (subject to the limitations described herein)), and its rights against the Other Guarantors pursuant to the terms of the Other Guarantees; and (ii) recourse against the Guarantors under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors pursuant to the Other Guarantees shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Guarantors and each Sponsor Affiliate in respect of any liabilities or obligations arising under the Merger Agreement or the transactions contemplated thereby. For purposes of this Limited Guarantee, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing; provided, that, if the Person is an Other Guarantor, such Person shall also have such obligations to Company as are set forth in the Other Guarantee of such Person.

(d)        The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under the Merger Agreement or the transactions contemplated thereby, against the Guarantors or the Sponsor Affiliates except for claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein), any claims against any Sponsor Affiliate that is an Other Guarantor under an Other Guarantee, any claims for equitable relief permitted under Section 9.12 of the Merger Agreement, or any claims permitted under the Confidentiality Agreement.

(e)        The Company acknowledges that the Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Sections 2(b) through (e). Sections 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guarantee.

3.          Changes in Obligations; Certain Waivers.  The Guarantors agree that the Company may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties or any Other Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties or any Other Guarantor, on the other hand, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee.  The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties or any Other Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Other Guarantee, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of the Buyer Parties to the extent expressly required by the Merger Agreement or to the prior written consent of any of the applicable Other Guarantors, to the extent expressly required by any of the Other Guarantees); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of the Buyer Parties to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantors may have at any time against one or both of the Buyer Parties, any Other Guarantor or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations.  To the fullest extent permitted by Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer Parties and Skadden, Arps, Slate, Meagher & Flom LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).  The Guarantors hereby unconditionally and irrevocably agree that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law).  The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.          No Subrogation.  The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or more of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from one or more of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantors shall have the right to cause any other Person to satisfy its payment obligations to the Company under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantors of their obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash.  If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.

5.          No Waiver; Cumulative Rights.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy or power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.          Representations and Warranties.  Each of the Guarantors hereby represents and warrants that:

(a)        such Guarantor has full corporate or limited partnership, as the case may be, power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, and the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly authorized by all necessary corporate or limited partnership, as the case may be, action on the part of such Guarantor;

(b)        this Limited Guarantee is the valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)        no further approval of the board of directors, managers, members, partners, stockholders or other security holders of such Guarantor is required for the execution, delivery and performance of this Limited Guarantee by such Guarantor and the execution, delivery and performance of this Limited Guarantee by such Guarantor does not contravene any provision of such Guarantors’ organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or any of its assets;

(d)        all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guarantee; and

(e)        such Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7.          Continuing Guarantee; Termination.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guarantee have been irrevocably paid in full.  Notwithstanding the foregoing and subject to the proviso below, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation; provided, that if the Company commences an action with respect to this Limited Guarantee in a court of competent jurisdiction, this Limited Guarantee shall remain in full force and effect until the final resolution of such action.  Notwithstanding the foregoing, in the event that the Company, any of its Subsidiaries or Affiliates asserts in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Cap plus the Prevailing Party Costs, or the provisions of Sections 2(a), 2(c), 2(d), 7, 9, 10, 11, 16, 17 and the third to last sentence of Section 3 of this Limited Guarantee, are illegal, invalid or unenforceable in whole or in part, or that the Guarantors are liable, jointly and severally, for amounts in excess of their Obligations hereunder (plus Prevailing Party Costs) as a result of the Merger Agreement or this Limited Guarantee (which shall include, without limitation, any losses, damages, obligations or liabilities suffered as a result of the Merger Agreement and the transactions contemplated thereby (including the termination of the Merger Agreement or the breach of the Merger Agreement by the Buyer Parties)) or (2) that the Guarantors, any Sponsor Affiliate, or any Buyer Party is liable for any losses, damages, obligations or liabilities suffered as a result of this Limited Guarantee or the Merger Agreement and the transactions contemplated thereby (including as a result of the termination of the Merger Agreement, any breach of the Merger Agreement by the Buyer Parties or the failure of the transactions contemplated by the Merger Agreement to be consummated) other than liability of the Guarantors under this Limited Guarantee and the Other Guarantors under the Other Guarantees (as limited by the provisions hereof and thereof), then (x) the Obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantors have previously made any payment under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither of the Guarantors nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

8.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to Kelso:
c/o Kelso & Company
320 Park Ave., 24th Floor
New York, NY 10022
Attention: James J. Connors, II, Esq.
Facsimile No.: (212) 223-2379
Telephone No.: (212) 751-3939
With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Lou R. Kling, Esq.
Facsimile No.: (917) 777-3000
Telephone No.: (212) 735-3000
(b)	If to IAAI:
Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Attention: Sidney L. Kerley, Esq.
Facsimile No.: (708) 492-7369
Telephone No.: (708) 492-7558
With a copy (which shall not constitute notice) to:
Kelso & Company
320 Park Ave., 24th Floor
New York, NY 10022
Attention: James J. Connors, II, Esq.
Facsimile No.: (212) 223-2379

Telephone No.: (212) 751-3939
(b)	If to the Company:
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032
Attention: George J. Lawrence
Facsimile No.: (317) 249-4505
Telephone No.: (317) 249-4255
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Robert S. Townsend
Facsimile No.: (415) 268-7522
Telephone No.: (415) 268-7080

9.          Amendment.  This Limited Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

10.        Severability.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.

11.        Entire Agreement.  This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

12.        Assignment.  Neither the Company nor the Guarantors may assign their rights, interests or obligations under this Limited Guarantee to any other Person (except by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company); provided, that (i) each of the Guarantors may assign all or a portion of its rights or obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of such Guarantor, as applicable, and (ii) if a portion of Kelso’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided, however, that no such assignment shall relieve the Guarantors of its Obligations hereunder, unless otherwise agreed in writing by the Company.

13.        Parties in Interest.  This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guarantee, except with respect to an assignee permitted by Section 12 hereof.

14.        Governing Law; Jurisdiction.  This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except for mandatorily applicable provisions of the Delaware General Corporation Law.  Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court.  Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.  The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

15.        Counterparts; Facsimile Delivery.  This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.        Costs and Expenses.  In any action at law or suit in equity to enforce this Limited Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Any payment by the Guarantors under this Section 16 shall not reduce, limit or otherwise affect the other obligations of the Guarantors hereunder or be counted towards the Cap.

17.        WAIVER OF JURY TRIAL.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Limited guarantee or any of the transactions contemplated hereby.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Guarantors and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

KELSO INVESTMENT ASSOCIATES VII, L.P.
By:	Kelso GP VII, L.P., the general partner
By:	Kelso GP VII, LLC, its general partner
By:	/s/ James J. Connors, II
	Name:	James J. Connors, II
	Title:	Managing Member

INSURANCE AUTO AUCTIONS, INC.
By:	/s/ Sidley L. Kerley
	Name:	Sidley L. Kerley
	Title:	Vice President and General Counsel

Accepted and Agreed to:
ADESA, Inc.
By:	/s/ David G. Gartzke
	Name:	David G. Gartzke
	Title:	Chairman and Chief Executive Officer

ANNEX B-3

Limited Guarantee
of
Parthenon Investors II, L.P.
and
Insurance Auto Auctions, Inc.

Limited Guarantee, dated as of December 22, 2006 (this “Limited Guarantee”), by Parthenon Investors II, L.P. (“Parthenon”) and Insurance Auto Auctions, Inc. (“IAAI” and together with Parthenon, the “Guarantors”), in favor of ADESA, INC., a Delaware corporation (the “Company”).  On the date hereof, the Company has entered into guarantees (the “Other Guarantees”) with (i) ValueAct Capital Master Fund, L.P., (ii) GS Capital Partners VI, L.P. (together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG) and (iii) Kelso Investment Associates VII, L.P. and Insurance Auto Auctions, Inc. (collectively, the “Other Guarantors”) on substantially similar terms, except as otherwise expressly provided therein.  Any capitalized term not otherwise defined herein shall be as defined in the Merger Agreement (as defined below).

1.          Limited Guarantee.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, KAR Holdings II, LLC, a limited liability company (“Buyer”), KAR Holdings, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”) and KAR Acquisition, Inc, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub” and together with Buyer and Holdings, the “Buyer Parties”), the Guarantors, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the prompt and complete payment, if and when due of 7.8313% (the “Guaranteed Percentage”) of the obligations of the Buyer Parties pursuant to and in accordance with: (i) Section 8.3(d)(i) of the Merger Agreement with respect to the Buyer Termination Fee; (ii) Section 8.3(d)(ii) of the Merger Agreement with respect to the reimbursement of the Company Transaction Expenses; and (iii) Section 8.3(d)(iii) of the Merger Agreement with respect to the reimbursement of the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses (the Guaranteed Percentage of the payment obligations identified in clauses (i) through (iii) above, are collectively referred to herein as the “Obligations”); provided, that, notwithstanding anything herein to the contrary, in the event that the Guarantors have actually paid the Guaranteed Percentage of the Buyer Termination Fee pursuant to clause (i) above or the Guaranteed Percentage of the Company Transaction Expenses pursuant to clause (ii) above, the Guarantors shall have no payment obligation with respect to the Company Financing Fees and Expenses or the Credit Facility Fees and Expenses referenced in clause (iii) above; and provided, further that the maximum aggregate amount payable by the Guarantors under this Limited Guarantee (exclusive of any amounts required to be paid by the Guarantors pursuant to and in accordance with Section 16 hereof (the “Prevailing Party Costs”)) shall not exceed the aggregate of Three Million One Hundred Thirty Two Thousand and Five Hundred Thirty U.S. Dollars (U.S.$ 3,132,530) (the “Cap”); it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap.  Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantors be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, more than the Cap, and that the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein.  Should either of the Buyer Parties default in the prompt and complete payment or performance of the Obligations, the Guarantors’ obligations hereunder shall become immediately due and payable to the Company.  The Company shall provide Buyer and the Guarantors with reasonable documentation, as applicable, of the Company Financing Fees and Expenses and the Company Transaction Expenses and shall use reasonable best efforts to provide Buyer with reasonable documentation of the Credit Facility Fees and Expenses.  All sums payable by the Guarantors hereunder shall be made in immediately available funds.  The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or any Other Guarantor or whether one or both of the Buyer Parties or any Other Guarantor is joined in any such action or actions.  Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations (i) of the Guarantors under this Limited Guarantee shall be joint and several, and (ii) of any Other Guarantor under any Other Guarantee shall be several and not joint.

2.          Nature of Limited Guarantee.

(a)        The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs) as if such payment had not been made (subject to the terms hereof).  This is an unconditional guarantee of payment and not of collectibility.  Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) the Guarantors may assert, as a defense to any payment or performance by the Guarantors under this Limited Guarantee, any defense to such payment or performance that the Buyer Parties could assert against the Company under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of any Buyer Party or any of the Other Guarantors, or any defense based upon a claim of fraudulent conveyance and similar laws of general applicability relating to creditors rights; and (ii) to the extent the Buyer Parties are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 8.3(d) of the Merger Agreement, the Guarantors shall be similarly relieved of their Obligations under this Limited Guarantee.

(b)        The Company hereby acknowledges and agrees that, as of the date hereof, each of the Buyer Parties’ sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to the Buyer Parties, except as contemplated by the Merger Agreement in connection with the Closing.

(c)        Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that either of the Guarantors may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company covenants and agrees that (i) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under the Merger Agreement or the transactions contemplated thereby, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantors or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, or by or through a claim by or on behalf of any Buyer Party (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Commitment Letters) (the “Released Claims”), except for its rights to recover from the Guarantors (but not any Sponsor Affiliate, under and to the extent provided in this Limited Guarantee (subject to the limitations described herein)), and its rights against the Other Guarantors pursuant to the terms of the Other Guarantees; and (ii) recourse against the Guarantors under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors pursuant to the Other Guarantees shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Guarantors and each Sponsor Affiliate in respect of any liabilities or obligations arising under the Merger Agreement or the transactions contemplated thereby. For purposes of this Limited Guarantee, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing; provided, that, if the Person is an Other Guarantor, such Person shall also have such obligations to Company as are set forth in the Other Guarantee of such Person.

(d)        The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under the Merger Agreement or the transactions contemplated thereby, against the Guarantors or the Sponsor Affiliates except for claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein), any claims against any Sponsor Affiliate that is an Other Guarantor under an Other Guarantee, any claims for equitable relief permitted under Section 9.12 of the Merger Agreement, or any claims permitted under the Confidentiality Agreement.

(e)        The Company acknowledges that the Guarantors are agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Sections 2(b) through (e). Sections 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guarantee.

3.          Changes in Obligations; Certain Waivers.  The Guarantors agree that the Company may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties or any Other Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties or any Other Guarantor, on the other hand, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee.  The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties or any Other Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Other Guarantee, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of the Buyer Parties to the extent expressly required by the Merger Agreement or to the prior written consent of any of the applicable Other Guarantors, to the extent expressly required by any of the Other Guarantees); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of the Buyer Parties to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantors may have at any time against one or both of the Buyer Parties, any Other Guarantor or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations.  To the fullest extent permitted by Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer Parties and Skadden, Arps, Slate, Meagher & Flom LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).  The Guarantors hereby unconditionally and irrevocably agree that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law).  The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.          No Subrogation.  The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or more of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from one or more of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantors shall have the right to cause any other Person to satisfy its payment obligations to the Company under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantors of their obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash.  If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.

5.          No Waiver; Cumulative Rights.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy or power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.          Representations and Warranties.  Each of the Guarantors hereby represents and warrants that:

(a)        such Guarantor has full corporate or limited partnership, as the case may be, power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, and the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly authorized by all necessary corporate or limited partnership, as the case may be, action on the part of such Guarantor;

(b)        this Limited Guarantee is the valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)        no further approval of the board of directors, managers, members, partners, stockholders or other security holders of such Guarantor is required for the execution, delivery and performance of this Limited Guarantee by such Guarantor and the execution, delivery and performance of this Limited Guarantee by such Guarantor does not contravene any provision of such Guarantors’ organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or any of its assets;

(d)        all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guarantee; and

(e)        such Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7.          Continuing Guarantee; Termination.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guarantee have been irrevocably paid in full.  Notwithstanding the foregoing and subject to the proviso below, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation; provided, that if the Company commences an action with respect to this Limited Guarantee in a court of competent jurisdiction, this Limited Guarantee shall remain in full force and effect until the final resolution of such action.  Notwithstanding the foregoing, in the event that the Company, any of its Subsidiaries or Affiliates asserts in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Cap plus the Prevailing Party Costs, or the provisions of Sections 2(a), 2(c), 2(d), 7, 9, 10, 11, 16, 17 and the third to last sentence of Section 3 of this Limited Guarantee, are illegal, invalid or unenforceable in whole or in part, or that the Guarantors are liable, jointly and severally, for amounts in excess of their Obligations hereunder (plus Prevailing Party Costs) as a result of the Merger Agreement or this Limited Guarantee (which shall include, without limitation, any losses, damages, obligations or liabilities suffered as a result of the Merger Agreement and the transactions contemplated thereby (including the termination of the Merger Agreement or the breach of the Merger Agreement by the Buyer Parties)) or (2) that the Guarantors, any Sponsor Affiliate, or any Buyer Party is liable for any losses, damages, obligations or liabilities suffered as a result of this Limited Guarantee or the Merger Agreement and the transactions contemplated thereby (including as a result of the termination of the Merger Agreement, any breach of the Merger Agreement by the Buyer Parties or the failure of the transactions contemplated by the Merger Agreement to be consummated) other than liability of the Guarantors under this Limited Guarantee and the Other Guarantors under the Other Guarantees (as limited by the provisions hereof and thereof), then (x) the Obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantors have previously made any payment under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither of the Guarantors nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

8.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to Parthenon:
Parthenon Investors II, L.P.
c/o Parthenon Capital
75 State Street, 26th Floor
Boston, MA 02109
Attn: David Ament
Tel: (617) 960-4088
Fax: (617) 960-4010
With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn: Jeffrey Seifman, P.C.
Tel: 312-861-2201
Fax: 312-660-0351
(b)	If to IAAI:
Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Attention: Sidney L. Kerley, Esq.
Facsimile No.: (708) 492-7369
Telephone No.: (708) 492-7558
With a copy (which shall not constitute notice) to:
Kelso & Company
320 Park Ave., 24th Floor
New York, NY 10022
Attention: James J. Connors, II, Esq.

Facsimile No.: (212) 223-2379
Telephone No.: (212) 751-3939
(b)	If to the Company:
ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032
Attention: George J. Lawrence
Facsimile No.: (317) 249-4505
Telephone No.: (317) 249-4255
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Robert S. Townsend
Facsimile No.: (415) 268-7522
Telephone No.: (415) 268-7080

9.          Amendment.  This Limited Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

10.        Severability.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.

11.        Entire Agreement.  This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

12.        Assignment.  Neither the Company nor the Guarantors may assign their rights, interests or obligations under this Limited Guarantee to any other Person (except by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company); provided, that (i) each of the Guarantors may assign all or a portion of its rights or obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of such Guarantor, as applicable, and (ii) if a portion of Parthenon’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided, however, that no such assignment shall relieve the Guarantors of its Obligations hereunder, unless otherwise agreed in writing by the Company.

13.        Parties in Interest.  This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guarantee, except with respect to an assignee permitted by Section 12 hereof.

14.        Governing Law; Jurisdiction.  This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except for mandatorily applicable provisions of the Delaware General Corporation Law.  Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court.  Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.  The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

15.        Counterparts; Facsimile Delivery.  This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.        Costs and Expenses.  In any action at law or suit in equity to enforce this Limited Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Any payment by the Guarantors under this Section 16 shall not reduce, limit or otherwise affect the other obligations of the Guarantors hereunder or be counted towards the Cap.

17.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Guarantors and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

PARTHENON INVESTORS II, L.P.
By:	PCap Partners II, LLC, its General Partner
By:	PCap II, LLC, its Managing Member
By:	/s/ John C. Rutherford
	Name:	John C. Rutherford
	Title:	Managing Member

INSURANCE AUTO AUCTIONS, INC.
By:	/s/ Sidley L. Kerley
	Name:	Sidley L. Kerley
	Title:	Vice President and General Counsel

Accepted and Agreed to:
ADESA, Inc.
By:	/s/ George J. Lawrence
	Name:	George J. Lawrence
	Title:	Executive Vice President, General Counsel and Secretary

ANNEX B-4

Limited Guarantee
of
ValueAct Capital Master Fund, L.P.

Limited Guarantee, dated as of December 22, 2006 (this “Limited Guarantee”), by ValueAct Capital Master Fund, L.P. (“Guarantor”), in favor of ADESA, INC., a Delaware corporation (the “Company”). On the date hereof, the Company has entered into guarantees (the “Other Guarantees”) with (i) GS Capital Partners VI, L.P. (together with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmbH & Co. KG), (ii) Parthenon Investors II, L.P. and Insurance Auto Auctions, Inc. and (iii) Kelso Investment Associates, VII, L.P. and Insurance Auto Auctions, Inc. (collectively, the “Other Guarantors”) on substantially similar terms, except as otherwise expressly provided therein. Any capitalized term not otherwise defined herein shall be as defined in the Merger Agreement (as defined below).

1.          Limited Guarantee.   To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, KAR Holdings II, LLC, a limited liability company (“Buyer”), KAR Holdings, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”) and KAR Acquisition, Inc, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub” and together with Buyer and Holdings, the “Buyer Parties”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the prompt and complete payment, if and when due of 28.3133% (the “Guaranteed Percentage”) of the obligations of the Buyer Parties pursuant to and in accordance with: (i) Section 8.3(d)(i) of the Merger Agreement with respect to the Buyer Termination Fee; (ii) Section 8.3(d)(ii) of the Merger Agreement with respect to the reimbursement of the Company Transaction Expenses; and (iii) Section 8.3(d)(iii) of the Merger Agreement with respect to the reimbursement of the Company Financing Fees and Expenses and the Credit Facility Fees and Expenses (the Guaranteed Percentage of the payment obligations identified in clauses (i) through (iii) above, are collectively referred to herein as the “Obligations”); provided, that, notwithstanding anything herein to the contrary, in the event that Guarantor has actually paid the Guaranteed Percentage of the Buyer Termination Fee pursuant to clause (i) above or the Guaranteed Percentage of the Company Transaction Expenses pursuant to clause (ii) above, Guarantor shall have no payment obligation with respect to the Company Financing Fees and Expenses or the Credit Facility Fees and Expenses referenced in clause (iii) above; and provided, further that the maximum aggregate amount payable by the Guarantor under this Limited Guarantee (exclusive of any amounts required to be paid by Guarantor pursuant to and in accordance with Section 16 hereof (the “Prevailing Party Costs”)) shall not exceed the aggregate of Eleven Million Three Hundred Twenty Five Thousand and Three Hundred One U.S. Dollars (U.S.$11,325,301) (the “Cap”); it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, more than the Cap, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein. Should either of the Buyer Parties default in the prompt and complete payment or performance of the Obligations, the Guarantor’s obligations hereunder shall become immediately due and payable to the Company. The Company shall provide Buyer and Guarantor with reasonable documentation, as applicable, of the Company Financing Fees and Expenses and the Company Transaction Expenses and shall use reasonable best efforts to provide Buyer with reasonable documentation of the Credit Facility Fees and Expenses. All sums payable by the Guarantor hereunder shall be made in immediately available funds. The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or any Other Guarantor or whether one or both of the Buyer Parties or any Other Guarantor is joined in any such action or actions. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of any Other Guarantor under any Other Guarantee shall be several and not joint.

2.          Nature of Limited Guarantee.

(a)        The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs) as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility. Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Buyer Parties could assert against the Company under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of any Buyer Party or any of the Other Guarantors, or any defense based upon a claim of fraudulent conveyance and similar laws of general applicability relating to creditors rights; and (ii) to the extent the Buyer Parties are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 8.3(d) of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

(b)        The Company hereby acknowledges and agrees that, as of the date hereof, each of the Buyer Parties’ sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to the Buyer Parties, except as contemplated by the Merger Agreement in connection with the Closing.

(c)        Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company covenants and agrees that (i) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under the Merger Agreement or the transactions contemplated thereby, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantor or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, or by or through a claim by or on behalf of the Buyer Parties (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Commitment Letters) (the “Released Claims”), except for its rights to recover from the Guarantor (but not any Sponsor Affiliate, under and to the extent provided in this Limited Guarantee (subject to the limitations described herein)), and its rights against the Other Guarantors pursuant to the terms of the Other Guarantees; and (ii) recourse against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors pursuant to the Other Guarantees shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Guarantor and each Sponsor Affiliate in respect of any liabilities or obligations arising under the Merger Agreement or the transactions contemplated thereby. For purposes of this Limited Guarantee, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing; provided, that, if the Person is an Other Guarantor, such Person shall also have such obligations to Company as are set forth in the Other Guarantee of such Person.

(d)        The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under the Merger Agreement or the transactions contemplated thereby, against the Guarantor or the Sponsor Affiliates except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein), any claims against any Sponsor Affiliate that is an Other Guarantor under an Other Guarantee, any claims for equitable relief permitted under Section 9.12 of the Merger Agreement, or any claims permitted under the Confidentiality Agreement.

(e)        The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Sections 2(b) through (e). Sections 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guarantee.

3.          Changes in Obligations; Certain Waivers.   The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties or any Other Guarantor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties or any Other Guarantor, on the other hand, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties or any Other Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, any Other Guarantee, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of the Buyer Parties to the extent expressly required by the Merger Agreement or to the prior written consent of any of the applicable Other Guarantors, to the extent expressly required by any of the Other Guarantees); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of the Buyer Parties to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantor may have at any time against one or both of the Buyer Parties, any Other Guarantor or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer Parties and Skadden, Arps, Slate, Meagher & Flom LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee). The Guarantor hereby unconditionally and irrevocably agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4.          No Subrogation.   The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or both of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantor shall have the right to cause any other Person to satisfy its payment obligations to the Company under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantor of its obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.

5.          No Waiver; Cumulative Rights.   No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy or power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.          Representations and Warranties.   The Guarantor hereby represents and warrants that:

(a)        the Guarantor has full limited partnership or limited liability company, as the case may be, power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, and the execution, delivery and performance of this Limited Guarantee by Guarantor has been duly authorized by all necessary limited partnership or limited liability company, as the case may be, action on the part of Guarantor;

(b)        this Limited Guarantee is the valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)        no further approval of the Guarantor’s board of directors, managers, members, partners, stockholders or other security holders is required for the execution, delivery and performance of this Limited Guarantee by the Guarantor and the execution, delivery and performance of this Limited Guarantee by the Guarantor do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its assets;

(d)        all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guarantee; and

(e)        such Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7.          Continuing Guarantee; Termination.   This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guarantee have been irrevocably paid in full. Notwithstanding the foregoing and subject to the proviso below, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation; provided, that if the Company commences an action with respect to this Limited Guarantee in a court of competent jurisdiction, this Limited Guarantee shall remain in full force and effect until the final resolution of such action. Notwithstanding the foregoing, in the event that the Company, any of its Subsidiaries or Affiliates asserts in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantor to the Cap plus the Prevailing Party Costs, or the provisions of Sections 2(a), 2(c), 2(d), 7, 9, 10, 11, 16, 17 and the third to last sentence of Section 3 of this Limited Guarantee, are illegal, invalid or unenforceable in whole or in part, or that the Guarantor is liable for amounts in excess of its Obligations hereunder (plus Prevailing Party Costs) as a result of the Merger Agreement or this Limited Guarantee (which shall include, without limitation, any losses, damages, obligations or liabilities suffered as a result of the Merger Agreement and the transactions contemplated thereby (including the termination of the Merger Agreement or the breach of the Merger Agreement by the Buyer Parties)) or (2) that the Guarantor, any Sponsor Affiliate, or any Buyer Party is liable for any losses, damages, obligations or liabilities suffered as a result of this Limited Guarantee or the Merger Agreement and the transactions contemplated thereby (including as a result of the termination of the Merger Agreement, any breach of the Merger Agreement by the Buyer Parties or the failure of the transactions contemplated by the Merger Agreement to be consummated) other than liability of the Guarantor under this Limited Guarantee and the Other Guarantors under the Other Guarantees (as limited by the provisions hereof and thereof), then (x) the Obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payment under this Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither the Guarantor nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

8.          Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)        If to Guarantor:

ValueAct Capital Master Fund, L.P.
c/o ValueAct Capital
435 Pacific Ave., 4th Floor
San Francisco, CA 94133
Attention: Allison Bennington
Tel: (415) 362-3700
Fax: (415) 362-5727

with copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attn: Christopher G. Karras
Tel: (215) 994-2412
Fax: (215) 655-2412

(b)        If to the Company:

ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, IN 46032
Attention: George J. Lawrence
Facsimile No.: (317) 249-4505
Telephone No.: (317) 249-4255

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Robert S. Townsend
Facsimile No.: (415) 268-7522
Telephone No.: (415) 268-7080

9.          Amendment.   This Limited Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

10.        Severability.   If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.

11.        Entire Agreement.   This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

12.        Assignment.   Neither the Company nor the Guarantor may assign its rights, interests or obligations under this Limited Guarantee to any other Person (except by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided, that (i) the Guarantor may assign all or a portion of its rights or obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Guarantor, and (ii) if a portion of the Guarantor’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided, however, that no such assignment shall relieve the Guarantor of its Obligations hereunder, unless otherwise agreed in writing by the Company.

13.        Parties in Interest.   This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guarantee, except with respect to an assignee permitted by Section 12 hereof.

14.        Governing Law; Jurisdiction.   This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts to be performed entirely within such state, including all matters of construction, validity and performance, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except for mandatorily applicable provisions of the Delaware General Corporation Law. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the United States District Court for the Southern District of

New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

15.        Counterparts; Facsimile Delivery.   This Limited Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.        Costs and Expenses.   In any action at law or suit in equity to enforce this Limited Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Any payment by the Guarantor under this Section 16 shall not reduce, limit or otherwise affect the other obligations of the Guarantor hereunder or be counted towards the Cap.

17.        Waiver of Jury Trial.   Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this limited guarantee or any of the transactions contemplated hereby.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

VALUEACT CAPITAL MASTER FUND, L.P.

			By:	VA Partners, LLC, its general partner

			By:	/s/ George F. Hamel, Jr.
			Name:	George F. Hamel, Jr.
			Title:	Managing Member
Accepted and Agreed to:

ADESA, Inc.

By:	/s/ David G. Gartzke
	Name:	David G. Gartzke
	Title:	Chairman and Chief Executive Officer

ANNEX C

OPINION OF CREDIT SUISSE SECURITIES (USA) LLC

December 21, 2006

Board of Directors

ADESA, Inc.

13085 Hamilton Crossing Boulevard

Carmel, IN  46032

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (“Company Common Stock”), of ADESA, Inc. (the “Company”), other than the Acquiror (as defined below) and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among KAR Holdings II, LLC (the “Acquiror”), KAR Holdings, Inc., a wholly owned subsidiary of the Acquiror (“Holdings”), KAR Acquisition, Inc., a wholly owned subsidiary of Holdings (“Merger Sub”), and the Company. The Merger Agreement will provide for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will become an indirect wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $27.85 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed a draft of the Merger Agreement received by us on the date hereof, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have used for purposes of our analysis, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and the Board of Directors of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger, that the Merger Agreement when signed will conform to the draft Merger Agreement reviewed by us in all respects material to our analyses, and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement reviewed by us without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Acquiror and its affiliates, of the Merger Consideration and does

C-1

not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not involved in any of the determinations of the Board of Directors or the management of the Company to pursue strategic alternatives for the Company, including the Merger, in the negotiation of any of the terms of the Merger, or in the solicitation of third party indications of interest in acquiring all or any part of the Company.

We have been engaged solely to provide an opinion in connection with the Merger and will receive a significant portion of our fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, its affiliates and affiliates of the Acquiror unrelated to the merger, for which services we have received, and would expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in affiliates of the Acquiror. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, its affiliates and affiliates of the Acquiror and any other entities involved in the Merger and, accordingly, may at any time hold a long or a short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than the Acquiror and its affiliates, in the Merger is fair to such holders, from a financial point of view.

Very truly yours,
/s/ CREDIT SUISSE SECURITIES (USA) LLC

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS

§ 262.              Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  ADESA, Inc.
13085 Hamilton Crossing Blvd.
Carmel, Indiana 46032

P R O X Y

FOR SPECIAL MEETING OF THE STOCKHOLDERS OF ADESA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints GEORGE J. LAWRENCE, REBECCA C. POLAK and MICHELLE MALLON as proxies, each with full powers of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of ADESA, Inc. held of record by the undersigned on [_____], 2007, at the special meeting of ADESA stockholders to be held on _____, 2007, at 10:00 a.m., local time, at the Company’s executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032, and at any postponement or adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying notice of special meeting of stockholders and the proxy statement with respect thereto and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

This proxy, when properly executed and returned in a timely manner, will be voted at the ADESA special meeting and any postponement or adjournments thereof in the manner directed herein. If no contrary indication is made, the proxy will be voted “FOR” the proposals below and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the ADESA special meeting.

(Continued and to be signed on the reverse side)

Address Change/Comments

▲ FOLD AND DETACH HERE ▲

You can now access your ADESA, Inc. account online.

Access your ADESA, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for ADESA, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status	View payment history for dividends
View certificate history	Make address changes
View book-entry information	Obtain a duplicate 1099 tax form
Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. If no direction is provided, this proxy will be voted as recommended by the Board of Directors.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

1.               Proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 22, 2006, by and among ADESA, Inc., KAR Holdings II, LLC, KAR Holdings, Inc. and KAR Acquisition, Inc., pursuant to which KAR Acquisition, Inc. will merge with and into ADESA, Inc. and ADESA, Inc. will become a wholly-owned subsidiary of KAR Holdings, Inc.  The adoption and approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN

2.               Proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

FOR	AGAINST	ABSTAIN

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the ADESA special meeting or any postponement or adjournment thereof.

Signature	Signature if held jointly	Dated:	, 2007

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.
When shares of common stock are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to the day of the special meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares of common stock in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/kar	OR	1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Proxy Statement on the Internet at www.adesainc.com